Exhibit 99.1

Certain schedules in this Exhibit 99.1 have been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

ASSET PURCHASE AGREEMENT

Dated as of September 30, 2013

by and among

Autobytel Inc.,
Advanced Mobile, LLC and Advanced Mobile Solutions Worldwide, Inc.

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement is made and entered into as of September 30, 2013 ("Effective Date") by and among Autobytel Inc., a Delaware corporation ("Purchaser"), Advanced Mobile, LLC, a Delaware limited liability company ("Seller"), and Advanced Mobile Solutions Worldwide, Inc., a Delaware corporation ("Seller Parent").  Seller and Seller Parent are collectively referred to herein as the "Selling Group" and sometimes each individually as a "Selling Group Member."  Purchaser, Seller, and Seller Parent are referred to herein collectively as the "Parties" and sometimes each individually as a "Party."

BACKGROUND
Seller is engaged in the Business. Upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from Seller, all of the Purchased Assets and the Seller desires to assign to the Purchaser, and the Purchaser desires to assume from Seller, the Assumed Liabilities and Obligations.
In consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the Parties, intending to be legally bound, do hereby agree as follows.
ARTICLE I
 DEFINITIONS
1.1            Certain Definitions.  As used in this Agreement, the following defined terms shall have the meanings ascribed below:
"Accounts Receivable" means all accounts or notes receivable held by Seller and any security, claim, remedy or other right to the foregoing.

"Action" means any complaint, claim, demand, prosecution, indictment, action, litigation, lawsuit, arbitration, proceeding, hearing, inquiry, audit, or investigation (whether civil, criminal, judicial or administrative, and whether formal or informal, and whether public or private) made or brought by any Person or brought or heard by or before any Governmental Authority.

"Affiliate" means, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, more than 50% of the voting capital shares or other voting equity interests or securities of such Person, and (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person.  For the purpose of this definition, "control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" means this Asset Purchase Agreement and all Exhibits, Schedules and other attachments hereto, as the same may be amended from time to time in accordance with the terms hereof.

"Agreed Upon Closing Working Capital Calculation Principles" means the accounting and other principles, practices and methodologies set forth in the Preliminary Closing Working Capital Schedule which have been agreed upon by the Parties for purposes of calculating the Preliminary Closing Working Capital and the Final Closing Working Capital.

"Arbitration Organization" means the Judicial Arbitration and Mediation Service.

"Assumed Contracts" means only those Business Contracts listed on the Assumed Contracts and Liabilities Schedule.

"Assumed Contracts and Liabilities Schedule" means Exhibit B attached hereto.

"Assumed Liabilities and Obligations" means only those Liabilities of the Business listed on the Assumed Contracts and Liabilities Schedule.

"ATS" means Advanced Telecom Services, Inc., a Delaware corporation.

"Bill of Sale and Assignment" means the Bill of Sale, Assignment and Assumption Agreement substantially in the form of Exhibit G attached hereto.

"Business" means the provision of mobile marketing solutions (e.g., mobile applications, mobile portals, mobile websites, text-chat, mobile text marketing, self-service mobile messaging, quick response codes, text messaging, short message service and multimedia message service) for the automotive industry and related products and services (including without limitation, manufacturing, sales and distribution (including automotive manufacturers and dealers) of automobiles, marketing and advertising (including purchase request or leads referral), financing, warranties, insurance, parts and accessories, and service and repairs); homebuilding industry and related products and services (including without limitation, construction, manufacturing, sales and distribution (including builders and developers) of new homes (including manufactured homes), marketing and advertising (including purchase request or leads referral)); newspapers and their online properties and affiliates, and all other media (excluding other media unrelated to the automotive industry and homebuilding industry), as conducted by Seller or Seller Parent prior to the Closing Date.
"Business Contracts" means the Business Real Property Leases, the Business Intellectual Property Contracts, and the other Contracts required to be identified in any Schedule to this Agreement, including in the Disclosure Schedule (and "Business Contract" means any one of them individually).

"Business Location State" means the Commonwealth of Pennsylvania.

"Business Day" means any day, other than a Saturday, Sunday, or any other day on which banks located in the State of California, USA are authorized or required by Law to close.

"Business Employees" means the full and part-time (if any) employees of Seller or Seller Parent.

"Change in Control of Purchaser" means the (i) consummation of a reorganization, merger or consolidation of Purchaser with or into another entity as a result of which transaction the stockholders of Purchaser immediately prior to such transaction own, immediately after such transaction, a number of voting securities of Purchaser that represent less than fifty percent (50%) of either (1) the then outstanding shares of common stock of Purchaser; or (2) the combined voting power of the then outstanding voting securities of Purchaser entitled to vote generally in the election of directors; (ii) sale or other disposition of all or substantially all of the assets of Purchaser to Person other than an Affiliate of Purchaser; or (iii) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such act) of more than 50% of either (1) the then outstanding shares of common stock of Purchaser; or (2) the combined voting power of the then outstanding voting securities of Purchaser entitled to vote generally in the election of directors.

"Closing Schedule" means Exhibit F attached hereto.

"Closing Working Capital" means the Working Capital as of the Closing Date.

"COBRA" means Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

"Code" means the Internal Revenue Code of 1986, as amended, or any successor Law, and the rules and regulations issued by the IRS pursuant thereto or to any successor Law.

"Consent" means any approval, consent, permission, ratification, waiver, or other authorization of any Person (including any Governmental Authority).

"Costs of Revenues" for purposes of calculating Contingent Payments shall mean costs of revenues as determined by GAAP (as GAAP may change over the Contingent Payments Component Period), excluding estimated gross-up for customer pass-through expenses and DMI data feed accrual and including Purchaser employees used for the purpose of customer and/or text chat support, who will be placed in a unique cost center which will be included in Costs of Revenue. As of the Closing, Costs of Revenues included the following items:

DMI Cars2Go Data Feed & Stock Photos
Reseller revenue share
Content expense
Domain name registration expense
BHI Commission
800 dealer call tracking
Bad debt expense
Elavon & AMEX credit card merchant fees
Managed Services - WebHosting.net
Customer support wages
Text chat support wages
App Developer revenue share
Short code expense
Text messaging costs
Short code set-up cost
Short code gateway fees

"Contingent Payments Component Schedule" means Exhibit D attached hereto.

"Contingent Payments Component Measurement Period" means each calendar quarter period within the Contingent Payments Component Period as reflected on the Contingent Payments Component Schedule.

"Contingent Payments Component Period" means the period commencing on January 1, 2014 and ending on December 31, 2016.

"Contract" means any agreement, contract, obligation, promise, note, bond, mortgage, undertaking, indenture, purchase order, sales order, instrument, lease, franchise, license, permit, understanding, arrangement, commitment or undertaking, whether written or oral, or express or implied, and in each case, including all amendments thereto.

"Current Fiscal Year" means Seller's fiscal year ending December 31, 2013.

"DOL" means the United States Department of Labor.

"Disclosure Schedule" means Exhibit L attached hereto.

"EEOC" means the United States Equal Employment Opportunity Commission.

"Electronic Transmission" means a communication (i) delivered by facsimile, telecommunication or electronic mail when directed to the facsimile number of record or electronic mail address of record, respectively, which the intended recipient has provided to the other party for sending notices pursuant to this Agreement and (ii) that creates a record of delivery and receipt that is capable of retention, retrieval, and review, and that may thereafter be rendered into clearly legible tangible form.

"Employee Benefit Plans" means collectively, all "employee benefit plans" within the meaning of Section 3(3) of ERISA (including multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan, and other employee benefit plans (including health, medical, dental, and similar benefit plans), programs, Contracts and other arrangements, whether or not subject to ERISA, including any funding mechanism therefor now in effect or required in the future as a result of the Transactions or otherwise, whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, or any current or former owner, director, officer, or consultant of Seller, Seller Parent or any Predecessor has any present or future right to benefits and which are contributed to, sponsored by or maintained by or for the benefit of Seller, Seller Parent or any of their respective Affiliates, or (ii) Seller or Seller Parent has or is reasonably likely to have any present or future Liability, or (iii) the Purchaser or any of its Affiliates is reasonably likely to have any Liability after the Closing.

"Encumbrance" means any mortgage, charge, claim, condition, equitable interest, community or other marital property interest, lien, option, pledge, security interest, right of first refusal, right of first option, easement, right-of-way, encroachment, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership and including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction, and including any lien or charge arising by statute or other Laws or which secures the payment of a debt (including any Taxes due and payable) or the performance of an obligation.

"Environment" means all air, surface waters, groundwater, or land, including soil, land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

"Environmental Claim" means any Action, notice or other written communication of any kind by any Governmental Authority alleging any violation of any Environmental Laws or any actual or potential Environmental Liabilities.

"Environmental Law" means any and all federal, state, local, provincial and foreign, civil and criminal laws, statutes, ordinances, orders, codes, rules, regulations, Environmental Permits, policies, guidance documents, judgments, decrees, injunctions, or agreements with any Governmental Authority, relating to the protection of health or the Environment, or worker health and safety, or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Materials, whether now existing or subsequently amended or enacted, including: the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq. ("CERCLA"); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. § 6901 et seq.; the Toxic

Substances Control Act, 15 U.S.C. § 2601 et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. § 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and the state analogies thereto, all as amended or superseded from time to time; and any common law doctrine, including negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Material.

"Environmental Liabilities" means any Liabilities relating to or arising under any Environmental Laws or otherwise relating to the Environment.  Environmental Liabilities include the cost of any Response, Removal, or Remedial Action or any other action, including investigation, reporting or monitoring relating to the Environment.

"Environmental Permit" means any Governmental Authorizations under or in connection with any Environmental Law and includes any and all Orders or Contracts issued or entered into by or with a Governmental Authority under any Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means any trade or business, whether or not incorporated, under common control with Seller or Seller Parent within the meaning of Section 414(b), (c), (m) or (o) of the Code.

"Excluded Assets" means only those assets of Seller listed on the Excluded Assets Schedule.

"Excluded Assets Schedule" means Exhibit C attached hereto.

"Excluded Contracts" means all Contracts to which Seller or Seller Parent is a party or bound, other than the Assumed Contracts.

"Excluded Liabilities and Obligations" means all Liabilities of Seller other than the Assumed Liabilities and Obligations. The Excluded Liabilities and Obligations include without limitation: (i) any Liabilities with respect to Taxes incurred by Seller prior to the Closing Effective Time or that relate to any period prior to the Closing Effective Time, whether now or hereafter existing; (ii) any Liabilities to current or former employees incurred by Seller prior to the Closing Effective Time or that relate to any period prior to the Closing Effective Time, including Liabilities under any Contracts with any such current or former employees, and Liabilities for compensation or severance payable to any such current or former employees; (iii) any trade accounts payable and other Liabilities arising out of or relating to the Purchased Assets or the conduct of the Business before the Closing, other than the accounts payable that are included in the Preliminary Working Capital Schedule or incurred prior to Closing in the Ordinary Course of Business and consistent with Seller's past practice that are not past due and that are included in the calculation of the Final Closing Working Capital; (iv) any Liabilities with respect to any Actions or threatened Actions arising out of or based on events, occurrences, facts, acts, omissions or circumstances existing or occurring, or relating to periods, before the Closing or the conduct of the Business before the Closing, even if such Action or threatened Action is disclosed as an exception in the Disclosure Schedule; (v) any Liabilities arising out of the operations and business of Seller or its Predecessors or Affiliates before or after the Closing, other than Liabilities that are included in the Preliminary Working Capital Schedule; (vi) any Liabilities arising from or in connection with or relating to any Excluded Assets; (vii) any Liabilities with respect to any Indebtedness, other than Liabilities that are included in the Preliminary Working Capital Schedule or that are included in the calculation of the Final Closing Working Capital; (viii) any Environmental Liabilities; (ix) any Liabilities resulting from Seller entering into and performing its obligations in connection with, or consummating, the Transactions; (x) any Liabilities arising out of or in connection with any Employee Benefit Plans, including any failure to comply with applicable Laws with respect thereto or the governing documents thereof; (xi) any Liabilities arising out of or relating to any failure to obtain a Consent under a Nonassignable Contract before the Closing; (xii) any Liabilities for defective goods or services sold on or before the Closing Date or for damage or injury to person or property which arise out of or relate to occurrences, events, facts or circumstances that existed or occurred on or before the Closing Date; (xiii) any Liabilities to any current or former holders of any securities of Seller or any Affiliates of Seller (including any holders of any preferred stock or membership interests of Seller, and any holders of options or warrants to acquire securities of Seller), including Liabilities to pay dividends, whether or not arising out of or relating to the Transactions; and (xiv) any Liabilities for severance or other obligations to Business Employees, including any compensation or other amounts payable to any current or former employee (including any Business Employee) arising out of or relating to such Person's employment (or the termination thereof) with Seller, including hourly pay, commission, bonus, salary, accrued vacations, fringe, pension or profit sharing benefits, retention or severance pay payable to any current or former employee (including any Business Employee) of Seller.

"Federal Funds Rate" means for each day, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day by federal funds brokers, computed and released by the Federal Reserve Bank of New York (or any successor).  Any change in the Federal Funds Rate shall be effective immediately without notice or demand of any kind.

"Final Holdback Release Date" means the first Business Day following the expiration of the Holdback Period.

"Financial Statements" means (i) the unaudited financial statements of Seller consisting of the balance sheets of the Seller as of December 31 in each of the years 2010, 2011 and 2012 and the related statements of income and retained earnings, stockholders' equity and cash flow for the years then ended, (ii) unaudited financial statements consisting of the Most Recent Balance Sheet and the related statements of income and retained earnings, stockholders' equity and cash flow for the eight (8) month period then ended, and (iii) the Monthly Financial Statements.

"GAAP" means generally accepted accounting principles for financial reporting in the United States as in effect as of the Closing Date, applied consistently with past practice.

"Governing Documents" means (i) with respect to a corporate Person, such Person's (1) certificate or articles of incorporation or other formation document, as amended to date, and (2) bylaws; and (ii) with respect to a limited liability company Person, such Person's (1) certificate of formation or organization or other formation document, and (2) operating or similar agreement or document.

"Governmental Authority" means any:  (i) nation, state, county, city, town, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (iv) multi-national organization or body; (v) stock exchange or quotation service; (vi) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature; (vii) arbitrator or mediator; or (viii) any official or authorized representative of any of the foregoing.

"Governmental Authorization" means any Consent, permit, license, Order or other authorization issued, granted, given, or otherwise made available by or under the authority, or any requirement, of any Governmental Authority or pursuant to any Laws, including Environmental Permits.

"Hazardous Material" means any waste, substance or material that is classified, or otherwise characterized under or pursuant to any Environmental Law as "hazardous," "toxic," "pollutant," "contaminant," "radioactive," or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, medical waste and urea formaldehyde insulation and any other substance or material that is regulated or is reasonably likely to result in liability under any Environmental Law.

"HIPAA" means Section 9801 of the Code and Part 7 of Subtitle B of Title I of ERISA.

"Holdback Amount" means Seven Hundred Fifty Thousand Dollars ($750,000.00).

"Holdback Period" means the period commencing on the Closing Date and ending on the eighteen month anniversary of the Closing Date.

"Indebtedness" means all (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, notes or similar instruments, (iii) guarantees of indebtedness of others or other commitments, obligations, or undertakings to pay any obligations of others or to assure any creditor against loss, (iv) obligations upon which interest charges are customarily paid, (v) capitalized lease obligations, (vi) obligations under conditional sale or other title retention agreements, (vii) obligations issued or assumed as the deferred purchase price of property or services, (viii) obligations secured by any Encumbrance on property or assets, and (ix) all accrued and unpaid interest and penalties on any of the foregoing (including prepayment penalties), and all costs, expenses and other charges included in any of the foregoing.

"Indemnification Period" means the period commencing on the Closing Date and ending on the eighteen month anniversary of the Closing Date.

"Indemnification Basket Amount" means Fifty Thousand Dollars ($50,000.00).

"Indemnification Cap Amount" equals One Million Dollars ($1,000,000.00).

"Independent Accountant" means BDO USA, LLP.

"Individual Beneficial Owners" means the following individuals who hold beneficial ownership in Seller or Seller Parent: Bret Dunlap, Robert Bentz, David Sawyer, Eric Deininger and Paul Hehn.

"Individual Beneficial Owners Indemnification, Noncompetition and Confidentiality Agreement" means the Individual Beneficial Owners Indemnification, Noncompetition and Confidentiality Agreement substantially in the form attached hereto as Exhibit K attached hereto.

"Intellectual Property" means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and other indications of origin, and all corporate names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith in any jurisdiction; (iii) all copyrights and works of authorship (whether copyrightable or not), and all applications, registrations, and renewals in connection therewith in any jurisdiction; (iv) all mask works and all applications, registrations, and renewals in connection therewith in any jurisdiction; (v) all Trade Secrets and Confidential Information; (vi) all Software; (vii) all websites, website content, and domain names and short codes (including registrations thereof); (viii) all other intellectual property and/or proprietary rights; (ix) all tangible embodiments of any of the foregoing (in whatever form or medium), including all copies thereof; and (x) all claims and causes of action for infringement, misappropriation or dilution of any of the foregoing.

"Intellectual Property Assignment" means Exhibit H attached hereto.

"Interim Holdback Release Date" means the first Business Day following the twelve-month anniversary of the Closing Date.

"Inventory" means any inventory, including all raw materials, work-in-process, finished goods and products under research and development, and all spare parts and accessories thereto, and all other materials and supplies used, usable or held for use in the production of finished goods, wherever located.

"IRS" means the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.

"Knowledge" (and any derivations thereof), with respect to Seller or Seller Parent, means the actual knowledge of any of Seller's officers or limited liability company Managers or of any of Seller Parent's officers or directors, and the knowledge that any such individuals would reasonably be expected to have, given their respective roles and responsibilities, after due inquiry.

"Laws" means any federal, state, local, municipal, foreign, international, multinational, or other order, constitution, law, ordinance, principle of common law, regulation, statute, rule, treaty, permit, license, certificate, judgment, Order, decree, award or other decision or requirement of any arbitrator or Governmental Authority.

"Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, nature, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

"Material Adverse Effect" means any material adverse change in, or effect on, the assets, financial condition or results of operations of Seller or the Business or that could reasonably be expected to have any material adverse change in, or effect on, Purchaser's ability to operate the Business after the Closing; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that affect generally the industries in which the Business operates; (iii) any particular facts or circumstances of which Purchaser had actual knowledge prior to Closing that would constitute the basis for a claim for indemnification under Article VI; (iv) the effect of any changes in applicable Laws or accounting rules, including GAAP; or (v) conditions caused by acts of terrorism or war (whether or not declared) or any man-made disaster or acts of God..

"Monthly Financial Statements"  means unaudited balance sheets of Seller as at the last day of each calendar month during the period commencing January 1, 2013 and ending August 31,  2013 and income statements, statements of cash flow and statements of shareholders' equity of Seller for the partial year ending on the last day of each such calendar month.

"Most Recent Balance Sheet" means the unaudited balance sheet of Seller as at August 31, 2013.

"Most Recent Fiscal Year End" means December 31, 2012.

"Off-the-Shelf Software" means commercially available desktop computer Software licensed non-exclusively under "shrink wrap" or other comparable standard form licenses.

"Open Source Software" means each of: (a) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software (e.g., GNU General Public License, Apache Software License, or MIT License), or pursuant to similar licensing and distribution models, and (b) any Software that requires as a condition of use, modification, hosting, and/or distribution of such Software, or of other Software used or developed with, incorporated into, derived from, or distributed with such Software, that such Software or other Software: (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, (iii) be redistributed, hosted or otherwise made available at no or minimal charge, or (iv) be licensed, sold or otherwise made available on terms that: (x) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such Software or other Software, (y) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such Software or other Software, or (z) limit in any manner the ability to enforce the Intellectual Property Rights in such Software.

"Opinion of Seller Counsel" means the opinion of Royer Cooper Cohen Braunfeld, LLC, counsel to Seller and Seller Parent in form acceptable to Purchaser.

"Order" means any judgment, decision, order, injunction, decree, award, or writ of any Governmental Authority.

"Ordinary Course of Business" means an action taken by a Person with respect to the Business that is consistent with past practices of the Business and is similar in nature and magnitude to actions taken in normal day-to-day operations of the Business (including with respect to quantity and frequency) consistent with past practices and was not taken in contemplation of any of the Transactions.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Permitted Encumbrances" means (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (ii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business; (iii) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (iv) other imperfections of title or Encumbrances, if any, that have not had, and will not have, a Material Adverse Effect.

"Person" means any natural person, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity, or a Governmental Authority.

                "Personal Information" means any financial or other nonpublic personal information about or relating to any individual that is received, generated, collected, or processed by Seller, regardless of the medium involved (e.g., paper, electronic, video, audio).

"Predecessor" means any Person whose Liabilities, including Tax Liabilities or Environmental Liabilities, have been retained or assumed by Seller, or to which Seller is otherwise the successor, either contractually or by operation of Law.

"Preliminary Closing Working Capital" means the Closing Working Capital estimated by the Parties based on the Most Recent Balance Sheet for purposes of the Closing, which amount is Forty Thousand Seven Hundred One Dollars ($40,701.00).

"Preliminary Closing Working Capital Adjustment" means the difference between the Preliminary Closing Working Capital and the Target Closing Working Capital, which amount is Forty Thousand Seven Hundred One Dollars ($40,701.00).

"Preliminary Closing Working Capital Schedule" means Exhibit E attached hereto, which exhibit includes a good faith calculation of the Preliminary Closing Working Capital and the Preliminary Working Capital Adjustment in accordance with the Agreed Upon Closing Working Capital Principles based on the Most Recent Balance Sheet.

"Purchased Assets" means all of the assets, rights, privileges, interests, licenses and properties, of every type and description, owned, leased, licensed, used, useable or held for use by Seller or Seller Parent in connection with the Business, other than the Excluded Assets, including all of the assets listed on the Purchased Assets Schedule.

"Purchased Assets Schedule" means Exhibit A attached hereto.

"Related Party" means (i) Seller, (ii) Seller Parent, (iii) any former holder of any securities of Seller or Seller Parent, (iii) any current or former director, manager, officer, employee, shareholder or member of Seller or Seller Parent, (iv) any partner or joint venturer of Seller or Seller Parent; (v) any Person related by blood, marriage or adoption to any Person referenced in the foregoing clauses (i)-(iv); (vi) any trustee or beneficiary of any trust established by any Person referenced in the foregoing clauses (i)-(v) or of which any Person referenced in the foregoing clauses (i)-(v) is a beneficiary; and (vii) any Affiliate of any of the foregoing.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material into the Environment.

"Response," "Removal," and "Remedial Action" have the meanings ascribed to them in Sections 101(23)-101(25) of the CERCLA.

"Restricted Period" means the period commencing on the Closing Date and ending on the fifth annual anniversary of the Closing Date.

"Software" means all computer software and subsequent versions thereof, including source, object, executable, or binary codes, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons, and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

"Tangible Personal Property" means any machinery, equipment, computers, furniture, tools, supplies, Inventory, motor vehicles, and other tangible personal property, including all attachments and accessories to, and replacements of, any of the foregoing (and any parts or components thereof), and all express or implied warranties of, and rights against all, manufacturers, suppliers, sellers, lessors or licensors of any of the foregoing (or any parts or components thereof).

"Target Closing Working Capital" means a Closing Working Capital of Zero Dollars ($0.00) as of the Closing Date.

                "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, occupation, sales, use, excise, severance, stamp, occupancy, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, net proceeds, transfer, withholding, social security or similar, unemployment, disability, greenmail, real and personal property (tangible and intangible), production, escheat, registration, value added, alternative or add-on minimum, estimated or other similar taxes, or other tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature, imposed by any Tax Authority, together with any interest, penalties or additions to tax relating thereto, and including an obligation to indemnify or assume or otherwise succeed to or otherwise be liable for the tax liability of any other Person (including any Predecessor) as a transferee or successor or otherwise.

"Tax Authority" means any branch, office, department, agency, instrumentality, court, tribunal, officer, employee, designee, representative, or other Person that is acting for, on behalf or as a part of any Governmental Authority that is engaged in or has any power, duty, responsibility or obligation relating to the legislation, promulgation, interpretation, enforcement, regulation, monitoring, supervision or collection of or any other activity relating to any Tax or Tax Return.

"Tax Proceeding" means any audit, examination, review, reassessment, litigation or other administrative or judicial proceeding or other Action relating to any Tax for which Seller is (or is asserted to be) or may be liable.

"Tax Return" means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any attachment or amendment to any of the  foregoing (including any consolidated, combined or unitary return) submitted or required to be submitted to any Tax Authority and any claims for refund of Taxes paid.

"Trade Secrets and Confidential Information" means know-how, trade secrets, confidential information, proprietary information, information of or regarding the Business and its operations, assets, results of operations, customers, vendors,  plans and financial condition, data, databases and technical information and all rights in, arising out of or associated therewith.

"Transaction Documents" means this Agreement and the Transfer Documents.

"Transactions" means the transactions contemplated by the Transaction Documents.

"Transfer Documents" means the Bill of Sale and Assignment, Intellectual Property Assignment and such other deeds, agreements and instruments of sale, assignment and transfer, each in form and substance mutually satisfactory to the Purchaser, as Purchaser deems necessary or appropriate to transfer good, valid and marketable title to the Purchased Assets from Seller to Purchaser, free and clear of all Encumbrances other than Permitted Encumbrances.

"Transferred Business Employees" means only those Business Employees listed on the Transferred Business Employees Schedule, which Business Employees have accepted employment with the Purchaser or Purchaser promptly following the Closing in accordance with an employment offer from either Purchaser or Purchaser.

"Transferred Business Employees Schedule" means Exhibit I attached hereto.

"Transition Services and Space Sharing Arrangements Agreement" means the Transition Services and Space Sharing Arrangements Agreement between Purchaser, Seller, Seller Parent and ATS substantially in the form of Exhibit J attached hereto.

"Valuation Consultant" means Strategic Equity Group.

"WARN" means the federal Worker Adjustment and Retraining Notification Act or any similar state or local laws, rules or regulations.

"Working Capital" means the result of subtracting the aggregate amount of the current Liabilities of the Business as of the Closing Date (as of immediately before the Closing) that are included in the Assumed Liabilities and Obligations from the aggregate amount of the current assets of the Business as of the Closing Date that are included in the Purchased Assets, all as determined in accordance with the Agreed Upon Working Capital Calculation Principles.

1.2            Other Definitions.  In addition to terms otherwise defined in this Agreement, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
"Affiliate Assignee" "Ben Franklin" "Business Intellectual Property"	7.3 5.7(b) 3.16
"Business Intellectual Property Contracts"	3.16
"Business Names"	Purchased Assets Schedule
"Business Products"	3.16
"Business Records"	Purchased Assets Schedule
"Business Real Property"	Purchased Assets Schedule
"Business Real Property Leases"	3.14
"Business Relationships"	Purchased Assets Schedule
"Business Services"	3.16
"Closing Balance Sheet"	2.8
"Closing Date"	2.1
"Closing Effective Time"	2.1
"Closing Working Capital Dispute Notice"	2.8
"Closing Working Capital Disputed Item"	2.8
"Closing Working Capital Dispute Resolution Period"	2.8
"Compliance Policies"	3.8
"Consent Required For Closing"	Closing Schedule
"Contingent Payment"	5.11
"Contingent Payments Calculation"	5.11
"Contingent Payments Calculation Date"	5.11
"Contingent Payments Calculation Statement"	5.11
"Contingent Payments Calculation Objection Notice"	5.11

"Contingent Payments Component"	2.7
"Damages" "Disputed Holdback Claim Resolution"	6.1 6.9
"Encumbrance Termination Documents"	5.6
"Final Closing Working Capital"	2.8
"Final Closing Working Capital Statement" "Holdback Claim" "Holdback Claim Notice" "Holdback Claim Objection" "Holdback Release Amount"	2.8 6.7 6.7 6.7 6.7
"Indemnified Party"	6.3
"Indemnifying Party"	6.3
"Insurance Policy" or "Insurance Policies"	3.22
"Licensed Business Intellectual Property"	3.16
"Material Business Relationships"	3.18
"Material Suppliers"	3.18
"Nonassignable Contract"	2.3
"Owned Business Intellectual Property"	3.16
"Party" or "Parties"	Preamble
"Payoff Letters"	Closing Schedule
"Powers of Attorney"	5.9
"Purchase Consideration"	2.7
"Purchase Consideration Allocation"	2.9
"Purchased Accounts Receivable"	Purchased Assets Schedule
"Purchasing Group Indemnitees"	6.1
"Related Party Contract"	3.24

"Review Period"	5.11
"Required Intellectual Property Assignments"	Closing Schedule
"Selling Group Governmental Authorizations"	3.8
"Selling Group Consents and Approvals"	Closing Schedule
"Selling Group Indemnitees"	6.2
"Transferred Business Employees Employment Documents"	Closing Schedule
"Uncollected Purchased Accounts Receivable Amount"	2.8
"Uncollected Purchased Accounts Receivable"	2.8
"Unresolved Closing Working Capital Disputed Items"	2.8

ARTICLE II
 TERMS OF PURCHASE AND SALE
2.1            The Closing.  The closing of the Transactions ("Closing") shall take place on the Effective Date. At the Closing (i) the Seller and Seller Parent, at their expense, shall cause the Purchased Assets to be delivered to and be placed in the possession and control of Purchaser free and clear of Encumbrances other than Permitted Encumbrances; and (ii) the respective Parties shall take the actions or shall deliver to the other Parties the items listed on the Closing Schedule. The date of the Closing is referred to as the "Closing Date." The Parties intend that the Closing shall be effective for all purposes as of 12:01 a.m. Eastern Daylight Time on the first day following the Closing Date ("Closing Effective Time").
2.2            Purchased Assets. Effective as of the Closing Effective Time, Seller and Seller Parent hereby sells, transfers, conveys, assigns and delivers to Purchaser (or at Purchaser's option, to Purchaser's designated Affiliate) good, valid and marketable title to all Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.
2.3            Assumed Contracts.
(a)            Effective as of the Closing Effective Time, Purchaser assumes the Assumed Contracts and the Assumed Liabilities and Obligations related to the Assumed Contracts.
(b)            If any Assumed Contracts included in the Purchased Assets may not be transferred without the Consent of another Person, or if such transfer or attempted transfer, absent the Consent of the Person, would constitute a breach thereof or a violation of any Law or Governmental Authorization, or cause or permit the loss or waiver of any right or entitlement thereunder, or cause or permit the termination thereof or any change in the terms thereof (each, a "Nonassignable Contract"), then Seller shall, at its own expense (including payment of any fees and costs imposed in connection with the request for, or as a condition to the issuance of, any such Consent) and without any amendments to or changes in the material terms of (or any of the respective material rights and obligations of the Parties under) any Nonassignable Contract (except as expressly permitted or required under this Agreement or consented to by Purchaser in writing), use commercially reasonable efforts to obtain all such Consents before the Closing.  If any Consent to a Nonassignable Contract is not obtained before the Closing, then Seller shall, after the Closing (i) use commercially reasonable efforts to obtain such Consent as soon as reasonably possible after the Closing at Seller's sole cost and expense (including payment of any fees and costs imposed in connection with the request for, or as a condition to the issuance of, any such Consent) and without any amendments to or changes in the material terms of (or any of the respective material rights and obligations of the parties under) any Nonassignable Contract, and cooperate with Purchaser in endeavoring to obtain, such Consent at no out-of-pocket cost or expense to Purchaser; and (ii) if and for so long after the Closing as such Consent has not been obtained, cooperate with Purchaser in any commercially reasonable arrangement proposed by Purchaser that is designed to provide for Purchaser the material benefits (including all material economic benefits), claims, and rights under any such Nonassignable Contract, including the enforcement for the benefit of Purchaser of any and all rights of Seller against any other party thereto.  In obtaining any Consent with respect to any Nonassignable Contract, Seller will not agree to or permit any material amendments or material changes to any of the terms of (or any of the respective rights and obligations of the Parties under) any Nonassignable Contract without the consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, only the Consent Required For Closing shall be a condition to the Closing, provided that Seller shall use commercially reasonable efforts to obtain all Consents to Nonassignable Contracts before the Closing, and provided further that Seller shall be and remain obligated to use commercially reasonable efforts to obtain after the Closing as provided in this Section 2.3(b) any such Consents that are not obtained before the Closing.
2.4            Assumed Liabilities and Obligations.  Effective as of the Closing Effective Time, Purchaser hereby assumes only the Assumed Liabilities and Obligations.  All Liabilities of Seller (including its Predecessors) which are not expressly included in the Assumed Liabilities and Obligations shall be Excluded Liabilities and Obligations.
2.5            Excluded Assets.  Seller shall retain its rights, title and interests in the Excluded Assets from and after the Closing Effective Time.
2.6            Excluded Liabilities and Obligations.
(a)            EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 2.3 AND 2.4 WITH RESPECT TO THE ASSUMED LIABILITIES AND OBLIGATIONS, AND REGARDLESS OF ANY DISCLOSURES MADE IN ANY TRANSACTION DOCUMENTS OR  OTHERWISE, PURCHASER DOES NOT AGREE TO ASSUME AND SHALL NOT ASSUME, OR AGREE TO PAY, DISCHARGE OR PERFORM, AS THE CASE MAY BE, BY VIRTUE OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS OR BY VIRTUE OF ANY OTHER REASON, AND PURCHASER SHALL NOT HAVE ANY LIABILITY FOR, ANY OBLIGATIONS OR LIABILITIES OF SELLER OR SELLER PARENT INCURRED OR OCCURING PRIOR TO THE CLOSING EFFECTIVE TIME, OR THAT RELATE TO ANY PERIOD PRIOR TO THE CLOSING EFFECTIVE TIME OR ANY OF THEIR RESPECTIVE PREDECESSORS OR AFFILIATES OF ANY KIND, CHARACTER OR DESCRIPTION WHATSOEVER, WHETHER RELATED TO THE BUSINESS OR

THE PURCHASED ASSETS OR ANY BUSINESS EMPLOYEES, ALL OF WHICH SHALL BE AND REMAIN THE LIABILITIES OF SELLER OR SELLER PARENT, AND THEIR RESPECTIVE AFFILIATES OR PREDECESSORS, AS APPLICABLE. ANY LIABILITY OR OBLIGATION OF SELLER OR SELLER PARENT AND THEIR RESPECTIVE AFFILIATES AND PREDECESSORS NOT CONSTITUTING ASSUMED LIABILITIES AND OBLIGATIONS SHALL CONSTITUTE EXCLUDED LIABILITIES AND OBLIGATIONS.
(b)            FOLLOWING THE CLOSING EFFECTIVE TIME, NEITHER SELLER NOR SELLER PARENT NOR THEIR RESPECTIVE AFFILIATES AND PREDECESSORS AGREE TO PAY AND SHALL NOT HAVE ANY LIABILITY FOR ANY OF THE ASSUMED LIABILITIES AND OBLIGATIONS UNDER THIS AGREEMENT OR ANY LIABILITIES RELATED TO THE PURCHASED ASSETS OR THE BUSINESS ACCRUING AFTER THE CLOSING EFFECTIVE TIME OF ANY KIND, CHARACTER OR DESCRIPTION WHATSOEVER.
(c)            Seller shall pay, perform, and discharge or otherwise satisfy when due each and every Excluded Liability and Obligation, and shall be solely liable and responsible therefor.
(d)            Purchaser shall pay, perform, and discharge or otherwise satisfy when due the Assumed Liabilities and Obligations and shall be solely liable and responsible therefor.
2.7            Purchase Consideration.
(a)            The consideration to be paid to Seller for the Purchased Assets ("Purchase Consideration") shall consist of the following components:
(i)            Cash in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) ("Cash Component"), as adjusted for the Closing Working Capital Adjustment. The Cash Component, as adjusted for the Preliminary Closing Working Capital Adjustment and as reduced by the Holdback Amount is hereinafter referred to as the "Cash Component Closing Payment"); and

(ii)            the aggregate amount of the contingent payments, if any, paid pursuant to and in accordance with the Contingent Payments Component Schedule, such Contingent Payments not to exceed One Million Five Hundred Thousand Dollars ($1,500,000.00) in the aggregate ("Contingent Payments Component").

(b)            The Parties acknowledge and agree that the Purchase Consideration represents fair consideration and reasonable equivalent value for the Purchased Assets, and the covenants and agreements set forth in this Agreement and the other Transaction Documents, which consideration was agreed upon as a result of arms' length, good-faith negotiations among the Parties and their respective representatives.

2.8            Closing Working Capital Adjustment.
(a)            Immediately prior to the Closing Seller has prepared and delivered to Purchaser the Preliminary Closing Working Capital Statement, which reflects the Preliminary Closing Working Capital and the Preliminary Closing Working Capital Adjustment.
(b)            No later than the ninety-third (93rd) day following the Closing Date, Purchaser shall prepare and deliver to Seller a statement ("Closing Working Capital Statement") consisting of an internally prepared unaudited consolidated balance sheet of Seller as of the Closing Date ("Closing Balance Sheet") and a good faith calculation of the Closing Working Capital, in each case in accordance with the Agreed Upon Closing Working Capital Calculation Principles. The Closing Working Capital Statement, shall identify the amount of the Purchased Accounts Receivable which have not been collected as of the ninetieth (90th) day after the Closing ("Uncollected Purchased Accounts Receivable Amount"), along with a breakdown of the individual uncollected Purchased Accounts Receivable ("Uncollected Purchased Accounts Receivable"). The Uncollected Purchased Accounts Receivable Amount shall be deducted in full from the Accounts Receivable amount reflected on the Closing Working Capital Statement.
(d)            The Closing Working Capital Statement shall become final, binding and conclusive upon, and non-appealable by, the Parties on the thirtieth (30th) day after the receipt by Seller of the Closing Working Capital Statement, unless before such thirtieth (30th) day Seller, reasonably and in good faith, delivers to Purchaser a written notice ("Closing Working Capital Dispute Notice") stating that Seller believes the Closing Working Capital Statement contains mathematical errors or the Closing Balance Sheet was not prepared in accordance with the Agreed Upon Closing Working Capital Calculation Principles, and specifying in reasonable detail each item that Seller disputes (each, a "Closing Working Capital Disputed Item"), the amount in dispute for each Closing Working Capital Disputed Item and the reasons supporting Seller's position.  Seller shall not challenge the Closing Working Capital Statement on any other basis, and Seller shall be deemed to have finally and conclusively agreed with all other items and amounts contained in the Closing Working Capital Statement which are not Closing Working Capital Disputed Items.
(e)            If Seller delivers a Closing Working Capital Dispute Notice before the thirtieth (30th) day after Seller's receipt of the Closing Working Capital Statement, then the Parties shall seek in good faith to resolve the Closing Working Capital Disputed Items during the thirty (30)-day period beginning on the date Purchaser receives the Closing Working Capital Dispute Notice ("Closing Working Capital Dispute Resolution Period").  If the Parties reach agreement with respect to any Closing Working Capital Disputed Items, Purchaser shall revise the Closing Working Capital Statement to reflect such agreement and the Closing Working Capital Statement, as so revised, shall become final, binding and conclusive upon, and non-appealable by, the Parties, except to the extent of any unresolved Closing Working Capital Disputed Items.

(f)            If the Parties are unable to resolve all of the Closing Working Capital Disputed Items during the Closing Working Capital Dispute Resolution Period, then the Parties shall jointly engage and submit the unresolved Closing Working Capital Disputed Items ("Unresolved Closing Working Capital Disputed Items") to the Independent Accountant, provided that if the Independent Accountant does not accept such appointment within ten days after the end of the Closing Working Capital Dispute Resolution Period, then any Party may request the Arbitration Organization to appoint as the Independent Accountant a partner in the Orange County, California office of a nationally recognized independent registered public accounting firm that has not had a material relationship with the Purchaser (or its Affiliates) or Seller (or its Affiliates) within the preceding two years, and such appointment shall be final, binding and conclusive on, and non-appealable by, the Parties.  The Independent Accountant shall act as an arbitrator to determine, based solely on written submissions by Purchaser and Seller and not by independent review, only the Unresolved Closing Working Capital Disputed Items still in dispute and shall be limited to those adjustments, if any, required to be made for the Closing Working Capital Statement to comply with the provisions of this Agreement (and the Independent Accountant may not ascribe to any item a value greater than the greatest value ascribed by Purchaser, on the one hand, or Seller, on the other hand, or less than the lowest value ascribed by Purchaser, on the one hand, or Seller, on the other hand).  The Parties shall use commercially reasonable efforts to cause the Independent Accountant to issue its written determination regarding the Unresolved Closing Working Capital Disputed Items within thirty days after such items are submitted for review.  The Independent Accountant shall make a determination with respect to the Unresolved Closing Working Capital Disputed Items only and in a manner consistent with this Section 2.8(f) and the Agreed Upon Closing Working Capital Calculation Principles, and in no event shall the Independent Accountant's determination of the Unresolved Closing Working Capital Disputed Items be for an amount that is outside the range of Purchaser's and Seller's disagreement. Each Party shall use commercially reasonable efforts to furnish to the Independent Accountant such work papers and other documents and information pertaining to the Unresolved Items as the Independent Accountant may reasonably request.  The determination of the Independent Accountant shall be final, binding and conclusive upon, and non-appealable by, the Parties absent fraud or manifest error, and Purchaser shall revise the Closing Working Capital Statement (including the Closing Balance Sheet) to reflect such determination upon receipt thereof.  The fees, expenses and costs of the Independent Accountant shall be allocated between Purchaser, on the one hand, and Seller, on the other hand, as follows:  (i) Seller shall pay a portion of such fees and expenses, the amount of which shall be calculated by multiplying the total amount of such fees and expenses by a fraction, the numerator of which is the aggregate amount of the Unresolved Working Capital Disputed Items submitted to the Independent Accountant that are resolved in favor of Purchaser, and the denominator of which is the total amount of the Unresolved Working Capital Disputed Items submitted to the Independent Accountant (as determined by the Independent Accountant); and (ii) Purchaser shall pay the portion of the fees and expenses of the Independent Accountant that Seller is not required to pay hereunder.

(g)            The Closing Working Capital Statement, as it is finally determined pursuant to this Section 2.8 is referred to herein as the "Final Closing Working Capital Statement."
(h)            If the amount of the Closing Working Capital shown in the Final Closing Working Capital Statement ("Final Closing Working Capital") is:
(A)            greater than the amount of the Preliminary Closing Working Capital, the Purchaser shall pay or cause to be paid to Seller an aggregate dollar amount equal to the amount by which the amount of the Final Closing Working Capital exceeds the amount of the Preliminary Closing Working Capital, plus interest on such amount at the Federal Funds Rate then in effect from the Closing Date through the date of payment; or
(B)            less than the amount of the Preliminary Closing Working Capital, Seller shall pay or cause to be paid to the Purchaser an aggregate dollar amount equal to the amount by which the amount of the Final Closing Working Capital is less than the amount of the Preliminary Closing Working Capital, plus interest on such amount at the Federal Funds Rate then in effect from the Closing Date through the date of payment; or
(C)            the same as the amount of the Preliminary Closing Working Capital, there shall be no further Closing Working Capital Adjustment to the Purchase Consideration.
(i)            Any amounts to be paid to a Party pursuant to this Section 2.8 shall be paid on or before the fifth Business Day after the determination of the Final Closing Working Capital Statement by wire transfer of immediately available funds to an account or accounts specified by the applicable payee(s) in writing to the payor(s), or by check if no such instructions are provided before such fifth Business Day.
(j)            After determination of the Final Closing Working Capital and, if any payment is due Purchaser under this Section 2.8, upon Seller's payment of such amount due, Purchaser shall, as promptly as reasonably practicable, cause the Uncollected Purchased Accounts Receivable to be transferred to Seller or Seller Parent (as directed by Seller and Seller Parent).
      2.9            Allocation of Purchase Consideration.  The Purchase Consideration and the Assumed Liabilities and Obligations shall be allocated among the Purchased Assets and the restrictive covenants set forth in Section 5.4 as reasonably determined jointly by Seller and Purchaser after the Final Closing Working Capital is determined and Purchaser has obtained from the Valuation Consultant a valuation of the Purchased Assets, the Assumed Liabilities and Obligations and the restrictive covenants set forth in Section 5.4 ("Purchase Consideration Allocation"). The Purchaser shall advise Seller in writing of the proposed Purchase Consideration Allocation within thirty (30) days after the Final Closing Working Capital is determined and the foregoing independent third party valuation is completed.  Following receipt of the proposed Purchase Consideration Allocation,

Purchaser and Seller shall work in good faith to agree on the final Purchase Consideration Allocation.  Any disputes regarding the Purchase Consideration Allocation which are not resolved by the Parties within thirty (30) days shall be submitted to the Independent Accountant for resolution (in accordance with and subject to the same terms as set forth in Section 2.8(e) with respect to resolution of Unresolved Closing Working Capital Disputed Items) and the Independent Accountant's determination shall be final and binding on, and non-appealable by, the Parties. Seller and the Purchaser shall prepare Internal Revenue Service Form 8594 for the taxable year that includes the Closing Date in accordance with the requirements of Section 1060 of the Code and the Purchase Consideration Allocation, and shall timely file or cause to be timely filed with the IRS such Form 8594.  Seller and the Purchaser shall prepare their respective federal, state, and local tax returns and reports employing the Purchase Consideration Allocation and shall not take a position in any Tax Proceeding or otherwise that is inconsistent with the Purchase Consideration Allocation, except that nothing contained in this Agreement shall require Seller or Purchaser to contest, beyond the exhaustion of its administrative remedies before any Tax Authority, and Seller and Purchaser shall not be required to litigate before any court, including the United States Tax Court, any proposed deficiency or adjustment by any Tax Authority that challenges the Purchase Consideration Allocation.  Seller and the Purchaser shall give prompt notice to each other of the commencement of any Tax Proceeding or the assertion of any proposed deficiency or adjustment by any Tax Authority that challenges the Purchase Consideration Allocation.
2.10            Transfer Taxes and Fees.  Seller shall be responsible for and shall timely pay all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transactions, including with respect to the transfer of the Purchased Assets and Assumed Liabilities and Obligations, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.
2.11            Withholding Tax.  The Purchaser shall be entitled to deduct and withhold from the Purchase Consideration and from any other payments payable to Seller hereunder, all Taxes, if any, that the Purchaser may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.
2.12            Expenses.  Except as expressly otherwise provided in this Agreement, each Party shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the Transactions, including the generality of the foregoing, fees and expenses of its own financial consultants, accountants and legal counsel.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE
 SELLING GROUP
Seller and Seller Parent hereby jointly and severally represent and warrant to Purchaser that, except as set forth on the Disclosure Schedule, which exceptions shall be deemed to be part of the representations and warranties made hereunder, knowing and intending that Purchaser is relying on the accuracy of such representations and warranties in entering into the Transactions, the representations set forth in this Article III are true and complete as of the Closing.  The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article III, and the disclosures in any section or subsection of the Disclosure Schedule does not qualify other sections and subsections of this Article III without specific reference or cross reference to specific disclosure made in another section or subsection unless it is readily apparent from a reading of the disclosure on the face of the Disclosure Schedule (without any review of any documents referenced on the face of the Disclosure Schedule) that such disclosure is intended to be applicable to the disclosure required under a different section of the Disclosure Schedule.
3.1            Organization and Good Standing.  Seller is a limited liability company, duly formed and organized, validly existing, and in good standing under the Laws of the State of Delaware.  Seller has the requisite power and lawful authority to own and hold its properties (including the Purchased Assets) and conduct the Business as now owned, held, and conducted by it in its state of formation and the other states (or other jurisdictions) in which it is required to register or qualify to do business as a result of the operation of the Business.  Section 3.1 of the Disclosure Schedule sets forth each jurisdiction in which Seller is licensed, registered or qualified to do business, and Seller is duly licensed, registered or qualified to do business and is in good standing in, and current with respect to any and all reports and filings required to be made under the Laws of, each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified and in good standing, or to be current with respect to such reports and filings, would not have a Material Adverse Effect.  Seller has not engaged in any trade or business other than the Business or conducted the Business under any name (including any "trading" or "doing business as" name) other than through Seller Parent or under its legal name in the State of Delaware.
3.2            Power and Authorization.  Seller and Seller Parent each has the requisite power and lawful authority to enter into and to perform its obligations under the Transaction Documents to which it is a party and to consummate the Transactions.  The execution, delivery, and performance by Seller and Seller Parent of the Transaction Documents to which it is a party, and the consummation by Seller and Seller Parent of the Transactions, have been duly and properly authorized in accordance with applicable Laws, and no other action, entity or otherwise, on the part of Seller, Seller Parent or any other Person is necessary to authorize the execution, delivery, and performance by Seller and Seller Parent of the Transaction Documents to which it is a party and the consummation of the Transactions, and no Person has dissenters, appraisal or similar rights under any Laws with respect to the Transactions.

3.3            Execution and Performance of Agreement; Validity and Binding Nature.  This Agreement has been duly executed and delivered by Seller and Seller Parent, and each of the other Transaction Documents to be executed and delivered by Seller or Seller Parent, as applicable, will, when executed and delivered by Seller or Seller Parent, be duly executed and delivered by Seller and Seller Parent, and this Agreement is, and each of the Transaction Documents, when duly executed and delivered by all parties whose execution and delivery thereof is required, shall be, the legal, valid, and binding obligations of each Seller and Seller Parent, enforceable against Seller and Seller Parent in accordance with their respective terms, except to the extent that such enforceability is limited by bankruptcy, receivership, moratorium, conservatorship, or reorganization Laws or other Laws of general application affecting the rights of creditors generally or by general principles of equity.
3.4            No Conflicts/Consents.
(a)            The execution, delivery and performance by Seller and Seller Parent of the Transaction Documents to which each is a party do not and will not (with or without the passage of time or the giving of notice):

(i)            violate or conflict with any provision of Seller's or Seller Parent's Governing Documents or any Laws to which the Business or Seller or Seller Parent or any of Seller's or Seller Parent's respective assets or properties (including the Purchased Assets) is subject or by which any of them is bound;

(ii)            violate or conflict with, result in a breach of any provision of, or constitute a default, or otherwise cause any loss of any benefit under any Contract or other obligation to which Seller or Seller Parent is a party or by which any of their respective assets or properties (including the Purchased Assets) are bound, or result in the termination or cancellation of any Contract to which Seller or Seller Parent is a party or by which any of their respective assets or properties (including the Purchased Assets) are bound, or give rise to any rights of others (including rights of termination, foreclosure, cancellation, or acceleration), in or with respect to the Purchased Assets or the Business;

(iii)            give any Governmental Authority or other Person the right to challenge any Transaction Document or any aspect of the Transactions or to exercise any remedy or obtain any relief under any Law to which the Business, Seller or Seller Parent or any of their respective assets or properties (including the Purchased Assets) may be subject;

(iv)            result in, require, or permit the creation or imposition of any Encumbrance upon or with respect to any of the assets or properties owned, leased, or used by Seller or Seller Parent in the operation of the Business, including any Purchased Assets; or

(v)            cause the Purchaser or any of its Affiliates to become subject to, or to become liable for the payment of, any Tax related to the Business or the Purchased Assets with respect to any period prior to the Closing as a result of the consummation of the Transactions.

(b)            Section 3.4(b) of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization, Consent or registration, notification, filing and/or declaration with, or requirement of, any Governmental Authority, creditor, lessor or other Person required to be obtained, given, made or undertaken by Seller or Seller Parent in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the Transactions (including all Consents required under Nonassignable Contracts).  All Governmental Authorizations, Consents, registrations, notifications, filings, declarations and requirements listed in Section 3.4(b) of the Disclosure Schedule have been obtained, given, made or undertaken or, if not required to have been obtained, given, made or undertaken before the execution of this Agreement, in each case without payment of premium or penalty by, or loss of benefit to, the Business, the Purchased Assets or the Purchaser; provided, however, that in the case of NonAssignable Contracts, Consents may be deferred until after Closing in accordance with Section 2.3(b) unless such Consent is designated in Section 3.4(b) of the Disclosure Schedule as a "Consent Required For Closing," in which case such Consent may not be deferred until after Closing in accordance with Section 2.3(b). Neither Seller nor Seller Parent has received any written request from any Governmental Authority for information with respect to the Transactions.

3.5            Governing Documents; Directors and Officers; Equity Ownership; Powers of Attorney.
(a)            True and complete copies of the Governing Documents of Seller and Seller Parent (in each case together with all amendments thereto) have been delivered to Purchaser.  The Governing Documents of Seller and Seller Parent, in the form delivered to Purchaser, are in full force and effect and have not been amended, repealed or modified before the Closing.
(b)            Section 3.5(b) of the Disclosure Schedule contains an accurate and complete list of all directors, officers, and managers of Seller and of Seller Parent.
(c)            Except as set forth on Section 3.5(c) of the Disclosure Schedule, neither Seller nor Seller Parent has given any powers of attorney or comparable delegations of authority, and no such power of attorney or comparable delegations of authority are in effect, with respect to Taxes or otherwise to any Person with respect to or that is reasonably likely to affect the Purchased Assets or the Business or the conduct of the Business by Purchaser after the Closing for any reason.
(d)            The beneficial and record owners of all of the issued and outstanding capital stock, membership interests and other securities of Seller and of Seller Parent (including all options, warrants, convertible securities and rights to acquire capital stock) is identified in Section 3.5(d) of the Disclosure Schedule, and no other Person holds or has any rights to acquire any securities of Seller or Seller Parent or otherwise has any rights or interests whatsoever in Seller or Seller Parent or any of their respective assets or profits.  No Person other than Seller or Seller's owners or the lenders identified in Section 3.10(b) of the Disclosure Schedule has any direct or indirect rights in or to the proceeds of the Transactions. No stockholder or member, as applicable, of Seller or Seller Parent has any appraisal rights under applicable Law as a result of the execution of the Transaction Documents or the Closing of the Transactions.
(e)            Neither Seller nor Seller Parent has any Predecessors, except that Seller Parent is a Predecessor of Seller.
3.6            Business Records.  All of the Business Records have been made available to Purchaser and are complete and correct in all material respects and have been maintained in accordance with sound business practices, and matters contained therein are in all material respects accurately reflected in the Financial Statements to the extent necessary.  At the Closing, all of the Business Records have been delivered to Purchaser and all right, title and interest in the Business Records shall vest in Purchaser, free and clear of any Encumbrances.  Each transaction of Seller with respect to the Business is properly and accurately recorded in the Business Records in all material respects.
3.7            Title to Assets/Sufficiency of Assets, Subsidiaries, Investments and Loans, Capitalization.
(a)            Seller owns, beneficially and of record, or has the legal right to possess and use, all of the Purchased Assets. At the Closing, Seller has sold, assigned, transferred and delivered to Purchaser legal, valid and marketable title to the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances, except as set forth on Section 3.10(b) of the Disclosure Schedule.  No Related Party owns, holds or uses any assets used, useable or held for use by Seller.  Seller does not have any commitment or legal obligation, absolute or contingent, to any Person other than Purchaser to sell, assign, transfer, or effect the sale, assignment or transfer of the Business or any of the Purchased Assets, or to effect any sale, merger, consolidation, liquidation, dissolution or other reorganization of Seller or the Business, or to enter into any Contract with respect to any of the foregoing.
(b)            The Purchased Assets together with the Business Employees constitute all of the assets, properties, rights and employees (i) used or held for use by Seller in the conduct and operation of the Business, and (ii) necessary to conduct and operate the Business as presently conducted by Seller and in compliance with all Laws.
(c)            Except as set forth on Section 3.7(c) of the Disclosure Schedule, neither Seller nor Seller Parent owns or has any right to acquire, directly or indirectly, any capital stock, partnership interest, membership interest or other equity interest or security of any Person, and there is no Person in which Seller or Seller Parent has, directly or indirectly, made any investment.  Neither Seller nor Seller Parent is under any obligation to acquire any securities from any Person or to make any investment, loan, cash contribution or other advance to any Person.  Except as set forth on Section 3.7(c) of the Disclosure

Schedule, neither Seller, Seller Parent nor to the Knowledge of Seller or Seller Parent, any Related Party has any beneficial interest, direct or indirect, in any Person (other than Seller or Seller Parent) (i) which is or has been a supplier of any goods or services to Seller or Seller Parent, (ii) from which Seller or Seller Parent has received fees, commissions, compensation or benefits, or (iii) which is engaged in the Business or is a competitor of Seller or Seller Parent.
3.8            Compliance with Laws.
(a)            To the Knowledge of Seller and Seller Parent, either Seller or Seller Parent is operating and has always operated the Business in compliance in all material respects with all applicable Laws, including Laws with respect to the ownership or use of the assets and properties (including the Purchased Assets) used in the operation of the Business, the privacy and safeguarding of personally identifiable information; email, facsimile, telephone (land, wireless or cellular) or text messaging advertising or solicitations; and fair and accurate advertising, and neither Seller nor Seller Parent has received any notice, Order or other communication in writing from any Governmental Authority of any alleged, actual, or potential violation of or failure to comply with any Law.

(b)            All material Governmental Authorizations required for the operation of the Business by Seller or Seller Parent, or the use, occupancy or operation by Seller or Seller Parent of any assets or properties of Seller or Seller Parent (including the Business Real Property), in compliance with applicable Laws, including all Environmental Permits, are set forth in Section 3.8(b) to the Disclosure Schedule ("Selling Group Governmental Authorizations").  All Seller Governmental Authorizations are in full force and effect without any default or violation thereunder by Seller, Seller Parent or by any other party thereto, and neither Seller nor Seller Parent has received any notice of any claim or charge that Seller or Seller Parent is or has been in violation of or in default under any Seller Governmental Authorization.  No Action is pending or, to the Knowledge of Seller or Seller Parent, threatened by any Person that is reasonably likely to result in the revocation of, denial of, renewal of, or impairment of any Selling Group Governmental Authorization.  Neither Seller nor Seller Parent has been notified that any such Selling Group Governmental Authorization may not be renewed upon its expiration or that, by virtue of the Transactions, any Selling Group Governmental Authorization may not be granted or renewed.  No Selling Group Governmental Authorization expires or must be renewed sooner than December 31, 2013.  At the Closing, Seller or Seller Parent has transferred, free and clear of any Encumbrances, to Purchaser all Selling Governmental Authorizations, and neither Seller nor Seller Parent has Knowledge of any circumstance that could reasonably be expected to result in any Selling Group Governmental Authorization not being transferred or reissued to Purchaser on or after the Closing Date.

(c)            Neither Seller or Seller Parent, any officer, director, manager, employee (including any Business Employees), representative or agent of Seller or Seller Parent nor, to the Knowledge of Seller or Seller Parent, any other Person acting on behalf of Seller or Seller Parent has, directly or indirectly, given or agreed to give any gift or similar benefit to any Business Relationship, customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist Seller or Seller Parent in connection with any actual or proposed transaction) which: (i) is reasonably likely to subject Seller, Seller Parent, the Business or Purchaser to any Liability or penalty in any civil, criminal or governmental Action; (ii) if not given in the past, is reasonably likely to have had an adverse effect on the assets, business, prospects, financial condition or operations of the Business; or (iii) if not continued in the future, is reasonably likely to have an adverse effect on the Business after the Closing or which might subject Seller, Seller Parent or Purchaser to an Action or to any Liability or penalty in any Action.

(d)            Set forth in Section 3.8(d) of the Disclosure Schedule is a true, accurate and complete list of all internal policies and procedures of Seller or Seller Parent with respect to the Business, including all compliance and licensing policies, privacy and confidentiality policies and anti-fraud policies (collectively, the "Compliance Policies").  Seller has delivered to Purchaser true, complete and correct copies of all Compliance Policies.  The Business has been operated in compliance, and all current and former employees of Seller, Seller Parent or the Business have complied, in all material respects with Compliance Policies.

3.9            Actions.  There are no pending Actions involving or affecting Seller, Seller Parent or the Business (including any claims made under Seller's or Seller Parent's general liability, errors and omissions, or worker's compensation insurance policies, or by any Business Employees or former employees of the Business before the EEOC or alleging discrimination, harassment, or wrongful termination, or involving or relating to any Environmental Law), and, to the Knowledge of Seller and Seller Parent (i) no such Action is presently threatened or contemplated; and (ii) there are no facts that could reasonably serve as a basis for any such Action.  There are no, and during the past five (5) years have not been any, unsatisfied or outstanding Orders against, binding upon or adversely affecting Seller, Seller Parent, the Purchased Assets or the Business. Section 3.9 of the Disclosure Schedule sets forth a list and an accurate summary of all Actions involving Seller, Seller Parent, or any other Selling Group Member that were resolved or settled during the five (5) year period immediately preceding the date of this Agreement (including all claims made under Seller's or Seller Parent's general liability, errors and omissions or worker's compensation insurance policies).
3.10            Financial Statements/Liabilities.
(a)            Seller has delivered to Purchaser true and complete copies of the Financial Statements.  The Financial Statements, including any footnotes thereto:  (i) have been prepared from the books and records of Seller as prepared in the Ordinary Course of Business, (ii) have been prepared in accordance with GAAP consistently applied throughout the periods therein indicated, subject to normal year-end adjustments for interim-period Financial Statements and the absence of disclosure normally made in footnotes to financial statements,  (iii) are true, correct and complete in all material respects, and (iv) present fairly in all material respects the financial position of Seller, of the Business and of Seller Parent (with respect to the Business) on a consolidated basis as of their respective dates, and the results of the operations of Seller and the Business, and of Seller Parent with respect to the Business, as of their respective dates and for the respective periods indicated therein, and changes in the financial positions of Seller and the Business, and Seller Parent with respect to the Business, for the respective periods therein indicated.  All prepaid expenses included in the Purchased Assets that would be reflected as assets of Seller or the Business, or of Seller Parent with respect to the Business, in financial statements represent payments theretofore made by Seller or Seller Parent in the Ordinary Course of Business, the benefit and advantage of which may be obtained and realized by Purchaser after the Closing within the time anticipated for such realization, but in no event later than twelve (12) months following the Closing Date. The accounting books and records of Seller and the Business, and Seller Parent with respect to the Business, have been kept in accordance with GAAP applied consistently with past practices, and do and will fairly, accurately and completely, reflect the operating and financial transactions of Seller and the Business, Seller Parent with respect to the Business, on such basis in all material respects.

(b)            There is no direct or indirect Indebtedness or Liability of Seller or Seller Parent affecting the Business or the Purchased Assets, except Liabilities reflected in the Financial Statements and trade payables and other transactions incurred in the Ordinary Course of Business since the date of the most recent Monthly Financial Statements, none of which are in default as to payment. Section 3.10(b) of the Disclosure Schedule sets forth a complete and accurate list of each Contract (i) to which Seller or Seller Parent is a party or by which Seller or Seller Party is bound relating to any Indebtedness of Seller, Seller Parent or the Business or relating to the imposition of Encumbrances on any assets of Seller or Seller Parent, including any Contracts under which Seller or Seller Parent has directly or indirectly guaranteed any Liabilities of any other Person, or (ii) pursuant to which any Person has directly or indirectly guaranteed any Liabilities of Seller, Seller Parent or the Business.  Except for advances of commissions and compensation to Business Employees in the Ordinary Course of Business, neither Seller nor Seller Parent, has made any loan, extended credit or provided financial accommodations to any Person.  On or before the Closing Effective Time, Seller or Seller Parent will pay in full and discharge, or cause the payment in full and discharge of, all Indebtedness of Seller outstanding as of the Closing Date that is secured by or has resulted in any Encumbrances on any Purchased Assets, or the payment of which is required for the performance by Seller or any other Selling Group Member of its obligations in connection with the Transactions.

3.11            Taxes.
(a)            Seller and Seller Parent have timely filed or caused to be filed with the appropriate Governmental Authorities all Tax Returns required to be filed by Seller or Seller Parent for all periods ending on or before the Closing Date and neither Seller nor Seller Parent is currently the beneficiary of any extension of time within which to file any Tax Return.

(b)            A complete and accurate list of all jurisdictions in which Seller or Seller Parent files Tax Returns or has received written notice that it may be required to file Tax Returns, and the type of Tax Returns filed by each of them in each such jurisdiction, are as set forth in Section 3.11(b) to the Disclosure Schedule.

(c)            All Tax Returns of Seller or Seller Parent, as the same may have been amended, are true, correct and complete in all material respects, were prepared in compliance with all applicable Laws in all material respects, and to the Knowledge of Seller and of Seller Parent, all Taxes owed by Seller or Seller Parent (whether or not shown or required to be shown on any Tax Return) have been paid.

(d)            To the Knowledge of Seller and Seller Parent, there are no reasonable grounds for assertion of any accuracy-related penalty under Section 6662 of the Code with respect to any Tax Returns of Seller or Seller Parent.

(e)            Seller has delivered to the Purchaser:  (i) complete and correct copies of all income Tax Returns of Seller and Seller Parent relating to the Business for each of the three (3) fiscal years ended prior to the Effective Date and (ii) complete and correct copies of all private letter rulings, revenue agent reports, closing agreements, settlement agreements, deficiency notices and any similar documents submitted by, received by or agreed to by or on behalf of Seller or Seller Parent and relating to material Taxes for such taxable periods.

(f)            Except for Taxes that are being contested in good faith and by appropriate proceedings and reserved for on the Most Recent Balance Sheet:  (i) all Taxes payable with respect to the operations of the Business or the Purchased Assets before the Closing Date or shown to be due in Tax Returns filed by Seller or Seller Parent have been duly paid or provided or reserved for, and (ii) all deficiencies and assessments for any amount of Taxes that are or were payable by Seller or Seller Parent and chargeable as an Encumbrance upon any of the Purchased Assets have been paid in full, and there are no pending, current or threatened in writing Encumbrances for unpaid Taxes upon any of the Purchased Assets except for Encumbrances for Taxes not yet due and payable.

(g)            Neither Seller nor Seller Parent: (i) is a "foreign person" within the meaning of Section 1445(f)(3) of the Code, (ii) is liable for Taxes to any foreign taxing authority and (iii) has had a permanent establishment in any foreign country (as defined in any applicable tax treaty or convention between the United States and such foreign country).

(h)            No examination, audit or other Action relating to the assessment or collection of any Taxes from Seller or Seller Parent by any Tax Authority is currently in progress or, to the Knowledge of Seller or Seller Parent, threatened, and no assessment of any Tax has been proposed in writing against Seller or Seller Parent, and there are no outstanding Contracts or waivers extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Seller or Seller Parent for any taxable period.

(i)            The Business Employees and all other Persons who currently provide or who have in the past provided services to or for Seller or Seller Parent or who otherwise work or worked in the Business, have been properly classified as employees or independent contractors, as applicable, and neither Seller nor Seller Parent has been the subject of any Action, or threatened Action, by any Governmental Authority with regard to such classification of any such Business Employees or other Persons.

(j)            Neither Seller nor Seller Parent has any obligation to make any, and neither Seller nor Seller Parent is a party to any Contract that has resulted or could, separately or in the aggregate, result in the, payment of: (i) any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax Laws), (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax Laws), or (iii) any compensation that is subject to the provisions of Section 409A of the Code.

(k)            Neither Seller nor any other Selling Group Member (i) is or has ever been a party to, is bound by or has any obligation under, any Tax allocation, sharing or indemnification Contract or similar Contract or any Contract that obligates it to make any payment computed by reference to Taxes, taxable income or taxable losses of any other Person; (ii) is or has ever been a member of an affiliated group (within the meaning of Code Section 1504(a) or similar group defined under any similar provision of any Law) filing a consolidated federal income Tax Return; or (iii) has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of any Law), as a transferee or successor, by Contract or otherwise.

(l)            Neither Seller nor Seller Parent (i) is subject to, or is required by any Governmental Authority or pursuant to any Action, Law, Contract or other requirement, or otherwise has any obligation to collect or pay, any sales or use (or similar) Taxes with respect to or otherwise in connection with the conduct of the Business; or (ii) is nor has ever engaged in a listed transaction within the meaning of Treasury Regulation § 1.6011-4 (or any predecessor provision) or any transaction that could give rise to:  (A) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (B) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, (C) a disclosure obligation as a "reportable transaction" under Section 6011 of the Code and the regulations thereunder, or (D) any filing under Section 999 of the Code.

(m)         Neither Seller nor Seller Parent is liable, nor will as a result of the Transactions be liable, for any Tax on built-in gains as set forth in Section 1374 of the Code.

(n)            None of the Purchased Assets (i) have been financed with or directly or indirectly secures any industrial revenue bonds or debt the interest on which is tax-exempt under Section 103(a) of the Code, and neither Seller nor Seller Parent is a borrower or guarantor of any outstanding industrial revenue bonds, or is a tenant, principal user or related person to any principal user (within the meaning of Section 144(a) of the Code) of any property that has been financed or improved with the proceeds of any industrial revenue bonds, or (ii) are tax-exempt use property within the meaning of Section 168(h) of the Code.

(o)            Neither Seller nor Seller Parent has Liabilities or obligations with respect to unclaimed property or the failure to file or to file on a timely basis any reports or other documents with respect to unclaimed property in any jurisdiction as may be required with respect to unclaimed property, or under applicable escheat Laws of any jurisdiction, and Seller and Seller Parent has timely filed in each jurisdiction any and all reports or other documents required to be filed in such jurisdiction with respect to unclaimed property.

3.12            Accounts Receivable.
(a)            The Accounts Receivable of Seller, and of Seller Parent with respect to the Business, as reflected on the Most Recent Balance Sheet and all Accounts Receivable of Seller, and of Seller Parent with respect to the Business, arising after the date thereof (i) have arisen from bona fide transactions entered into by Seller or Seller Parent involving the sale of goods or the rendering of services of the Business in the Ordinary Course of Business; (ii) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims, other than normal cash discounts accrued in the Ordinary Course of Business; and (iii) subject to adequate reserves for bad debts shown on the Financial Statements or, with respect to Accounts Receivable arising after the date of the Most Recent Balance Sheet, in the accounting books and records of Seller, are collectible in full within 60 days after billing. Section 3.12(a) of the Disclosure Schedule sets forth a correct and complete aging of the Accounts Receivable of the Business as of the date of the Most Recent Balance Sheet reflecting the aggregate dollar amount due Seller or Seller Parent from each payee which have been outstanding for the following numbers of days or less past their due dates: 30, 60, and 90, and more than 90 days.  The reserves for bad debts shown in the Financial Statements or, with respect to Accounts Receivable arising after the date of the Most Recent Balance Sheet, in the accounting books and records of Seller or Seller Parent, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.  Since the Most Recent Fiscal Year End, except as set forth in Section 3.12 of the Disclosure Schedule, neither Seller nor Seller Parent has written off, written down or agreed to a reduction of, placed for collection with any Person, accelerated the collection of, or materially changed the terms of payment of any Accounts Receivable.
(b)            All compensation, revenue or benefits with respect to the Business are paid or payable directly to Seller and not to any Person other than Seller (not including compensation payable by a Seller in the Ordinary Course of Business to Business Employees, vendors and suppliers).  Before the Closing Date, all compensation, revenue or benefits with respect to the Business, currently payable or payable in the future to any Person (not including compensation payable by Seller in the Ordinary Course of Business to Business Employees), and all rights with respect thereto, will have been effectively and irrevocably assigned to Seller, free and clear of all Encumbrances, and will be included in the Purchased Assets.

3.13            Accounts Payable.
(a)            Section 3.13 of the Disclosure Schedule sets forth a correct and complete aging of all accounts payable and accrued Liabilities of Seller and, with respect to the Business, of Seller Parent as of the date of the Most Recent Balance Sheet.  Either Seller or Seller Parent has paid all accounts payable relating to the Business in accordance with their terms on or before their due date, other than accounts payable of the Business that Seller or Seller Parent is disputing in good faith and that are specifically identified as disputed accounts payable in Section 3.13 of the Disclosure Schedule.
(b)            There is no compensation or other consideration with respect to the Business payable, whether currently or in the future, by Seller or Seller Parent to any Person, other than compensation payable by Seller to Business Employees, vendors and suppliers in the Ordinary Course of Business and which are reflected in the Preliminary Closing Working Capital Schedule.
3.14            Real Property.
(a)            Section 3.14 of the Disclosure Schedule sets forth a complete and accurate list and description (including addresses) of the Business Real Property.  The Business Real Property is the only real property used in the operation of the Business. Section 3.14 of the Disclosure Schedule describes each interest in the Business Real Property currently used by Seller or Seller Parent in the conduct of the Business, a complete and accurate description of each lease, sublease or other use or occupancy Contract pursuant to which Seller or Seller Parent derives its right to use such Business Real Property (collectively, the "Business Real Property Leases") and the identity of the lessor thereunder.  Neither Seller nor Seller Parent owns any fee simple interest in any real property.  The Business Real Property and the premises located thereon occupied by Seller are sufficient for the operation of the Business.  To the Knowledge of Seller and of Seller Parent, there are no proposed special assessments or additional rent obligations under the Business Real Property Leases.  Seller has delivered to the Purchaser a true, correct and complete copy of each Business Real Property Lease.  Seller owns all right, title, and interest in all leasehold estates and other rights purposed to be granted to it by the Business Real Property Leases, in each case, free and clear of all Encumbrances, except for Permitted Encumbrances.  Each Business Real Property Lease constitutes the entire agreement to which Seller is a party with respect to the Business Real Property demised pursuant thereto.  There is no pending or, to the Knowledge of Seller or of Seller Parent, threatened Action that would interfere with the use or quiet enjoyment of any of the Business Real Property by Seller or Seller Parent or, after the Closing, by Purchaser.  All Governmental Authorizations required in connection with the operation of the Business Real Property and all improvements thereon and the conduct of the Business thereon have been duly obtained, are in full force and effect and no proceedings are pending or, to the Knowledge of Seller or Seller Parent, threatened which could lead to a revocation or other impairment of any thereof.  No condemnation proceeding is pending or, to the Knowledge of Seller and or Seller Parent, threatened with respect to any of the Business Real Property.

3.15            Personal Property.
(a)            Section 3.15(a) of the Disclosure Schedule sets forth a list of all of Tangible Personal Property of Seller and, with respect to the Business, of Seller Parent as of the Closing, and any items of Tangible Personal Property which Seller or, with respect to the Business, of Seller Parent has committed or expects to purchase, lease or license before the Closing Date.  At the Closing Seller and Seller Parent have conveyed to Purchaser good, valid and marketable title, to the Purchased Assets owned by Seller or Seller Parent, free and clear of any Encumbrance or other defect of title, except Permitted Encumbrances.

(b)            All of the tangible and intangible assets owned, possessed, or used, usable or held for use in the Business by Seller or Seller Parent are:  (i) in the possession of and under the control of Seller or Seller Parent; (ii) in good operating condition and repair, subject to normal wear and tear; (iii) suitable for the purposes for which they are being used; (iv) of a condition, nature, and quantity sufficient for the conduct of the Business as it is presently conducted and sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted before the Closing; and (v) included in the Purchased Assets.  Seller's or Seller Parent's rights with respect to the assets owned, possessed, or used, usable or held for use in the Business are exclusive and no other Person has any rights with respect thereto (except for the lessors of leased or licensed assets and property in accordance with the terms of the applicable lease or license, each of which is included in the Contracts included in the Purchased Assets).  None of the Purchased Assets has been purchased or otherwise acquired from any Related Party in anticipation of the Transactions.

(c)            Set forth in Section 3.15(c) of the Disclosure Schedule is a true, complete and accurate list of all telephone and fax numbers used or held for use in the Business, all of which are used exclusively for the Business and are not shared with any other Person.

(d)            Neither Seller nor Seller Parent owns any Inventory, and the ownership and maintenance of Inventory is not significant to the conduct of the Business.

3.16            Intellectual Property.
(a)            Section 3.16(a) of the Disclosure Schedule sets forth a list of all Intellectual Property (other than Trade Secret Information) that is owned, legally or equitably, in whole or in part, alone or jointly with others, by Seller and, with respect to the Business, by Seller Parent, and all registrations thereof and applications for registration with respect thereto (collectively, the "Owned Business Intellectual Property").  Neither Seller nor Seller Parent licenses or permits any other Person to use any Owned Business Intellectual Property, and Seller's or Seller Parent's interests and rights in, and use of, such Owned Business Intellectual Property is exclusive.  All required filings and fees related to the Owned Business Intellectual Property have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all registrations (and applications for registrations) of Owned Business Intellectual Property are in good standing. Section 3.16(a) of the Disclosure Schedule lists all fees, actions, or renewals that are due within six (6) months after Closing to maintain Owned Business Intellectual Property. Seller has provided Purchaser with true and complete copies of file histories, records, documents, certificates, office actions, and material correspondence related to all Owned Business Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction.

(b)            Section 3.16(b) of the Disclosure Schedule sets forth a list of all Intellectual Property (other than Off-the-Shelf Software) that is licensed, used, held for use or otherwise exploited by Seller or, with respect to the Business, Seller Parent (collectively, the "Licensed Business Intellectual Property" and, together with the Owned Business Intellectual Property, the "Business Intellectual Property"), and a list of each Intellectual Property Contract (other than for Off-the-Shelf Software).  All Off-the-Shelf Software used, useable or held for use in the Business by Seller or Seller Parent has been acquired by Seller or Seller Parent through normal business channels and is validly and appropriately licensed by Seller or Seller Parent.  Except as disclosed in Section 3.16(b) of the Disclosure Schedule, Seller or Seller Parent has the right to use on an exclusive basis any Licensed Business Intellectual Property and Seller or Seller Parent sublicenses or permits any other Person to use any Licensed Business Intellectual Property.  Seller or Seller Parent has, and as of the Closing will have, paid as and when due all amounts payable under any Business Intellectual Property Contracts or otherwise with respect to any Licensed Business Intellectual Property.

(c)            Section 3.16(c) of the Disclosure Schedule sets forth a list of all Contracts (i) under which Seller or Seller Parent derives any rights with respect to any Business Intellectual Property, including Contracts under which Seller or Seller Parent acquired any ownership rights in or to any Owned Business Intellectual Property or licenses or uses any Licensed Business Intellectual Property, and (ii) to which Seller or Seller Parent is a party for the development, maintenance or support of any Business Intellectual Property or for the escrow of any source codes of any Business Intellectual Property (collectively, the "Business Intellectual Property Contracts").  Section 3.16(c) of the Disclosure Schedule also sets forth a complete list of Persons to whom Seller or Seller Parent has granted rights to use the Business Intellectual Property, other than under an Intellectual Property Contract, and the terms for use of that Business Intellectual Property.

(d)            Except as set forth on Section 3.10(b) of the Disclosure Schedule, Seller or Seller Parent possesses all right, title and interest in all Owned Business Intellectual Property and has the valid and enforceable right to use all Licensed Business Intellectual Property that is used or held for use by Seller or, with respect to the Business, Seller Parent, free and clear of all Encumbrances.  Upon consummation of the Transactions, Purchaser shall exclusively own all right, title and interest in and to all of the Owned Business Intellectual Property and shall have the right and license to use all of the Licensed Business Intellectual Property in the manner used by Seller or Seller Parent before the Closing, in each case free from any Encumbrances and without additional cost or expense to Purchaser.

(e)            There is no unlicensed or non-rightful use by Seller or Seller Parent of any Business Intellectual Property, and the use by Seller or Seller Parent of the Business Intellectual Property, the creation, development and sale of any Business Products, and the providing of any Business Services by the Business, does not, and the use by Purchaser after the Closing of the Business Intellectual Property, the creation, development and sale of any Business Products, and the providing of any Business Services by Purchaser after the Closing, in substantially the same manner as used, developed, created, sold or provided by Seller or Seller Parent before the Closing will not, infringe on, violate, misappropriate, or dilute the Intellectual Property of any Person, and, to the Knowledge of Seller and of Seller Parent, no Person has infringed, violated, misappropriated, or diluted any of the Business Intellectual Property. Section 3.16(e) of the Disclosure Schedule lists all licenses to third parties of any Business Intellectual Property. The Business Intellectual Property is all the Intellectual Property necessary for Purchaser to conduct the Business as it is currently being conducted.

(f)            All Persons who have contributed to the creation, invention, or development of any Owned Business Intellectual Property have assigned to Seller or Seller Parent all of their rights therein that do not vest initially in Seller or Seller Parent by operation of Law.  Section 3.16(f) of the Disclosure Schedule contains a list of such assignments. Seller and Seller Parent take reasonable actions to protect and maintain (i) any Trade Secret Information that is Business Intellectual Property, including executing confidentiality and non-disclosure agreements with employees and contractors, and (ii) the confidentiality, integrity, and security of its software, databases, systems, networks, and Internet websites, and information stored or contained therein or transmitted thereby, and all transactions consummated in connection therewith, from any unauthorized use, access, interruption, or modification by third parties, including the use of reliable encryption protection (or an equivalent).

(g)            Seller and Seller Parent have taken all commercially reasonable actions which are consistent with industry standards to back up all Software that is Business Intellectual Property and its computer systems, and databases used or held for use in the Business in a manner sufficient to enable resumed or continued functioning in all material respects following a hardware, telecommunications, or related interruption or failure.

(h)            All Software that is Business Intellectual Property substantially conforms to all existing documentation for its use in the conduct of the Business as currently conducted, is functioning in all material respects in accordance with applicable specifications and, to the Knowledge of Seller and of Seller Parent, is free of viruses and other contaminants.  All source codes relating to Software that is Business Intellectual Property, if any, are in the possession of Seller or Seller Parent, and, except as set forth in Section 3.16(h) of the Disclosure Schedule, no Person other than Seller or Seller Parent has any copy of any such source codes or any right, title, interest or license, conditional or otherwise, including under any escrow agreements, with respect to any such source codes, and neither Seller nor Seller Parent has granted any such right, title, interest or license covering any future period, with respect to any such source codes.  Seller or Seller Parent is in possession of and maintains documentation with respect to all such source codes and, upon consummation of the Transactions, Purchaser will exclusively own and have possession of, and shall have the right to use, all such source codes and related documentation, as applicable, free from any Encumbrances.  Seller or Seller Parent also owns and has possession of, and Purchaser will also own and have possession of after the Closing, all other existing documentation with respect to all Business Intellectual Property.

(i)            There are no warranties (express or implied) outstanding with respect to any Business Intellectual Property currently or formerly licensed, developed, sold or distributed, including with respect to any products made that include Business Intellectual Property, ("Business Products"), or any related services rendered, by Seller, Seller Parent or their respective Affiliates related to the Business ("Business Services"), beyond that set forth in the standard warranties provided by Seller.   Each Business Product licensed, developed, sold or distributed, or service rendered, by Seller or Seller Parent is and has been in conformity in all material respects with, and performs and has performed in accordance, in all material respects with, all applicable contractual commitments and warranties and all applicable Laws.  There are no claims existing or, to the Knowledge of Seller or of Seller Parent, threatened (in writing) under or pursuant to any warranty, whether express or implied, on Business Products or Business Services licensed, developed, sold or distributed by Seller or Seller Parent, and there have never been any such claims.

(j)            Neither Seller nor Seller Parent has received any threats or notices claiming any violation of any third party Intellectual Property Rights in the conduct of the Business. Neither Seller nor Seller Parent has received any communications offering to license Seller or Seller Parent under any third party Intellectual Property rights.  No lawsuits are currently pending or have been filed against or by Seller or Seller Parent for any violation of any Intellectual Property rights.  To the Knowledge of Seller or Seller Parent, there is no basis for a third party to assert any claim or bring any lawsuit for any violation, infringement or misappropriation of any Intellectual Property right of any third party.

(k)            Except as set forth in Section 3.16(k) of the Disclosure Schedule, neither Seller nor Seller Parent has incorporated into any Product or Service or otherwise accessed, used or distributed any Open Source Software, in whole or in part.

3.17            Contracts and Contract Parties.
(a)            Section 3.17(a) to the Disclosure Schedule sets forth a complete and accurate list of all material Contracts (in the case of unwritten Contracts, such list includes a brief description of the subject matter thereof), to which Seller or, with respect to the Business, Seller Parent is a party or is otherwise bound, including the following:
(i)            any Contract relating to Indebtedness (including any such agreement pursuant to which Seller or Seller Parent has extended credit or made other financial accommodations to any other Person), whether incurred, assumed, guaranteed or secured by any asset, or relating to the imposition of Encumbrances on any assets of Seller or of Seller Parent;

(ii)            any Contract or series of related Contracts, including any option Contract, relating to the acquisition or disposition of any business, capital stock, membership interests or assets of Seller or Seller Parent;
(iii)            any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets;

(iv)            any Contract under which Seller or Seller Parent would expect to receive payments or under which Purchaser could expect to receive payments after the Closing;

(v)            any Contract providing for payments (contingent or otherwise) to or by any Person based on sales, purchases or profits; and

(vi)            any other Contract that is material to the earnings, business, operation, prospects or financial condition of Seller or Seller Parent.

(b)            Except as set forth in Section 3.17(b) of the Disclosure Schedule, neither Seller nor Seller Parent is a party to or bound by any (i) partnership, joint venture, joint operating or similar Contract relating to or affecting the Business (other than the operating agreement of Seller included in the Governing Documents of Seller); (ii) Contract which could require Seller or Seller Parent (or Purchaser after the Closing) to purchase any product or service exclusively from a Person or otherwise deal exclusively with any Person; (iii) Contract which contains so-called "best in house" or "most favored nation" clauses, or otherwise limits Seller or Seller Parent (or could limit Purchaser after the Closing) from selling or purchasing any product or service to or from any Person or in any geographic territory or from otherwise conducting the Business in any manner; (iv) Contract containing any provision providing for the payment by Seller or Seller Parent of any amounts to any Person, or the enhancement of any rights of any Person, or the vesting or the acceleration of any rights or benefits of any Person, upon or as a result of the consummation of the Transactions or otherwise upon a sale of the Business or Seller or Seller Parent or any of their respective assets (or which could become obligations of Purchaser after the Closing); (v) Contract relating to any interest rate, derivatives, hedging or swap transaction; (vi) Contract containing provisions providing for any indemnification obligations to any Person; (vii) Contract providing for the granting of exclusivity to a third party; or (viii) Contract subjecting Seller or Seller Parent to a noncompetition obligation.

(c)            Each Business Contract is valid, enforceable and binding on the parties thereto in accordance with its terms and is in full force and effect.  Neither Seller, Seller Parent nor, to the Knowledge of Seller or of Seller Parent, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, cancel or modify in any material respect, any Business Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute a breach of or an event of default under any Business Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  There are no material disputes pending or, to the Knowledge of Seller or Seller Parent, threatened under any Assumed Contract.  No party to any Assumed Contract has expressed to Seller or Seller Parent orally or in writing its intention to cancel or otherwise terminate or alter in any material respect its relationship with Seller or Seller Parent as it relates to the Business, and neither Seller nor Seller Parent has any information that could lead it to believe that any such Person intends to cancel or terminate, reduce or limit, or otherwise alter in any material respect, its relationship with Seller or as relating to the Business, Seller Parent or with Purchaser after the Closing, whether as a result of the consummation of the Transactions or otherwise.  To the Knowledge of Seller and of Seller Parent, there is no reasonable basis (other than any existing right to terminate for convenience or without cause) for any party to any Business Contract to cancel or otherwise terminate, or to reduce or limit, or to otherwise alter in any material respect its relationship with Seller or, with respect to the Business, Seller Parent or with Purchaser after the Closing.  Subject to Section 2.3(b), all of the Assumed Contracts will be transferred to Purchaser at the Closing without any loss of rights or benefits thereunder, increase or change in obligations thereunder, or additional cost or penalty to Purchaser.

(d)            Complete and correct copies of each Business Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been provided to Purchaser.  To the Knowledge of Seller and of Seller Parent, the complete original of each written Business Contract, or an accurate and complete copy thereof, is located at headquarter offices of the Business.

3.18            Material Business Relationships and Material Suppliers.
(a)            Set forth in Section 3.18(a) of the Disclosure Schedule is a complete and accurate list of the top twenty (20) Business Relationships (by revenues derived by Seller) (collectively, the "Material Business Relationships") (i) from which Seller and, with respect to the Business, Seller Parent derived the most revenues in each of the three most recent concluded fiscal years of Seller or Seller Parent, and (ii) from which Seller or, with respect to the Business, Seller Parent derived or reasonably expects (based on annualized revenues paid to date) to derive the most revenues in the current fiscal year of Seller or Seller Parent.  No Material Business Relationship has expressed to Seller or Seller Parent its, and neither Seller nor Seller Parent has Knowledge of a Material Business Relationship's intention or desire to cancel or terminate, reduce or to otherwise alter in any material respect, its relationship with Seller or Seller Parent.
(b)            Set forth in Section 3.18(b) of the Disclosure Schedule is a complete and accurate list of the top twenty (20) suppliers, vendors or consultants (by amounts paid by Seller or, with respect to the Business, Seller Parent to such suppliers, vendors or consultants) (i) to which Seller or, with respect to the Business, Seller Parent paid the most in each of the three most recent concluded fiscal years of Seller or Seller Parent, and (ii) to which Seller or, with respect to the Business, Seller Parent has paid or reasonably expects to pay the most in Seller's or Seller Parent's current fiscal year (collectively, the "Material Suppliers").  No Material Supplier has expressed to Seller or Seller Parent its, and neither Seller nor Seller Parent has Knowledge of a Material Supplier's intention or desire to cancel or terminate, reduce or to otherwise alter in any material respect, its relationship with Seller or Seller Parent.

(c)            Set forth in Section 3.18(c) of the Disclosure Schedule is a list of all equity interests in other businesses or entities beneficially owned by Seller or Seller Parent.
3.19            Business Employees.
(a)            Section 3.19(a) of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of the names and titles of each Business Employee, the date of hire of each such Business Employee, the base salary of and any incentive compensation received by or accrued for the benefit of each such Business Employee for the Most Recent Fiscal Year and the rate of base salary and bonus opportunity of, and bonuses or incentive compensation received by or accrued for the benefit of each such Business Employee since the end of the Most Recent Fiscal Year through the Closing Date.  Section 3.19(a) of the Disclosure Schedule also sets forth for each Business Employee all proposed salary increases for the Current Fiscal Year, as well as any salary increases that have been granted since the end of the Most Recent Fiscal Year.  All bonuses and incentive compensation payable to Business Employees will be accrued by Seller on a pro rata basis through the Closing Date.  There are no Business Employees who are on layoff, disability, sick time or other leaves of absence or not actively at work in performing services on the Closing Date.  No Business Employee has notified Seller or Seller Parent that such Business Employee intends to leave or is considering leaving the employ of Seller or Seller Parent.  The Business Employees are dedicated exclusively to the operation of the Business and, together with the independent contractors listed in Section 3.19(a) of the Disclosure Schedule, are sufficient for the conduct of the Business as presently conducted.
(b)            Set forth in Section 3.19(b) of the Disclosure Schedule is a complete and accurate list of each Contract to which Seller or, with respect to the Business, Seller is a party, or relating to the Business under which Purchaser could have any payment or performance obligation or other Liability after the Closing: (i) pertaining to the employment or termination of employment of any Business Employee, or former employee of Seller, Seller Parent or the Business, or (ii) providing for the payment of severance or other compensation or benefits to any Business Employee, or former employee of Seller, Seller Parent or the Business, including severance or compensation payable after or by reason of a termination of employment (other than that which is required by applicable Laws).
(c)            Set forth in Section 3.19(c) of the Disclosure Schedule is a complete and accurate list of each Contract with an independent contractor to which Seller or, with respect to the Business, Seller Parent is a party, or under which Purchaser could have any payment or performance obligation or other Liability after the Closing.

3.20            Employee Benefit Plans.
(a)            Set forth in Section 3.20(a) of the Disclosure Schedule is a true and complete list of each Employee Benefit Plan.  The Business Employees do not participate in any plan, program, fund, or arrangement (whether or not qualified for federal income Tax purposes), whether benefiting a single individual or multiple individuals, and whether funded or not, that is an "employee pension benefit plan," or an "employee welfare benefit plan," as such terms are defined in ERISA, or any incentive or other benefit arrangement for such employees and their respective dependents and beneficiaries.

(b)            Neither Seller, Seller Parent nor any ERISA Affiliate of either of them maintains or has ever maintained, or is obligated to contribute to or has ever been obligated to contribute to, a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA) or a "defined benefit plan" (as such term is defined in Section 3(35) of ERISA) or any other plan that is subject to Section 412 of the Code.

(c)            Seller, Seller Parent and each ERISA Affiliate of either of them are and have always been in material compliance with the requirements of ERISA, the Code, and all other Laws applicable with respect to all Employee Benefit Plans.  Each Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is and has from its establishment been so qualified and has received a favorable determination letter or opinion letter as to its qualification.  Neither Seller, Seller Parent nor any ERISA Affiliate of either of them has engaged in any "prohibited transaction" within the meaning of Section 406(a) or Section 406(b) of ERISA or of Section 4975(c) of the Code.  No unsatisfied Liabilities to participants, the IRS, the DOL or any other Person have been incurred by Seller, Seller Parent or any ERISA Affiliate of either of them as a result of the cessation or reduction of contributions under, the transfer of sponsorship of, or the termination of any, Employee Benefit Plan.  Seller, Seller Parent and each ERISA Affiliate of either of them has made full payment of all amounts it is required, under applicable Law or the terms of each Employee Benefit Plan, to have contributed thereto before the Closing Date for all periods through the Closing Date.

(d)            With respect to each Employee Benefit Plan, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Seller or of Seller Parent, threatened, and no facts or circumstances exist that could reasonably be expected to give rise to any such Actions.

(e)            All reports and information required to be filed with the DOL, IRS or other Governmental Authority or furnished to plan participants or their beneficiaries with respect to each Employee Benefit Plan have been filed and/or furnished, all annual reports (including Form 5500 series) of such Employee Benefit Plans were certified without qualification by each such Employee Benefit Plan's accountants, and no material change has occurred with respect to matters covered by the most recent Forms 5500 since the filing date thereof.

(f)            There has been no violation of the "continuation coverage requirement" of "group health plans" as set forth in COBRA with respect to any Employee

Benefit Plan to which such continuation coverage requirements apply..  There has been no violation of the health insurance obligations imposed by HIPAA with respect to any Employee Benefit Plan which is a "group health plan" (as defined in Section 5000(b)(1) of the Code and Section 706 of ERISA) to which such insurance obligations apply (including the requirement under HIPAA that certificates of creditable coverage be provided to certain employees and their dependents).

3.21            Labor Relations.  Neither Seller nor Seller Parent is a party to any Contract, collective bargaining or otherwise, or understanding with a labor union or other labor organization covering any of the Business Employees or the Business, and neither Seller nor Seller Parent has ever been affected by any strike or other labor disturbance involving the Business Employees or the Business nor, to the Knowledge of Seller or of Seller Parent, has any union attempted to represent, as collective bargaining agent, the Business Employees.  Neither Seller nor Seller Parent is and never has been the subject of any Action asserting that Seller or Seller Parent committed an unfair labor practice or seeking to compel Seller or Seller Parent to bargain with any labor union or other labor organization, nor has there ever been or is there pending or, to the Knowledge of Seller or of Seller Parent, threatened any labor strike, dispute, walk-out, work stoppage, slow-down, or lockout involving Seller, Seller Parent or the Business.  Neither Seller nor Seller Parent has taken any action that could constitute a "mass layoff," "mass termination," or "plant closing" within the meaning of WARN or that could otherwise trigger notice requirements or Liability under any federal, local, state, or foreign plant closing notice or collective dismissal Laws.
3.22            Insurance.
(a)            Section 3.22(a) of the Disclosure Schedule sets forth (i) an accurate and complete list of each insurance policy and fidelity bond which covers the Business and Seller or, with respect to the Business, Seller Parent ("Insurance Policies") and (ii) a list of all pending claims and the claims history for Seller and, with respect to the Business, Seller Parent their respective  Affiliates during the Most Recent Fiscal Year and the Current Fiscal Year (including with respect to insurance obtained but not currently maintained).  There are no pending claims under any of such Insurance Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. Section 3.22(a) of the Disclosure Schedule describes any self-insurance arrangement by or affecting Seller, with respect to the Business, Seller Parent or any of their respective Affiliates, including any reserves thereunder, and describes the loss experience for all claims that were self-insured in the three most recent concluded fiscal years of Seller or Seller Parent or in the Current Fiscal Year.  All Insurance Policies are in full force and effect and, to the Knowledge of Seller and of Seller Parent, are enforceable in accordance with their terms and issued by insurers which are financially sound and reputable.  Neither Seller nor Seller Parent has received any notice that any issuer of an Insurance Policy has filed for protection under bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated or any other indication that an Insurance Policy may no longer be in full force or effect or that the issuer of an Insurance Policy may be unwilling or unable to perform its obligations thereunder.  The Insurance Policies provide adequate insurance coverage for the Business, and are sufficient for compliance with all Laws and Contracts related to the Business to which Seller or, with respect to the Business, Seller Parent is a party or by which it is bound.
(b)            All premiums due under the Insurance Policies have been paid in full or, with respect to premiums not yet due, accrued.  Neither Seller nor any of its Affiliates has received a notice of cancellation of any Insurance Policy or of any material changes that are required in the conduct of the Business as a condition to the continuation of coverage under, or renewal of, any such Insurance Policy. There is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Insurance Policy or entitle any insurer to terminate, cancel or limit or reduce the coverage under any Insurance Policy.  Neither Seller nor any of its Affiliates has any Knowledge of any threatened termination of any Insurance Policy.   No Insurance Policy will be affected by, terminate or lapse by reason of the Transactions.
3.23            Environmental Matters.  Seller and Seller Parent has obtained and holds all Environmental Permits that are required by Environmental Laws to be obtained and held by Seller or Seller Parent with respect to the operation of the Business and the Purchased Assets. Section 3.23 of the Disclosure Schedule sets forth a list of all Environmental Permits held by Seller or Seller Parent.  The operations of Seller and, with respect to the Business, Seller Parent and the Purchased Assets are currently and have always been in compliance with all Environmental Laws.  Seller has not received from any Person any notice or Action of any violation of Environmental Laws.  Neither Seller nor Seller Parent has retained or assumed or is responsible or liable for, by Contract or operation of Law, any Liabilities of any other Person under any Environmental Law.  There are no Environmental Claims pending against or involving Seller or, with respect to the Business, Seller Parent and, to the Knowledge of Seller and of Seller Parent, there is no basis for any Environmental Claim to be made against Seller, Seller Parent or which could, after the Closing, result in any Liability to the Purchaser or any of its Affiliates.
3.24            Related Party Transactions. Section 3.24 of the Disclosure Schedule sets forth of each Contract or other arrangement related to the Business to which Seller or Seller Parent and a Related Party is a party (each a "Related Party Contract").  No Related Party Contract is included in the Purchased Assets or will have any effect on the Business or the Purchaser after the Closing, and neither Seller, Seller Parent nor, to the Knowledge of any Seller or of Seller Parent, any Related Party, has any direct or indirect interest in, or derives any income from, any Person in a business which is competitive with or similar to the Business. No Related Party Contracts are necessary or required to operate the Business from and after the Closing in substantially the same manner as it was operated by Seller or Seller Parent before the Closing.
3.25            Absence of Certain Changes and Events.  Since the end of the Most Recent Fiscal Year, (i) Seller and Seller Parent have conducted the Business in the Ordinary Course of Business, (ii) there has not been any Material Adverse Effect, and (iii) neither Seller nor Seller Parent has taken or agreed to take any action that would, after the date hereof, be prohibited or omitted to take or agreed to omit to take any action that would, after the date hereof, be required, as the case may be, by Section 5.1 of this Agreement.
3.26            Brokers.  Except for XL TechGroup, Inc. and Gregory W. Haskell, no Person acting on behalf of Seller or Seller Parent or any of their Affiliates or under the authority of any of the foregoing is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with any of the Transactions.
3.27            Privacy.  Seller and Seller Parent have each, with respect to Personal Information used or obtained in the operation of the Business: (i) protected the privacy of such Personal Information; (ii) exercised its best efforts to ensure against unauthorized access to such Personal Information, unauthorized transfers of such Personal Information and misuse of such Personal Information; and (iii) exercised its best efforts to ensure that no Business Employee, former employee or independent contractor has: (1) used or exploited any Personal Information for any purpose other than to perform such Person's duties as an employee or contractor in the operation of the Business; or (2) disclosed, transferred or disposed of such Personal Information to any third parties except in compliance with Law and the policies of Seller or Seller Parent.  There have been no unauthorized or inadvertent disclosures of Personal Information. Neither Seller nor Seller Parent has engaged in any text messaging, voice communications or email communications in violation of applicable Laws.
3.28            Solvency.  Neither Seller nor Seller Parent is, or has been in the past six years involved in any Action under bankruptcy Laws or any other insolvency or debtor's relief Laws, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator, or other similar official.  As of and after the Closing Effective Time, (i) Seller and Seller Parent each will be able to pay its debts, Liabilities, and obligations as they become due in the normal and usual course of business, (ii) neither Seller nor Seller Parent will have unreasonably small or insufficient capital with which to conduct its present or proposed future business, (iii) the present saleable value of Seller's or Seller Parent's assets does and will exceed its debts and other anticipated debts, Liabilities and obligations, taking into account all contingent and/or unliquidated debts, Liabilities, and obligations and pending and threatened litigation, and (iv) the cash available to Seller and Seller Parent, after taking into account all other anticipated uses, will be sufficient to pay all such debts, Liabilities, and obligations in accordance with their terms.
3.29            Full Disclosure.  Neither this Agreement nor any of the exhibits or schedules attached hereto contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading.  There is no event, circumstance or other fact of which Seller or Seller Parent have Knowledge that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect and which has not been disclosed to Purchaser.

ARTICLE IV
 REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Seller and Seller Parent, knowing and intending that Seller and Seller Parent are relying on the accuracy of such representations and warranties in entering into the Transactions, as set forth in this Article IV.
4.1            Authority Relative to Agreement.
(a)            Purchaser has the requisite corporate power and lawful authority to enter into and to perform its obligations under the Transaction Documents to which it is a party and to consummate the Transactions.  The execution, delivery, and performance by the Purchaser of the Transaction Documents to which it is a party, and the consummation by the Purchaser of the Transactions, have been duly and properly authorized in accordance with applicable Laws, and no other action, corporate or otherwise, on the part of the Purchaser is necessary to authorize the execution, delivery, and performance by the Purchaser of the Transaction Documents to which it is a party and the consummation of the Transactions.
(b)            This Agreement has been duly executed and delivered by Purchaser, and each of the other Transaction Documents to be executed and delivered by the Purchaser, as applicable, will, when executed and delivered by Purchaser, be duly executed and delivered by Purchaser, and this Agreement is, and each of the Transaction Documents, when duly executed and delivered by all parties whose execution and delivery thereof is required, shall be, the legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except to the extent that such enforceability is limited by bankruptcy, receivership, moratorium, conservatorship, or reorganization Laws or other Laws of general application affecting the rights of creditors generally or by general principles of equity.
4.2            Organization and Standing.  Purchaser is a corporation, duly incorporated, validly existing, and in good standing under the Laws of the state of its incorporation. Purchaser is qualified and authorized to transact business in the Business Location State.
4.3            Non-Contravention; Consents and Approvals.
(a)            The execution and delivery by Purchaser of the Transaction Documents to be executed and/or delivered by Purchaser and the performance by Purchaser of the terms of the Transaction Documents to be executed and/or delivered by Purchaser, and the consummation of the Transactions, do not and will not (with or without the passage of time or the giving of notice or both) (i) contravene, conflict with, or result in a violation of any provisions of the constituent organizational documents of Purchaser or any action of the stockholders or directors of Purchaser or any Laws binding upon Purchaser, or (ii) give any Governmental Authority or other Person the right to challenge this Agreement or any of the Transactions or to exercise any remedy or obtain any relief under any Law to which Purchaser is subject.

(b)            All Governmental Authorizations and other Consents required to be obtained, given or made by Purchaser in connection with the execution, delivery and performance of any of the Transaction Documents or the consummation of the Transactions have been obtained, given or made or, if not required to have been obtained given or made before the execution of this Agreement, will be obtained, given or made before the Closing.
4.4            Actions.  There is no pending Action and, to the Purchaser's knowledge, no Person has threatened to commence any Action that challenges, or that, if decided adversely to Purchaser, would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the closing of the Transactions.
4.5            Brokers.  Except for B. Riley & Co., no Person acting on behalf of Purchaser or any of its Affiliates or under the authority of any of the foregoing is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with any of the Transactions.
4.6            Adequate Funds.  Purchaser has all funds necessary and on hand to enable it to perform its obligations under this Agreement and pay the Purchase Consideration in accordance with its terms.

ARTICLE V
 POST-CLOSING MATTERS
5.1            Employees and Employee Benefits.
(a)            From and after the Closing Date:
(i)            Seller and Seller Parent shall (A) maintain and continue all health Employee Benefit Plans (including medical, dental, prescription, and vision Employee Benefit Plans), and take all actions necessary to ensure the continuance of such health Employee Benefit Plans through the end of the calendar month in which the Closing Date occurs, and (B) retain all Liabilities with respect to, and provide in accordance with applicable Laws and be solely responsible and liable for providing to all current or former employees (including Business Employees) of Seller, Seller Parent or their respective  Predecessors and Affiliates, and their covered dependents), any applicable benefits or continuing insurance coverage under COBRA or similar benefits, and Purchaser shall not have any Liabilities whatsoever with respect to (or to provide to any current or former employee (including any Business Employee)) any of the foregoing benefits for which Seller or Seller Parent is responsible.

(ii)            Seller and Seller Parent shall be and remain solely responsible and liable for (A) the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of any current or former employee (including any Business Employee) or agents of Seller, Seller Parent or their respective Predecessors or Affiliates which relate to events occurring on or before the Closing Date or their employment with Seller, Seller Parent or their respective

Predecessors or Affiliates (provided, however, that to the extent and when a Transferred Business Employee is eligible for, enrolls in and is accepted for enrollment in any health Employee Benefit Plan provided to the Transferred Business Employees by Purchaser, then Seller and Seller Parent shall not have any further obligation for such claims or benefits to the extent such claims or benefits are covered by the health Employee Benefit Plan made available to the Transferred Business Employees), and (B) all worker's compensation claims of any current or former employee (including any Business Employee) or agent of Seller, Seller Parent or their respective Predecessors or Affiliates which relate to events occurring on or before the Closing Date or their employment with Seller, Seller Parent or their respective Predecessors or Affiliates, and Seller and Seller Parent shall pay or cause to be paid all such amounts to the appropriate Persons as and when due.

(b)            To the extent any Transferred Business Employee is subject to noncompetition, nonsolicitation or similar restrictive covenants in favor of Seller, Seller Parent, any Predecessor or Affiliate of Seller or Seller Parent, or the Business, Seller and Seller Parent hereby waive compliance by each such Transferred Business Employee with such covenants and agrees that such covenants shall not apply to any such Transferred Business Employee from and after the Closing Date for so long as the Transferred Business Employee is employed (or retained as an independent contractor) by Purchaser.
5.2            Payment of Liabilities and Obligations and Receipt of Payments.  As of the Closing Date, Seller and Seller Parent shall have paid or provided for all Liabilities that are due and payable with respect to the Purchased Assets (except for outstanding accounts payable that are included in the Assumed Liabilities and Obligations), Business Employees or operation of the Business for periods up to and including the Closing Date or which are or will be incurred by Seller or Seller Parent as a result of the consummation of the Transactions, including (i) paying or providing for all Taxes payable in respect of the operation of the Business before the Closing, and (ii) paying in full or providing for the full payment of all compensation (including bonuses and other incentive compensation and severance) that would be payable to Business Employees in respect of the operation of the Business before the Closing.  After the Closing Date, Seller and Seller Parent will pay and perform as and when due all Liabilities, the payment or performance of which is necessary to the performance of Seller's or Seller Parent's obligations under any Transaction Documents, or the failure of which to pay or perform could adversely affect Seller's or Seller Parent's ability to perform its obligations under any of the Transaction Documents, Purchaser, the Purchased Assets or the operation of the Business by Purchaser after the Closing.
5.3            Confidentiality. From and after the Closing, Seller and Seller Parent shall keep confidential and shall not directly or indirectly disclose to any third party or use, any Trade Secrets and Confidential Information of Seller, Seller Parent (with respect to the Business) or the Business (it being understood that from and after the Closing, all Trade Secrets and Confidential Information relating to the Seller, Seller Parent (with respect to the Business) or the Business, other than any that relate to Excluded Assets or Excluded Liabilities, is included in the Purchased Assets and shall constitute confidential or proprietary information or trade secrets of Purchaser), except with the prior written consent of Purchaser; provided, however, that Trade Secrets and Confidential Information shall not include any of the foregoing that is or becomes generally available to the public without breach of any obligation of confidentiality owed by Seller or Seller Parent any Selling Group Member to Purchaser or information that is disclosed to a third party by a Person, other than Seller, Seller Parent or their respective Affiliates or employees, that is not bound by separate confidentiality obligations to Purchaser. Notwithstanding the foregoing, if a Selling Group Member is required in the course of judicial or administrative Action or governmental inquiries to disclose any Trade Secrets and Confidential Information, such Selling Group Member shall give Purchaser prompt written notice thereof so that Purchaser may seek an appropriate protective order and/or waive the Selling Group Member's compliance with the confidentiality provisions of this Section 5.3.
5.4            Non-Competition.
(a)            During the Restricted Period, neither Seller nor Seller Parent shall, directly or indirectly, alone or with others, for itself or for another Person: (i) operate or engage in, or establish or acquire, or have any interest whatsoever in, or provide any services, assistance, financing or advice to (or to any Person who operates or engages in), or participate in the management or control of, or be associated with, any business that operates or is engaged in, anywhere in the world, any aspect of the Business as conducted by Seller as of the Closing Date; (ii) endorse, recommend, promote, support, sponsor, subsidize, or fund any Person that conducts any business anywhere in the world which competes with any aspect of the Business; (iii) cause, induce, influence, encourage or solicit any Material Business Relationship or other actual or prospective client, customer, supplier, vendor, independent contractor, or other Person having a business relationship with Purchaser or any of Purchaser's Affiliates, on or after the Closing Date to terminate or modify in any respect any such actual or prospective relationship; or (iv) sell or otherwise transfer or dispose of, or agree to sell or otherwise transfer or dispose of, any of the Excluded Assets to any Person that (A) is a direct or indirect competitor of the Business, or (B), to the Knowledge of Seller or of Seller Parent, intends to use or permit to be used the Excluded Assets in connection with a business that competes directly or indirectly with the Business.  Notwithstanding the foregoing, Seller and Seller Parent may own, directly or indirectly, solely as an investment, securities of any corporation traded on any national securities exchange if none of it or its Affiliates is a controlling Person of, or a member of a group which controls, such corporation and it and its Affiliates do not, directly or indirectly, collectively own 5% or more of any class of securities of such corporation.
(b)            During the Restricted Period, without the prior written consent of Purchaser, neither Seller nor Seller Parent will, directly or indirectly (i) solicit for employment or hire, or cause, induce, influence or encourage to terminate, reduce or modify its relationship with Purchaser or any of Purchaser's Affiliates, any Transferred Business Employee, or (ii) solicit for employment, or cause, induce, influence or encourage to terminate, reduce or modify its relationship with Purchaser or any of Purchaser's Affiliates any other Person who is or was during the previous twelve (12) months an employee or consultant of Purchaser or any of Purchaser's Affiliates.

(c)            The Parties acknowledge that the restrictions contained in this Section 5.4 are reasonable and necessary to protect the legitimate interests of Purchaser and Purchaser's Affiliates and constitute a material inducement to Purchaser to enter into this Agreement and consummate the Transactions.  In the event that any covenant contained in this Section 5.4 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law.  The covenants contained in this Section 5.4 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
5.5            Collection of Accounts Receivable.
(a)            From and after the Closing, Seller and Seller Parent shall promptly (but in no event later than seven days after receipt thereof) remit to Purchaser, in the form received or in such other form as Purchaser may reasonably request, any payments or remittances which Seller, Seller Parent or any their respective Affiliates receive (such as payments of Purchased Accounts Receivable) which are included in the Purchased Assets or which otherwise belong to Purchaser, regardless of the form in which received (be it cash, instruments or other property), all of which Seller and Seller Parent acknowledge and agree are and shall be the property of, and for the account and for the benefit of, Purchaser.  Seller and Seller Parent shall cooperate with Purchaser and Purchaser's representatives to ensure that Purchaser receives all such payments or remittances, including endorsing any such remittance over to Purchaser or its designee.
(b)            From and after the Closing, Seller and Seller Parent shall deliver to Purchaser promptly following receipt, but in no event later than two days after receipt, by Seller or Seller Parent of any checks or other instruments or evidences of Indebtedness received by Seller or Seller Parent (made payable to Seller, Seller Parent or otherwise) in payment of any Purchased Accounts Receivable or otherwise in respect of any Purchased Asset, or any mail, packages or other communications addressed to Seller, Seller Parent or their respective Affiliates related to the Business.  Purchaser may choose to endorse without recourse the name of Seller or Seller Parent on any check or any other evidences of Indebtedness received by Purchaser in respect of any Purchased Accounts Receivable or other Purchased Assets pursuant to the Powers of Attorney.
(c)            During the period commencing on the Closing Date and ending on the ninetieth (90th) day after the Closing Date, (i) Purchaser shall use commercially reasonable efforts to collect the Purchased Accounts Receivable (provided that Purchaser shall not be required to submit any uncollected Purchased Accounts Receivable for collection by any third party or to take any action to collect such Purchased Accounts Receivable that Purchaser deems in good faith to be adverse to its business interests or relationships), and (ii) Seller and Seller Parent shall assist Purchaser (as reasonably requested by Purchaser) in the collection of the Purchased Accounts Receivable. Any Uncollected Purchased Accounts Receivable remaining uncollected as of the ninetieth (90th) day after the Closing shall be transferred to Seller and the amount of such Uncollected Purchased Accounts Receivable shall be reimbursed to Purchaser through the Closing Working Capital Adjustment in accordance with Section 2.8.  If Purchaser subsequently collects any amounts which were included in the Uncollected Purchased Accounts Receivable Amounts and reimbursed to Purchaser through the Closing Working Capital Adjustment, Purchaser shall promptly remit to Seller or Seller Parent (as directed by Seller and Seller Parent) the amount so collected.  Seller and Seller Parent shall use commercially reasonable collection practices in collecting any Uncollected Purchased Accounts Receivable and will not take any adverse collection action or other action which may adversely affect Purchaser's relationship with any Person with whom it has a business relationship after the Closing, including commencing any collection Action or referring any such Uncollected Purchased Accounts Receivable to any third party for collection, without first consulting in good faith with the Purchaser.
5.6            Certain Tax Matters.
(a)            Seller and Seller Parent shall be responsible for, and covenant and agree to pay, or cause to be paid, as and when due, any and all Taxes due and payable in respect of the operation of the Business or the ownership, use and possession of the Purchased Assets before the Closing (whether or not such Taxes are due and payable as a result of the Transactions), and any Taxes due and payable as a result of the Transactions.  Sellers and Seller Parent shall furnish or cause to be furnished to Purchaser, upon request and as promptly as reasonably practicable, such information and assistance relating to the Purchased Assets (including access to books and records) and Transferred Business Employees as is reasonably necessary for the preparation and filing by Purchaser or any of its Affiliates of any Tax Returns, the making by Purchaser or any of Purchaser's Affiliates of any election related to Taxes, and the preparation, prosecution or defense by Purchaser or any of Purchaser's Affiliates of any Action relating to any Tax or Tax Return by any Governmental Authority.
(b)            After the Closing, Seller and Seller Parent shall comply, and shall provide Purchaser with the information and documentation required by Purchaser to comply, and cooperate with Purchaser in its compliance, with all applicable tax notification Laws (and all similar laws, rules and regulations) of every jurisdiction in which the Purchased Assets are located relating to the purchase and sale of the Purchased Assets as contemplated herein. Without limiting the generality of the foregoing, Seller and Seller Parent shall (i) promptly after the Closing file for and diligently pursue obtaining a tax clearance certificate and bulk transfer sale clearance certificate from the Pennsylvania Department of Revenue; and (ii) provide such certificates to Purchaser as soon obtained.
(c)            If any Tax Authority asserts that Seller or Seller Parent is liable for any Tax related to the Business or the Purchased Assets for any period prior to the Closing Date, Seller and Seller Parent shall promptly pay when due any and all such amounts asserted and shall provide evidence to Purchaser, including a copy of a receipt, that such Taxes have been paid in full or otherwise satisfied; provided, however, that if Seller or

Seller Parent timely contest such Tax in good faith by appropriate procedures, Seller and Seller Parent shall only be required to pay such Taxes as are determined to be due after conclusion of the procedures.
(d)            On and after the Closing, Purchaser shall furnish or cause to be furnished to Seller and Seller Parent, upon request and as promptly as reasonably practicable, such information and assistance relating to the operation of the Business prior to the Closing (including access to books and records) as is reasonably necessary for the preparation and filing by Seller or Seller Parent or any of their respective Affiliates of any Tax Returns, the making by Seller or Seller Parent or any of their respective Affiliates of any election related to Taxes, and the preparation, prosecution or defense by Seller or Seller Parent or any of their respective Affiliates of any Action relating to any Tax or Tax Return by any Governmental Authority.
5.7            Encumbrance Termination Documents.
(a)            On or before the Closing Date, Seller and Seller Parent shall deliver to the Purchaser UCC-3 Termination Statements or other written terminations, discharges, or releases, as applicable, of any and all Encumbrances on the Purchased Assets, together with such consents, approvals, or authorizations as are necessary or appropriate to permit Seller or Seller Parent to cause the same to be filed and/or recorded, as applicable, with the appropriate persons, all in form and substance reasonably satisfactory to Purchaser (collectively, the "Encumbrance Termination Documents").  On or before the Closing Date, at Purchaser's option and on its request, Seller and Seller Parent shall either (i) at their expense, cause all Encumbrance Termination Documents to be filed in the appropriate jurisdictions and provide Purchaser with written evidence of the same, or (ii) deliver the original Encumbrance Termination Documents to Purchaser for Purchaser to file and then, on receipt of Purchaser's invoice therefor, reimburse Purchaser for the filing fees and other reasonable expenses incurred by Purchaser in filing the same.
(b)            Notwithstanding the provisions of Section 5.7(a), if Seller has obtained a Payoff Letter from Ben Franklin Technology Partners of Southeastern Pennsylvania ("Ben Franklin") prior to Closing pending payment in full of Seller or Seller Parent's Indebtedness to Ben Franklin, then Seller and Seller Parent shall obtain such Encumbrance Termination Document after the Closing in accordance with Ben Franklin's Payoff Letter at Seller's sole cost and expense (including payment of any fees and costs imposed in connection with the request for, or as a condition to the delivery and filing of such Encumbrance Termination Document). Upon obtaining such Encumbrance Termination Document, Seller and Seller Parent shall either (i) at their expense, cause such Encumbrance Termination Document to be filed in the appropriate jurisdictions and provide Purchaser with written evidence of the same, or (ii) deliver the original Encumbrance Termination Document to Purchaser for Purchaser to file and then, on receipt of Purchaser's invoice therefor, reimburse Purchaser for the filing fees and other reasonable expenses incurred by Purchaser in filing the same.

5.8            Seller Existence and Name.
(a)            Neither Seller nor Seller Parent shall, dissolve, wind up or change, or otherwise modify its entity form or existence in any manner for a period of at least three (3) years after the Closing without Purchaser's prior written consent and, during that three- year period, each of Seller and Seller Parent shall maintain its existence in good standing (in their respective state of incorporation or organization and in any other states in which Seller or Seller Parent conducted business as of the Closing Date.
(b)            Effective as of the Closing Effective Time, Seller and Seller Parent shall cease all conduct of the Business and shall not use the Business Names or any other name used by Seller or Seller Parent in connection with conducting the Business, or any name similar to any of the foregoing.  Within five (5) days after the Closing, Seller and Seller Parent shall change their respective legal name (and shall cause such change to be effected in the state of incorporation or organization of Seller and Seller Parent and in all other jurisdictions in which Seller or Seller Parent is qualified or registered to conduct business) to a name that is dissimilar to and not confusing with the Business Names or any other name used by Seller or Seller Parent in connection with conducting the Business.  Seller shall deliver copies of the filed documentation effecting such name changes to Purchaser within fifteen (15) days after the Closing Date, or to the extent such documentation is not available at such time, promptly after such documentation becomes available.
5.9            Powers of Attorney.  Effective upon the Closing, Seller and Seller Parent shall execute and deliver to Purchaser written powers of attorney, in form and substance reasonably acceptable to Purchaser, appointing Purchaser as Seller's and Seller Parent's true and lawful attorney-in-fact, in the name of Seller and Seller Parent (i) but on behalf of Purchaser and for its own account, to receive and open all mail, packages and other communications addressed to Seller or Seller Parent related to the Business, (ii) on behalf of Purchaser and for its own account, to endorse without recourse the name of the applicable person on any check or any other evidences of Indebtedness received by Purchaser with respect to Purchased Accounts Receivable or otherwise on account of the Business or the Purchased Assets, and (iii) to renew or continue any or all Seller Governmental Authorizations for and on behalf of Seller and Seller Parent ("Powers of Attorney").  Seller and Seller Parent each agree that the foregoing appointment shall be coupled with an interest and shall be irrevocable.
5.10            Forwarding Assistance.  After the Closing, Seller and Seller Parent shall, at no cost to Purchaser, forward to Purchaser (on no less than a weekly basis) all correspondence received by the Seller or Seller Parent relating to the Business or the Purchased Assets, and use commercially reasonable efforts to forward any calls or inquiries received concerning the Business to Purchaser.

5.11            Contingent Payments.
(a)            Payments.  Purchaser shall pay the portion of the Contingent Payments Component that is due to the Seller as provided by the Contingent Payments Component Schedule (each, a "Contingent Payment") pursuant to this Section 5.11.
(b)            Payment of the Contingent Payments and Procedures Applicable to Determination of the Contingent Payments.
(i)            On or before the date which is forty-five (45) days after the last day of each Contingent Payments Component Measurement Period (each such date a "Contingent Payments Calculation Date'), Purchaser shall (A) prepare and deliver to Seller a written statement (in each case, a "Contingent Payments Calculation Statement") setting forth in reasonable detail Purchaser's determination of the Contingent Payment payable in such Contingent Payments Component Measurement Period (in each case, a "Contingent Payments Calculation") and (B) pay to Seller such Contingent Payment in full in cash by wire transfer of immediately available funds to the bank account designated by Seller.
(ii)            Seller shall have thirty (30) days after receipt of the Contingent Payments Calculation Statement for each Contingent Payments Component Measurement Period (in each case, the "Review Period") to review the Contingent Payments Calculation Statement and the Contingent Payments Calculation set forth therein.  During the Review Period, Seller and its representatives shall have the right to inspect the books and records of the Purchaser during normal business hours at Purchaser's offices, upon two (2) Business Days prior written notice and solely for the purposes reasonably related to the determination of the Contingent Payments Calculation and the resulting Contingent Payment.  Prior to the expiration of the Review Period, Seller may object to the Contingent Payments Calculation set forth in the Contingent Payments Calculation Statement for the applicable Contingent Payments Component Measurement Period by delivering a written notice of objection (a "Contingent Payments Calculation Objection Notice") to Purchaser.  Any Contingent Payments Calculation Objection Notice shall specify the items in the applicable Contingent Payments Calculation disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute.  If Seller fails to deliver a Contingent Payments Calculation Objection Notice to Purchaser prior to the expiration of the Review Period, then the Contingent Payments Calculation set forth in the Contingent Payments Calculation Statement shall be final and binding on the Parties.  If Seller timely delivers a Contingent Payments Calculation Objection Notice, Purchaser and Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of Contingent Payment that is due and owing for the applicable Contingent Payments Component Measurement Period. If Purchaser and Seller are unable to reach agreement within thirty (30) days after such a Contingent Calculation Objection Notice has been given, all unresolved disputed items shall be resolved pursuant to the mechanism set forth in Section 2.8(e).
(iii) If, following the delivery of a Contingent Payments Calculation Objection Notice to Purchaser by Seller and the resolution of any objections of Seller contained therein, any additional amounts are owed by Purchaser to Seller related to a previously paid Contingent Payment, such amounts shall be paid by Purchaser in cash by wire transfer of immediately available funds to the bank account designated by Seller within three (3) Business Days following the resolution of the dispute described in such Contingent Payments Calculation Notice.
(c)            Maintenance of Books and Records and Reports. Following the Closing:
(i)            Purchaser shall maintain such separate books and records for the Business in accordance with GAAP as are necessary for the calculation of the Contingent Payments.
(ii)            Purchaser shall provide Seller within thirty (30) days of the end of each calendar month during the Contingent Payments Component Period a report detailing: (1) the revenues of the Business (as determined pursuant to the Contingent Payments Component Schedule and this Section 5.11) generated during such prior calendar month; and (2) the gross profit of the Business (as determined pursuant to the Contingent Payments Component Schedule and this Section 5.11) generated during such calendar month.
(d)            Post-Closing Operation of the Business. Following the Closing:
(i) Purchaser shall operate the Business in a commercially reasonable manner and shall not take any actions that are specifically intended to avoid or reduce any of the Contingent Payments.
(ii)            Only Costs of Revenues shall be deducted from net revenues for purpose of calculating the Contingent Payments. The gross-up for customer pass-through expenses shall also be excluded from revenues. No allocations of Purchaser's overhead costs, including general and administrative costs, shall be charged to the Business for purposes of calculating the Contingent Payments.
(iii)  Additionally, if Purchaser materially alters the distributorship and reseller model of the Business, which has the effect of delaying or temporarily reducing sales of Seller's products and services, the Seller shall receive reasonable credit towards the targets for each of the Contingent Payments on account of such delay or reduction as set forth on the Contingent Payments Component Schedule or, at the election of Purchaser, an extension of one or more Contingent Payment Component Periods to be reasonably agreed upon by the Parties.
(e)            Revenues and Gross Margins Related to the Cross-Selling of Products or Services and Bundled Products and Services.  All revenues from all sales and gross margins attributed to any Transferred Business Employees with respect to mobile products of the Business shall be attributed to the Seller for the purpose of calculating any Contingent Payment.  Additionally, if any of the products or services sold in the Business are bundled with any other products or services of Purchaser or a Purchaser Affiliate and sold to any customer of Purchaser or a Purchaser Affiliate, and such bundling does not separately provide a price for the mobile products of the Business consistent with the price at which Purchaser sells such products on a standalone basis, Seller shall receive an allocation of the revenues related to such sale for the purpose of calculating any Contingent Payment as agreed in writing between the Purchaser and the Seller, acting in a commercially reasonable manner.
(f)            Audit Rights. After the end of each twelve-month period ending during the Contingent Payments Component Period, Seller shall have the right, at its own expense, to direct its independent, third party accounting firm to audit the books and records of Purchaser relevant to the calculation of the Contingent Payments for the preceding twelve-month period to confirm Purchaser's calculation of the Contingent Payments paid with respect to such preceding twelve-month in compliance with this Agreement, provided that (i) any such audit occurs within ninety (90) days after the end of the twelve-month period being audited; (ii) Seller provides not less than thirty (30) days written notice prior to such audit to schedule the date of such audit with Purchaser; and (iii) any such audit shall be conducted during Purchaser's regular business hours at its headquarter offices.  If the audit determines that any Contingent Payment paid with respect to such twelve-month period was incorrect and as a result the Seller was underpaid, Purchaser shall pay to Seller the difference between the recalculated amount of the Contingent Payment and the aggregate amount of the Contingent Payment actually paid to Seller within fifteen (15) days after such recalculation with interest on such underpayment amount at the Federal Funds Rate then in effect.  Additionally, if such underpayment is more than ten percent (10%) of the Contingent Payment originally paid, the fees, expenses and costs of such audit shall be shared equally by Purchaser and Seller. Notwithstanding the foregoing provisions of this Section 5.11(f), Seller shall have no right to audit any period for which Seller has delivered to Purchaser a Contingent Payments Calculation Objection Notice under Section 5.11(b)(ii) and any disputed items under such Contingent Payments Calculation Notice were resolved pursuant to the mechanism set forth in Section 2.8(e).
(g)            Annual Contingent Payments True-up. On or before each date which is forty-five (45) days after the date that the Contingent Payments for each of the four Contingent Payments Component Measurement Periods in the applicable preceding annual period during the Contingent Payments Component Period have been finally determined in accordance with this Section 5.11 (each such date an "Annual Contingent Payments Calculation Date'), Purchaser shall (A) prepare and deliver to Seller a written statement (in each case, an "Annual Contingent Payments Calculation Statement") setting forth in reasonable detail Purchaser's determination of the cumulative annual Contingent Payment ("Annual Contingent Payment Amount") that would have been payable had the Contingent Payments been determined and based upon the actual annual performance of the Business compared to the target annual performance as set forth on the Contingent Payments Component Schedule rather than upon quarterly performance. In the event the actual annual performance results in an Annual Contingent Payment Amount that is greater than the sum of the four quarterly Contingent Payments made for the same annual period ("Aggregate Quarterly Contingent Payments Amount"), then Purchaser shall pay to Seller the difference between the Annual Contingent Payment Amount and the Aggregate Quarterly Contingent Payments Amount. In the event the actual annual performance results in an Annual Contingent Payment Amount that is less that the Aggregate Quarterly Payments Amount, then Seller shall pay to Purchaser the difference between the Aggregate Quarterly Contingent Payments Amount and the Annual Contingent Payment Amount. Payments to a Party under this Section 5.11(g) shall be made in full in cash by wire transfer of immediately available funds to the bank account designated by the Party receiving the payment. The review, reconciliation and resolution of disputes procedures set forth in Section 5.11(b) shall apply to this Section 5.11(g) as if an Annual Contingent Payments Calculation Statement was deemed a quarterly Contingent Payments Calculation Statement.
(h)            Acceleration of Contingent Payments.  Upon the occurrence of both (i) a Change in Control of Purchaser; and (ii) a material breach by the acquirer of Purchaser in such Change in Control of the obligations of Purchaser under this Section 5.11 that remains uncured at the end of a thirty (30)  day period commencing after written notice of such breach by the acquirer is delivered to the acquirer by Seller, Purchaser shall, or shall cause the acquirer to, pay Seller within thirty (30) days after the end of the foregoing cure period (i) all Contingent Payments earned and payable for any Contingent Payments Measurement Period ended prior to the end of the foregoing cure period that remain unpaid as of the end of the foregoing cure period and (ii) the full amount of all Contingent Payments that would be due and payable with respect to any Contingent Payments Component Measurement Period ending after the end of the foregoing cure period. Purchaser shall require any acquirer in a Change in Control of Purchaser transaction to assume Purchaser's obligations under this Agreement, including without limitation, the obligations of Purchaser under this Section 5.11.
5.12            Intellectual Property Assignments. To the extent Seller and Seller Parent have not obtained written assignments of rights to all Intellectual Property, in form and substance reasonably acceptable to Purchaser ("Intellectual Property Assignments to Seller") from all current and former employees or independent contractors who or which have invented, authored or otherwise created Intellectual Property that is included or intended to be included in the Purchased Assets, then Seller and Seller Parent shall, at their own expense (including payment of any fees, compensation or costs imposed in connection with the request for, or as a condition to the issuance of, any such Intellectual Property Assignment), obtain all such Intellectual Property Assignments before the Closing. If with the written consent of Purchaser any Intellectual Property Assignment is not obtained before the Closing, then Seller and Seller Parent shall, after the Closing (i) obtain such Intellectual Property Assignment as soon as possible after the Closing at Seller's and Seller Parent's sole cost and expense (including payment of any fees, compensation and costs imposed in connection with the request for, or as a condition to the issuance of, any such Intellectual Property Assignment), and cooperate with Purchaser in endeavoring to obtain, such Intellectual Property Assignments at no out-of-pocket cost or expense to Purchaser, and (ii) if and for so long after the Closing as such Intellectual Property Assignment has not been obtained, cooperate with Purchaser in any arrangement proposed by Purchaser in good faith, including obtaining adequate license rights at no cost to Purchaser, that is designed to provide for Purchaser the material benefits (including all economic benefits), claims, and rights to the applicable Intellectual Property and  enforcement for the benefit of Purchaser of any and all rights of Seller and Seller Parent in such Intellectual Property.

Notwithstanding the foregoing, only the Required Intellectual Property Assignments shall be a condition to the Closing, provided that Seller and Seller Parent shall use commercially reasonably efforts to obtain all Intellectual Property Assignments before the Closing, and provided further that Seller and Seller Parent shall be and remain obligated to obtain after the Closing any such Intellectual Property Assignments that are not obtained before the Closing.
5.13            Transfers of Registrations for Domain Names and Short Codes. Seller and Seller Parent shall take all actions required to transfer the registrations of all domain names and short codes included in the Purchased Assets to Purchaser, at Seller and Seller Parent's own expense (including payment of any fees, compensation or costs imposed in connection with the request for, or as a condition to the transfers of, any such domain names and short codes) as soon as possible after the Closing, and cooperate with Purchaser in endeavoring to obtain, such transfers at no out-of-pocket cost or expense to Purchaser. For so long after the Closing as such transfers of domain names and short codes have not been obtained, Seller and Seller Parent shall cooperate with Purchaser in any arrangement proposed by Purchaser in good faith, including obtaining adequate license rights at no cost to Purchaser, that is designed to provide for Purchaser the material benefits (including all economic benefits), claims, and rights to the applicable domain names and short codes and  enforcement for the benefit of Purchaser of any and all rights of Seller and Seller Parent in such domain names and short codes.
5.14            Further Assurances.  From time to time after the Closing, as and when requested by any Party, and at such requesting Party's expense (except to the extent this Agreement otherwise imposes the expense with respect to a matter on such Party), any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and give effect to the Transactions, including further actions as Purchaser may reasonably deem necessary to transfer or confirm the transfer of, or vest or confirm the vesting of, title to any and all Purchased Assets in Purchaser.

ARTICLE VI
 INDEMNIFICATION
6.1            Indemnification by Selling Group Members.  Subject to the limitations and provisions of Section 6.5, 6.6 and 6.7, the Selling Group Members shall jointly and severally indemnify, defend, and hold harmless Purchaser and Purchaser's Affiliates, and each of Purchaser's respective officers, directors, managers, employees, members, partners, stockholders, agents, and other representatives (collectively, "Purchasing Group Indemnitees") from, against and in respect of any and all losses, costs, expenses, claims, damages, Actions, suits, proceedings, hearings, investigations, charges, complaints, demands, injunctions, judgments, Orders, decrees, rulings, directions, dues, penalties, fines, amounts paid in settlement, Liabilities, Taxes, Encumbrances, and fees, including interest, penalties and attorneys and collection agency fees and disbursements (collectively, "Damages"), arising out of, based upon or otherwise in respect of:

(i)            any inaccuracy in or breach of any representation or warranty of any Selling Group Member made in or pursuant to this Agreement or any other Transaction Documents to which a Selling Group Member is a party; provided, however, that for purposes of determining the amount of any Damages that are indemnifiable under this Section 6.1(i), each such representation and warranty shall be read without regard and without giving effect to any materiality or Material Adverse Effect or similar standard or qualification contained therein (as if such standard or qualification were deleted from such representation or warranty), but (2) except for purposes of Section 6.5(a), the materiality or Material Adverse Effect or similar standards or qualifications contained in such representations and warranties will be considered for purposes of determining whether or not there has been a breach of such representation and warranty prior to determining the amount of any Damages, if any.
(ii)            any breach or nonfulfillment of any covenant or obligation of any Selling Group Member contained in this Agreement or any other Transaction Document to which a Selling Group Member is a party;
(iii)            the failure of Seller to be qualified to do business in the State of Pennsylvania;
(iv)            all Excluded Liabilities and Obligations; or
(v)            all Excluded Assets.
6.2            Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless the Selling Group Members and their respective Affiliates, and each of their respective officers, directors, managers, employees, members, partners, stockholders, agents, and other representatives (collectively, the "Selling Group Indemnitees") from, against and in respect of any and all Damages arising out of, based upon or otherwise in respect of:  (i) any inaccuracy in or breach of any representation or warranty of Purchaser made in or pursuant to this Agreement or any other Transaction Document to which Purchaser is a party; (ii) any breach or nonfulfillment of any covenant or obligation of Purchaser contained in this Agreement or any other Transaction Document to which Purchaser is a party; (iii) any Assumed Liabilities or Obligations; and (iv) any Damages imposed upon any Selling Group Member to the extent resulting from Purchaser's operation of the Business or the Purchased Assets after the Closing Date, excluding any such Damages arising out of, based upon or otherwise in respect of any Damages for which any Selling Group Member is obligated to indemnify any Purchasing Group Indemnitee under this Article VI.
6.3            Indemnification Claims.  Any Person seeking indemnification pursuant to this Article VI ("Indemnified Party") shall promptly notify the other Person(s) from whom such indemnification is sought ("Indemnifying Party") of the Indemnified Party's assertion of such claim for indemnification, describing the basis of such claim, but failure to give such notice within any particular time period shall not adversely affect the Indemnified Party's rights to indemnification except to the extent that the Indemnifying

Party can show that the failure to give such notice on a timely basis materially and adversely affected the Indemnifying Party's ability to defend the claim.
6.4            Third Party Claims.
(a)            Each Indemnified Party shall promptly notify the Indemnifying Party of the assertion by any third party of any claim to which the indemnification set forth in this Article VI relates (which shall also constitute the notice required by Section 6.3), but failure to give such notice within any particular time period shall not adversely affect the Indemnified Party's rights to indemnification except to the extent that the Indemnifying Party can show that the failure to give such notice on a timely basis materially and adversely affected the Indemnifying Party's ability to defend the claim.
(b)            Subject to the Indemnified Party's good faith determination that such undertaking would be appropriate and practical and would not raise conflict of interest concerns, and except as set forth below in this Section 6.4(b), the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days after the receipt of any such notice, to undertake the defense of such third-party claim.  The failure of the Indemnifying Party to give such notice and to undertake the defense of such a claim shall constitute a waiver of the Indemnifying Party's rights to defend such third party claim under this Section 6.4(b) and in the absence of gross negligence or willful misconduct on the part of the Indemnified Party shall preclude the Indemnifying Party from disputing the manner in which the Indemnified Party may conduct the defense of such claim or the reasonableness of any amount paid by the Indemnified Party in satisfaction of such claim.  The election of the Indemnifying Party to undertake the defense of any third-party claim pursuant to this Section 6.4(b) will, without admitting liability to any third party with respect to such claim, conclusively establish for the purposes of this Agreement that the claims made in such third-party claim are within the scope of, and subject to, indemnification pursuant to this Article VI.  The Indemnifying Party must provide reasonable assurance to the Indemnified Party of its financial capacity to defend a third-party claim and provide indemnification with respect thereto as a condition to undertaking the defense of such claim.  Notwithstanding the foregoing, under no circumstances shall an Indemnifying Party be entitled to undertake the defense of a third-party claim if (i) such claim is reasonably likely to result in criminal proceedings or liability for any Indemnified Party, (ii) such claim involves requests for injunctive or other equitable relief in respect of a Purchasing Group Indemnitee or its business or (iii) such claim is reasonably likely to result in Damages that, taken with Damages with respect to other existing claims of the Purchasing Group Indemnitees under this Article VI, would not be fully indemnified hereunder, or (iv) Purchaser determines in good faith that such claim is reasonably likely to result in damage to its business or reputation of a Purchasing Group Indemnitee.
(c)            So long as the Indemnifying Party is defending a claim actively and in good faith, the Indemnified Party shall not settle such claim without the Indemnifying Party's consent, which will not be unreasonably withheld, conditioned or delayed.  The Indemnified Party shall, subject to obligations of confidentiality or other restrictions under Contract or Law, make available to the Indemnifying Party or its representatives all records and other materials reasonably required by them and in the possession or under the control of the Indemnified Party for the use of the Indemnifying Party and its representatives in defending any such claim, and shall in other respects give reasonable cooperation in such defense.
(d)            The Indemnifying Party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold) before entering into any settlement or compromise of such claim or proceeding or ceasing to defend such claim or proceeding.  Notwithstanding the foregoing, the Indemnifying Party may, without the prior written consent of the Indemnified Party, settle or compromise any third-party claim, or consent to the entry of judgment with respect to a third-party claim, provided such settlement, compromise, or judgment involves solely the payment of monetary damages by the Indemnifying Party and includes, as an unconditional term thereof, a full and complete release of the Indemnified Party by the claimant or the plaintiff of all Liability with respect to such claim.
(e)            The election by the Indemnifying Party, pursuant to Section 6.4(b), to undertake the defense of a third-party claim shall not preclude the party against which such claim has been made also from participating or continuing to participate in such defense, so long as such party bears its own legal fees and expenses for so doing.
6.5            Indemnification Limitations.
(a)            In the absence of fraud, willful misconduct or intentional misrepresentation, the Selling Group Members shall have no obligation to indemnify the Purchasing Group Indemnitees against Damages under clause (i) of Section 6.1 unless and until the aggregate of all Damages exceeds the Indemnification Basket Amount, in which event the Purchaser Indemnitees shall be entitled to indemnification for all Damages incurred from the first dollar of Damages under clause (i) of Section 6.1; provided, however, that the above limitation for recovery of Damages under clause (i) of Section 6.1 shall not be applicable to any claim for Damages based upon a breach of any representation or warranty made in or pursuant to Sections 3.2, 3.3, 3.7(a), 3.7(b), 3.11, 3.16(d), 3.16(e), 3.16(j), 3.20 or 3.26. The Indemnification Basket Amount shall not be applicable to Damages relating to any provision of Section 6.1 other than clause (i).
(b)            In the absence of fraud, willful misconduct or intentional misrepresentation, Seller and the other Selling Group Members shall not be obligated to indemnify the Purchaser Indemnitees against Damages under clause (i) of Section 6.1 in an aggregate amount that exceeds the Indemnification Cap Amount, provided, however, that the foregoing limitations for collection of Damages under clause (i) of Section 6.1 shall not be applicable to any claim for Damages based upon a breach of any representation or warranty made in or pursuant to Sections 3.2, 3.3, 3.4, 3.5(d), 3.7(a), 3.7(b), 3.11, 3.16, 3.20, 3.23, 3.26 or 3.27. The Indemnification Basket Amount shall not be applicable to Damages relating to any provision of Section 6.1 other than clause (i).
(c)            All representations, warranties, covenants, and obligations in this Agreement and each other Transaction Document shall survive the Closing and the consummation of the Transactions until the end of the Indemnification Period; provided, however, that:

(i)            any claims for indemnification made during the Indemnification Period or the periods set forth below in Section 6.5(c)(ii), (iii), (iv) and (v), as applicable, shall survive the Closing indefinitely until final resolution thereof;
(ii)            any claims for indemnification relating to the matters set forth in Sections 3.7(a), 3.7(b), 3.11, 3.16, 3.20, 3.23 or 3.27, shall survive the Closing for a period ending with the expiration of the applicable statute of limitations;
(iii)            any claims for indemnification relating to the matters set forth in Sections 3.7(a), 3.7(b), 3.11, 3.16, 3.20, 3.23 or 3.27, shall survive the Closing for a period ending with the expiration of the applicable statute of limitations
(iii)            any claims for indemnification relating to the matters set forth in Sections 3.1, 3.2, or 3.3 shall survive the Closing indefinitely;
(iv)            any claims relating to fraud, willful misconduct or intentional misrepresentation shall survive the Closing until the expiration of the applicable statute of limitations; and
(v)            any claims for indemnification for breaches of any covenants and agreements of the Parties contained in this Agreement or any other Transaction Document, including the indemnification covenants of the Parties under this Article VI, shall survive the Closing for a period ending sixty (60) days following the period specified in their respective provisions, or if no period is specified, until the expiration of the applicable statute of limitations.
6.6            Tax, Insurance and other Third Party Recoveries.  In calculating the thresholds set forth in Section 6.5 and the Damages of the Purchasing Group Indemnitees, the amount of such Damages shall be computed net of (i) payments actually recovered by the Purchasing Group Indemnitees under any insurance policy with respect to such Damages (net of actual, out of pocket costs of recovery and increased premiums), (ii) any actual recovery by the Purchasing Group Indemnitees from any other Person with respect to such Damages (net of any costs of recovery), and (iii) any Tax benefit actually received by the Purchasing Group Indemnitees with respect to such Damages; provided that no Tax benefit shall be treated for purposes of this sentence as having been received unless, until and then only to the extent that such Purchasing Group Indemnitees shall have had Taxes which it would otherwise be required to pay (or have paid on its behalf) reduced or eliminated, or received a greater refund than it would otherwise have received, in each case, as a result of such Tax benefit (after taking into account all other deductions and credits).  Neither submission to insurance of any insurable claim otherwise giving rise to indemnification under Section 6.1 nor the taking of actions with respect to third party recoveries from third parties shall be a condition precedent to any Purchasing Group Indemnitees' recovery for indemnification under this Article VI, and no Purchasing Group Indemnitee shall be obligated to submit any such claims to its insurance carrier or pursue any third party recoveries, nor shall any Purchasing Group Indemnitee be obligated to continue to pursue insurance recovery or third party recovery if initially pursued. In the event an actual insurance recovery, third party recovery or Tax benefit relating to an indemnification payment is received after the Purchasing Group Indemnitee has received an indemnification payment hereunder that did not take into account such insurance recovery, third party recovery or Tax benefit, the Purchasing Group Indemnitee shall promptly pay the Seller an amount equal to the lesser of such insurance recovery, third party recovery or Tax benefit and the amount of the related indemnification payment.  Any Purchasing Group Indemnitee seeking indemnification under this Article VI shall have a duty to act in a commercially reasonable manner to mitigate all Damages for which such Purchasing Group Indemnitee seeks indemnification, and the costs or expenses of any such mitigation shall constitute additional Damages subject to indemnification. The Parties acknowledge the intent of this Section 6.6 is to avoid any actual double recovery of Damages by any Purchasing Group Indemnitee in the event of any actual recovery of insurance proceeds, third party recoveries or realization of Tax benefits.
            6.7            Remedies Exclusive.  Notwithstanding Section 7.6(e), the right of the Parties after the Closing to assert indemnification claims and receive indemnification payments pursuant to this Article VI shall be the sole and exclusive right and remedy exercisable by the Parties with respect to any inaccuracy or breach in any representation, warranty, covenant, or agreement contained in this Agreement or in any Transaction Document, except for actions seeking specific performance or similar non-monetary equitable relief and in the case of fraud, willful misconduct or intentional misrepresentation.
            6.8            Right of Set-Off.  Purchaser, on behalf of itself and any other Purchasing Group Indemnitee, may set-off any amounts owed to any of them by any Selling Group Member pursuant to the Transaction Documents against any amounts or consideration owed by Purchaser or any of Purchaser's Affiliates to any Selling Group Member (including the Final Working Capital (if amounts are due Purchaser), the Holdback Amount or any Contingent Payments).  In addition, if there are any outstanding indemnification claims or matters for which a Purchasing Group Indemnitee may be entitled to indemnification hereunder or other amounts to which any Purchasing Group Indemnitee may be entitled pursuant to any Transaction Document, Purchaser may hold back and defer payment of any amounts or consideration owed by Purchaser to any Selling Group Member (including the Final Working Capital (if amounts are due Purchaser), the Holdback Amount or any Contingent Payments) until such matters are resolved and may deduct and retain from any amounts so held back any amounts any Selling Group Member owes any Purchasing Group Indemnitee hereunder once such disputed matters are resolved.  The exercise of such right of set-off by Purchaser shall not constitute an event of default under any obligation owed by Purchaser to any Selling Group Member.  Neither the exercise nor the failure to exercise such right of set-off will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to them.

6.9            Holdback.
(a)            At the Closing, as a source of security for any indemnification under Section 6.1 of this Agreement and not as a limitation on Damages, Purchaser shall withhold the Holdback Amount from the Cash Component to be held by Purchaser for the Holdback Period as a non-exclusive source for effecting the payment and discharge of any indemnification obligations of Seller under Section 6.1 of this Agreement. Any reductions in the Purchase Consideration pursuant to this Section 6.9 shall first reduce the Cash Component before reducing the Contingent Payments Component and then shall reduce the Contingent Payments Component sequentially beginning with the first Contingent Payment remaining unpaid at the time of the applicable Holdback Claim Notice.
(b)            If Purchaser, during the Holdback Period, has a commercially reasonable good faith belief that it is entitled to indemnification for any amount under this Agreement ("Holdback Claim"), Purchaser will notify Seller of such claim ("Holdback Claim Notice"). The Holdback Claim Notice shall set forth the amount claimed and the basis of Purchaser's claim in reasonable detail, together with any supporting documentation.
(c)            Within thirty (30) days after delivery of a Holdback Claim Notice, Seller may deliver to Purchaser a written objection to all or any part of the Holdback Claim Notice ("Holdback Claim Objection"). A Holdback Claim Objection shall set forth the amount of the Holdback Claim Notice disputed and the basis of Seller's objection to the Holdback Claim Notice in reasonable detail, together with any supporting documentation.
(d)            If Seller fails to deliver a Holdback Claim Objection to Purchaser by 5:00 P.M. Eastern Time on the 30th  day following delivery of a Holdback Claim Notice to Seller (or the next succeeding Business Day if such 30th day is not a Business Day), the Holdback Amount and thus the Purchase Consideration shall be reduced by the amount requested in the Holdback Claim Notice. Purchaser shall continue to hold the remaining balance of the Holdback Amount, if any, in accordance with the terms of this Agreement.
(e)            If Seller delivers a Holdback Claim Objection within the time provided in Section 6.9 (d) with respect to all or any portion of a Holdback Claim Notice, the Holdback Amount shall not be reduced by the amount requested in the Holdback Claim Notice or the disputed portion thereof, as applicable, pending either (i) written agreement of Purchaser and Seller as to the action to be taken in respect of such Holdback Claim Notice; or (ii) the submission of such Holdback Claim Notice and Holdback Claim Objection to arbitration in accordance with Section 7.6 and a final non-appealable award with respect to such arbitration having been rendered (in each case under clause (e)(i) or (ii), a "Disputed Holdback Claim Resolution"). Upon resolution of a disputed Holdback Claim, and if the Disputed Holdback Claim Resolution provides for a payment or reimbursement to Purchaser, the Purchase Consideration and the Holdback Amount shall be reduced in accordance with the Disputed Holdback Claim Resolution. If the Disputed Holdback Claim Resolution does not provide for a payment or reimbursement to Purchaser, then Purchaser shall continue to hold the amount of the resolved Holdback Claim in the Holdback fund until its release to Seller in accordance with the terms of this Agreement, subject to further Holdback Claims made prior to the expiration of the Holdback Period.

(f)            As promptly as practicable, and not later than the fifth Business Day, following the Interim Holdback Release Date, Purchaser shall release to Seller from the Holdback Amount: $375,000 MINUS (i) the sum of all amounts reflected in any then outstanding and unresolved Holdback Claim Notices, and (ii) the sum of all amounts that have been retained by Purchaser prior to the Interim Holdback Release Date as a result of Holdback Claims resolved favorably to Purchaser under Section 6.9(d) or 6.9(e).
(g)            The Holdback Amount remaining as of the Final Holdback Release Date, if any, after the resolution of any Holdback Claims under Section 6.9(d) or 6.9(e) and the prior release of any of the Holdback Amount to Seller under Section 6.9(f), LESS  the sum of all amounts reflected in any then outstanding and unresolved Holdback Claim Notices delivered prior to the Final Holdback Release Date, shall be released to Seller as promptly as practicable,  and not later than the fifth Business Day, following the Final Holdback Release Date.  If any portion of the Holdback Amount is not released on the Holdback Release Date because such amount is subject to an outstanding and unresolved Holdback Claim Notice, then following the resolution of such Holdback Claim pursuant to Section 6.9(e), such amount shall be promptly released to Seller or retained by Purchaser, as applicable.
6.10            Effect of Investigation.  The representations, warranties, covenants and obligations of an Indemnifying Party, and an Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation or due diligence conducted by or on behalf of the Indemnified Party (including by any of its representatives) prior to the Closing, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition based on the inaccuracy of any representation or warranty, or on the non-performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants or obligations. Notwithstanding the foregoing provisions of this Section 6.10, an Indemnified Party shall not be entitled to obtain indemnification under this Article VI with respect a particular indemnification claim to the extent the Indemnified Party had actual knowledge prior to Closing (i) of the particular facts or circumstances that gave rise to the claim for indemnification and (ii) that such particular facts or circumstances would constitute the basis for a claim for indemnification under this Article VI.
6.11            Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Consideration for Tax purposes, unless otherwise required by Law.

ARTICLE VII
 MISCELLANEOUS
7.1            Entire Agreement.  This Agreement, including all Exhibits and Schedules attached hereto, all of which are hereby incorporated herein by reference, sets forth the entire agreement and supersedes any and all prior agreements, understandings, promises or representations of the Parties with respect to the transactions and subject matter set forth herein. No Party shall be bound by, and each party specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other Party in any correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.
7.2            Amendments and Waivers.  This Agreement may be amended, modified, superseded, or cancelled, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties.  Absent such a written agreement between the Parties, no delay on the part of a Party in exercising any right, power, or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party of any right hereunder, nor any single or partial exercise of any rights hereunder, preclude any other or further exercise thereof or the exercise of any other right hereunder.
7.3            Assignment.    No Party shall assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other Parties.  Notwithstanding the foregoing, (i) any Party may assign this Agreement in its entirety, upon prior written notice to the other Parties, to any entity controlling, controlled by, or under common control with, the assigning Party (an "Affiliate Assignee"); provided that (1)  such Affiliate Assignee has the financial and other resources necessary to perform all obligations under this Agreement; (2) such Affiliate Assignee agrees in writing to be bound by this Agreement; (3) the assigning Party remains fully responsible for the performance of this Agreement, and (4) the assigning Party provides the other Parties with written notice of such assignment prior to such assignment being made; and (ii) this Agreement may be assigned in its entirety by Purchaser to the acquirer of Purchaser in connection with a Change in Control of Purchaser. This Agreement will be binding on and inure to the benefit of each Party and to each Party's respective permitted successors and assigns.
7.4            Notices.  Any notice required or permitted under this Agreement shall be in writing, and shall be delivered to the intended recipient as follows:  (i) by certified mail, postage prepaid and return receipt requested; (ii) by courier service; or (iii) by Electronic Transmission.  Notice shall be deemed given if by certified mail or courier service on the date of first-attempted delivery to the intended recipient's address as set forth on the signature page to this Agreement (or such other address as a Party may hereafter designate by written notice to the other Parties pursuant to this Section 7.4); and notice by Electronic Transmission shall be deemed given on the date of the sender's receipt of an Electronic Transmission from the intended recipient.  The street addresses and electronic mail addresses of the Parties are set forth on the signature page to this Agreement and may be changed from time to time by notice given by a Party to the other Parties pursuant to the provisions of this Section 7.4.

7.5            Governing Law.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
7.6            Dispute Resolution, Forum.
(a)            The Parties consent to and agree that any dispute or claim arising out of, or in any way related to, this Agreement shall be submitted to binding arbitration in Orange County, California, and conducted in accordance with the Arbitration Organization's rules of practice then in effect or such other procedures as the Parties may agree in writing, and the Parties expressly waive any right they may otherwise have to cause any such action or proceeding to be brought or tried elsewhere. The Parties further agree that (i) any request for arbitration shall be made in writing and must be made within a reasonable time after the claim, dispute or other matter in question has arisen; provided however, that in no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based on such claim, dispute, or other matter would be barred by the applicable statue(s) of limitations; (ii) the appointed arbitrator must be a former or retired judge or attorney at law with at least ten (10) years' experience in commercial matters; (iii) costs and fees of the arbitrator shall be borne by the Parties equally, unless the arbitrator or arbitrators determine otherwise; (iv) depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings; and (v) the award or decision of the arbitrator, which may include equitable relief, shall be final, and judgment may be entered on such award in accordance with applicable law in any court having jurisdiction over the matter. The arbitrator shall be required to follow applicable law in rendering the arbitrator's decision.

(b)            TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)            The Parties acknowledge and agree that money damages may not be a sufficient remedy for a breach of certain provisions of this Agreement, including but not limited to Sections 5.3 and 5.4, and accordingly, a non-breaching Party may be entitled to specific performance and injunctive relief as remedies for such violation. Accordingly, the Parties agree that a non-breaching party may seek relief in a court of competent jurisdiction for the purposes of seeking equitable relief hereunder, notwithstanding Section 7.6(a)(v) above, and that such remedies shall not be deemed to be exclusive remedies for a violation of the terms of this Agreement but shall be in addition to all other remedies available to the non-breaching party at law or in equity.

(d)            In any action, or other proceeding by which a Party either seeks to enforce its rights under this Agreement, or seeks a declaration of any rights or obligations under this Agreement, whether an arbitration under Section 7.6(a) or an equitable action in a court of competent jurisdiction under Section 7.6(c), the prevailing party will be entitled to reasonable attorneys' fees, and subject to Section 7.6(a) above, reasonable costs and expenses incurred to resolve such dispute and to enforce any final judgment.

(e)            Except as set forth in Section 6.7, no remedy conferred on a Party by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.  The election of one or more remedies by a Party will not constitute a waiver of the right to pursue other available remedies.

7.7            Public Communications. The Parties shall not make any public statements, including any press releases, with respect to the Transaction Documents and the Transactions without the prior written consent of the other Party(ies) (which consent shall not be unreasonably withheld) except as may be required by Law,  any Governmental Authority or the rules of any securities exchange or market.  If a public statement is required to be made by Law,  by any Governmental Authority or the rules of any securities exchange or market, the Parties shall use reasonable efforts to consult with each other in advance as to the contents and timing thereof. Notwithstanding the foregoing, Seller and Seller Parent hereby consent to Purchaser disclosure of the Transactions and the terms of the Transactions in public announcements and filings with Governmental Authorities and the filing of the Transaction Documents with Governmental Authorities without requiring the prior written consent or review of the Seller or Seller Parent.
7.8            Severability.  In the event any provision of this Agreement is deemed to be invalid or unenforceable by a court or other authority having competent jurisdiction:  (a) said provision shall nevertheless be enforced to the maximum extent thereby permitted so as to give as much effect as possible to the intention of the Parties; and (b) the remaining provisions not so affected will continue in full force and effect.
7.9            Interpretation.
(a)            Every provision of this Agreement is the result of full negotiations amongst the Parties, both of whom have either been represented by counsel throughout or otherwise been given an opportunity to seek the aid of counsel.  Each Party further agrees and acknowledges that it is sophisticated in legal affairs and has reviewed this Agreement in detail.  Each Party acknowledges that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation between them of all risks (both known and unknown) associated with the transactions contemplated hereunder. The limitations and disclaimers related to warranties and liability contained in this Agreement are intended to limit the circumstances and extent of liability. No provision of this Agreement shall be construed in favor of or against any of the Parties hereto by reason of the extent to which any such Party or its legal counsel participated in the drafting thereof.

(b)            Captions and headings of sections contained in this Agreement are for convenience only and shall not control the meaning, effect, or construction of this Agreement.
(c)            Time periods used in this Agreement shall mean calendar periods unless otherwise expressly indicated.
(d)            Except as otherwise provided or if the context otherwise requires, whenever used in this Agreement, (i) any noun or pronoun shall be deemed to include the plural and the singular as well as the masculine, feminine and neuter genders, (ii) the terms "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," (iii) the word "or" shall be inclusive and not exclusive, (iv) all references to Articles, Sections, subsections, preambles or recitals, refer to the Articles, Sections, subsections, preamble and recitals of this Agreement, and all references to Schedules refer to the Schedules attached to this Agreement or delivered with this Agreement, as appropriate, and all references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes, (v) the terms "hereunder," "hereof," "hereto," and words of similar import shall unless otherwise stated be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof, (vi) the terms "dollars" or "$" means United States dollars, (vii) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified through the date hereof in accordance with the terms thereof and includes all addenda, exhibits and disclosure schedules thereto, (viii) any reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and (ix) any reference to any Governmental Authority includes any designee thereof or successor thereto.
(e)            The Parties intend that each representation, warranty, and covenant contained in this Agreement shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.
(f)            In the event of any inconsistency between the statements made in the body of this Agreement and those contained in the Schedules (other than an express exception to a specifically identified statement), those in this Agreement shall control.  Any disclosures in any Schedule or in any other Transaction Document of any information that is not required under the terms hereof or thereof to be disclosed herein or therein shall not change or diminish the disclosure requirements herein or therein.
7.10            Counterparts; Facsimile or PDF Signature.  This Agreement may be executed in counterparts, each of which will be deemed an original hereof and all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile or PDF signature by a Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

[The remainder of this page intentionally left blank; signature page and exhibits follow.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf as of the date first above written.
Purchaser
Autobytel Inc., a Delaware corporation
By:	/s/ Glenn E. Fuller
Glenn E. Fuller, Executive Vice President, Chief Legal and Administrative Officer and Secretary

Purchaser Notice Contact Information:
Autobytel Inc.
18872 MacArthur Blvd., Suite 200
Irvine, California 92612-1400
Attention:  Glenn E. Fuller
Executive Vice President, Chief Legal and
Administrative Officer and Secretary
Fax:  (949) 862-1323
Email Address:  ABTLLegal@autobytel.com

Seller
Advanced Mobile, LLC, a Delaware limited liability company
By:	/s/ Bret Dunlap
Bret Dunlap, President and Chief Executive Officer

Seller Parent
Advanced Mobile Solutions Worldwide, Inc., a Delaware corporation
By:	/s/ Bret Dunlap
Bret Dunlap, President and Chief Executive Officer

Seller and Seller Parent Notice Contact Information:
Advanced Mobile, LLC
Advanced Mobile Solutions Worldwide, Inc.
1150 First Avenue, Suite 105
King of Prussia, PA 19406
Attention: Bret Dunlap, Chief Executive Officer
Fax: 215.392.5813
Email Address: bretd@advancedmobile.com

Exhibit A
Purchased Assets Schedule

All of the assets, rights, privileges, interests, and properties, of every type and description, owned, leased, used, useable or held for use by Seller or, with respect to the Business, by Seller Parent. The Purchased Assets include, without limitation, the following:

•
All current assets of Seller or Seller Parent, including all Accounts Receivable of Seller or Seller Parent ("Purchased Accounts Receivable"), but excluding current assets included in the Excluded Assets.

•
All Tangible Personal Property owned, leased, licensed, used, useable or held for use by Seller or Seller Parent (with respect to the Business), wherever located, and whether or not carried on the books of Seller or Seller Parent.

•	All work in process of whatever nature.
•	All Business Intellectual Property.
•
All rights, title and interests of Seller or Seller Parent in and to any land, buildings, and facilities, and the improvements and fixtures attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating thereto ("Business Real Property").

•	All keys to buildings, offices, security codes, passwords, and identification numbers pertaining to the operation of the Business Real Property.
•	All Assumed Contracts.
•
All accounts and relationships with any Persons who pay Seller or Seller Parent (with respect to the Business), or from whom Seller or Seller Parent (with respect to the Business) derives, any revenues and other Persons having business dealings with Seller or Seller Parent (with respect to the Business ("Business Relationships").

•
All books, records, data and information, in any form, related to or concerning the Business, the Transferred Business Employees, the Purchased Assets, or the Assumed Liabilities and Obligations, whether or not in the possession of Seller or Seller Parent, including all lists of current and prospective Business Relationships, all supplier and vendor lists, records, files and information, service and warranty records, equipment logs, operating guides and manuals, personnel records and files of or relating to the Transferred Business Employees, marketing and promotional materials used in the Business, whether in electronic or paper form, including advertising materials, product data, price lists, sales materials, scientific and commercial publications, market research and other materials associated with the Business (collectively, the "Business Records").

•	All Governmental Authorizations required to conduct the Business, to the extent transferable.
•
All prepaid expenses and deposits paid by or to Seller or Seller Parent (with respect to the Business), including all advances made by Seller or Seller Parent to any Person, and all other prepaid items, credits, and discounts for or toward the purchase of goods, services, or Inventory.

•	All telephone and fax numbers related to the Business.
•	All goodwill and going concern value of and related to the Business.
•
All bank accounts, checking accounts, trust accounts, suspense accounts or similar accounts, and safe deposit boxes of Seller or Seller Parent (with respect to the Business), other than those bank accounts listed on the Excluded Assets Schedule.

•	All insurance benefits, including rights and proceeds, arising from or relating to the Business, Purchased Assets or the Assumed Liabilities and Obligations.
•	The entity names of Seller and Seller Parent and any other names under which Seller or Seller Parent conducts the Business (collectively, the "Business Names")
•
All rights, claims, credits, causes of action, rights to indemnification and contribution or rights of set-off of Seller or Seller Parent (with respect to the Business) against third parties, whether choate or inchoate, known or unknown, contingent or non-contingent.

•
All express or implied warranties of manufacturers, sellers, or lessors of any Purchased Assets and all other warranties and guaranties for the benefit of Seller or Seller Parent (with respect to the Business).

Exhibit B
Assumed Contracts and Liabilities Schedule

The following are the only Assumed Contracts and Assumed Liabilities and Obligations:

•	All contracts listed on Section 3.17(a)(iv) of the Disclosure Schedules.
•	All confidentiality, noncompetition and intellectual property assignment agreements of Business Employees and third parties that benefit Seller or Seller Parent.
•	INFOIQ Service Agreement by and between Digital Motorworks, Inc. and Advanced Mobile Solutions Worldwide, Inc. dated February 9, 2009.
•	Service Agreement for Mobile Messaging Services by and between Advanced Mobile, LLC and CellTrust Corporation dated December 1, 2011.
•	Lease Agreement by and among Parkview Tower Associates, L.P., Advanced Mobile, LLC and Advanced Telecom Services, Inc. executed April 1, 2013.
•	License Agreement by and between Internet Brands, Inc. and Advanced Mobile, LLC dated December 1, 2011
•
Product License and Development Services Agreement by and between New Start Mobile, LLC and Advanced Mobile Solutions Worldwide, Inc. dated September 1, 2010 (being amended and restated effective as of the Closing)

•
Amended and Restated Product License and Development Services Agreement by and between Fontera, Inc. and Advanced Mobile Solutions Worldwide, Inc. dated September 3, 2010 (being amended and restated effective as of the Closing)

•	Development, License and Services Agreement by and between Advanced Mobile Solutions, Inc. and Advanced Telecom Services, Inc. dated June 1, 2008 (being amended and restated as of the Closing)
•	Cars2Go Distribution Agreement by and between Advanced Mobile, LLC and Advanced Telecom Services, Inc. dated June 19, 2011 (being terminated effective as of the Closing)
•	Agreements with the following Vendors:
o	CoreDial, LLC
o	Lime Systems
o	CellTrust
o	Neustar
o	Webhosting.net
o	Comcast
o	GoDaddy
o	Host Gator
o	eFax
o	LinkedIn
o	Logmein.com
o	Verizon
o	AT&T Mobile
o	Dial 800
o	iTransact

Assumed Liabilities and Obligations

•
The performance of Seller's obligations which arise after the Closing Date under the Assumed Contracts, but expressly not including any Liabilities, whenever arising or asserted, which relate to or arise out of any breach or violation of any Assumed Contract, or any default or failure to perform under any Assumed Contract prior to the Closing Effective Time.

•	Only payment obligations under the Assumed Contracts arising after the Closing Date, unless such payment obligation is included in the Purchased Assets included in the Closing Working Capital.
•
Accounts Payable that are included in the Preliminary Working Capital Schedule or that are incurred prior to the Closing in the Ordinary Course of Business and consistent with past practice that are not past due and that are included in the calculation of the Final Closing Working Capital.

Exhibit C
Excluded Assets Schedule

The following assets of Seller constitute the only Excluded Assets:

•	All cash and cash equivalents.
•	Tax Returns and Tax records of Seller and the Seller entity's seal, minute books, stock books and other records having to do with the organization, capitalization and governance of Seller.
•	All rights of Seller under this Agreement.
•	All Employee Benefit Plans and all amounts held or invested by Seller in connection therewith
•	Toronto Dominion Bank Account # ******5735
•	Seller Parent's Membership Interest in Seller.

Exhibit D
Contingent Payments Component Schedule

Following the Closing, and as additional consideration for the Purchased Assets, Seller shall be entitled to receive from Purchaser (subject to the terms and conditions set forth in this Contingent Payments Component Schedule) additional amounts based on the following:

This Exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Exhibit E
Preliminary Closing Working Capital Schedule

This Exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Exhibit F
Closing Schedule

I.            Closing Deliveries and Actions by Seller. At the Closing, Seller and Seller Parent shall take the following actions and deliver the following documents, as applicable, to Purchaser:
•	This Agreement, duly executed by Seller and Seller Parent.
•	The Bill of Sale and Assignment, duly executed by Seller and Seller Parent.
•	The Intellectual Property Assignment, duly executed by Seller.
•	All other Transaction Documents to which Seller or Seller Parent is a party, duly executed by Seller and Seller Parent, as applicable.
•
Written Consents for assignment of the Nonassignable Contracts and all other Consents referenced in Section 3.4(b) of the Disclosure Schedule and designated therein as a "Consent Required For Closing" (collectively the "Consents Required For Closing").

•
Seller and Seller Parent shall have obtained and delivered to Purchaser all Governmental Authorizations and other Consents Required for Closing from third parties, and shall have made or given all filings, submissions and notifications required under any Law applicable to such party or any of its Affiliates, that may be or become necessary for the performance of their respective obligations under the Transaction Documents or the consummation of the Transactions. Neither Seller nor Seller Parent will permit or agree to any changes to the terms of, or waive or agree to waive any rights with respect to, the Business or any Purchased Assets (including any Contract related to a Consent Required For Closing included therein) in connection with or to obtain any such Consent without the prior written approval of Purchaser.

•
At or before the Closing, Seller and Seller Parent shall deliver to Purchaser, written evidence, in form and substance reasonably satisfactory to Purchaser, that the boards of directors, stockholders and all members of Seller and Seller Parent have consented to and duly authorized the Transactions and waived any dissenter's appraisal or similar rights that any of them may have with respect to the Transactions (collectively, the "Selling Group Consents and Approvals").

•
Intellectual Property Assignments from the Persons listed on Section 3.16(f) of the Disclosure Schedule, if any, and designated therein as an "Intellectual Property Assignment Required For Closing" (collectively the "Required Intellectual Property Assignments").

•	A good standing certificate of Seller and Seller Parent as of a date within five (5) days of the Closing Date.
•	Payoff letters or similar written instructions, in form and substance reasonably acceptable to Purchaser, for the repayment in full of all Indebtedness of Seller as of the Closing Date to Advanced Telecom, Ben Franklin, Gray Kremen and Frank Washington, or which is secured by or creates any Liens on the Purchased Assets ("Payoff Letters"), which Payoff Letters shall provide the amount necessary to pay off such Indebtedness in full on the Closing Date. To the extent a Liability, Encumbrance, or Lien is not the subject of a Payoff Letter, Seller shall have delivered (i) written evidence in form and substance satisfactory to the Purchaser of the repayment in full of all Indebtedness which is secured by Encumbrances on any Purchased Assets, and (ii) the Encumbrance Termination Documents together with written evidence, in form and substance satisfactory to the Purchaser, of the filing of the Encumbrance Termination Documents.

•	UCC searches for each of Seller and Seller Parent showing no Encumbrances other than the Ben Franklin Encumbrance.
•
Employment agreements and other employment documents in the form agreed upon by Purchaser and the applicable Transferred Business Employee executed by each Transferred Business Employee ("Transferred Business Employee Employment Documents").

•
A Section 1445 Certification dated as of the Closing Date, stating, under penalties of perjury, the transferor's United States taxpayer identification number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

•	The Encumbrance Termination Documents.
•	The Powers of Attorney duly executed by Seller and Seller Parent.
•	A properly completed and duly executed IRS Form W-9 for each of Seller and Seller Parent.
•	The Transition Services and Space Sharing Arrangements Agreement duly executed by Seller and Seller Parent.
•	The Opinion of Seller Counsel.
•	The Individual Beneficial Owners Indemnification, Non-Competition and Confidentiality Agreement executed by each of the Individual Beneficial Owners.
•	The new or amended and restated license, vendor or reseller agreements, as applicable, from the following
o	Fontera
o	NSM
o	ATS
o	LC Software
o	CARS/AMS

II.            Closing Deliveries and Actions by Purchaser. At the Closing, Purchaser shall take the following actions and deliver the following documents to Seller, Seller Parent, ATS and the Transferred Business Employees, as applicable:
•	This Agreement, duly executed by Purchaser.
•	The Transition Services and Space Sharing Arrangements Agreement duly executed by Purchaser.
•	All other Transaction Documents to which Purchaser is a party, duly executed by Purchaser.
•	The Transferred Business Employee Employment Documents.
III.            Payment of the Cash Component Closing Payment.  At the Closing, Purchaser shall pay the Cash Component Closing Payment by wire transfer of immediately available funds to Seller or its designees (including the creditors identified in the Payoff Letters) in accordance with the written instructions of Seller delivered to Purchaser prior to the Closing, which written instructions shall provide the identity of each payee, the amounts to be paid to such payee and the instructions for making payment to such payee.

Exhibit G
Form of Bill of Sale, Assignment and Assumption Agreement

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT
This Bill of Sale, Assignment and Assumption Agreement ("Bill of Sale") is made and entered into as of September 30, 2013 ("Effective Date") by and among Advanced Mobile, LLC, a Delaware limited liability company ("Seller"), and Advanced Mobile Solutions Worldwide, Inc., a Delaware corporation ("Seller Parent") (Seller and Seller Parent are collectively referred to herein as the "Selling Group" and sometimes each individually as a "Selling Group Member"), and Autobytel Inc., a Delaware corporation ("Purchaser").
Background
This Bill of Sale is made and given by Seller and Seller Parent pursuant to and in accordance with that certain Asset Purchase Agreement dated as of the Effective Date by and among the Purchaser, Seller and Seller Parent ("Asset Purchase Agreement"), pursuant to which the Seller and Seller Parent have each agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from Seller and Seller Parent, the Purchased Assets.  Capitalized terms used herein but not defined herein shall have the respective meanings given to them in the Asset Purchase Agreement.
Now, therefore, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:
1.      Sale and Transfer of Assets.  Pursuant to the terms and subject to the conditions of the Asset Purchase Agreement, effective as of the Effective Time the Selling Members hereby sell, assign, transfer, grant, bargain, convey and deliver to the Purchaser good, valid and marketable title in and to the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

2.	Assumed Contracts and Assumed Liabilities and Obligations.
(a)            Pursuant to the terms and subject to the conditions of the Asset Purchase Agreement, effective as of the Effective Time the Selling Members hereby transfer and assign to Purchaser all of their respective rights, title and interests in, to and under the Assumed Contracts.
(b)            Pursuant to the terms and subject to the conditions of the Asset Purchase Agreement, effective as of the Effective Time Purchaser hereby accepts the transfer and assignment by each Selling Member of each Selling Members respective rights, title and interests in, to and under the Assumed Contracts and Assumed Liabilities and Obligations, and Purchaser hereby assumes all of the Assumed Contracts and Assumed Liabilities and Obligations.

3.      Further Assurances.  Each Selling Group Member, for itself and its respective successors and assigns, hereby covenant and agree that, at any time and from time to time upon the written request of Purchaser, each Selling Group Member will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required by the Purchaser in order to assign, transfer, set over, convey, assure and confirm unto and vest in the Purchaser, its successors and assigns, title to the Purchased Assets.

4.      Power of Attorney.  Solely in connection with the transfer of the Purchased Assets and without limiting Section 3 hereof, the Selling Group Members hereby constitute and appoint the Purchaser the true and lawful agent and attorney in fact of each Selling Group Member, with full power of substitution and resubstitution, in whole or in part, in the name and stead of each Selling Group Member but on behalf and for the benefit of Purchaser and its successors and assigns, from time to time:

(i)	to demand, receive and collect any and all of the Purchased Assets and to give receipts and releases for and with respect to the same, or any part thereof; and

(ii)	to institute and prosecute, in the name of each Selling Group Member, as applicable, or otherwise, any and all proceedings at law, in equity or otherwise, that Purchaser or its successors and assigns may deem proper in order to collect or reduce to possession any of the Purchased Assets and in order to collect or enforce any claim or right of any kind hereby assigned or transferred, or intended so to be; and to do all things legally permissible, required or reasonably deemed by Purchaser to be required to recover and collect the Purchased Assets and to use each Selling Group Member's name in such manner as Purchaser may reasonably deem necessary for the collection and recovery of same.

Each Selling Group Member hereby declares that the foregoing powers are coupled with an interest and are and shall be irrevocable by each Selling Group Member.
5.      Terms of the Asset Purchase Agreement.  The terms of the Asset Purchase Agreement are not in any way superseded, modified, replaced, amended, changed, rescinded or waived by this Bill of Sale.  In the event of any conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall control.

6.      Miscellaneous.  The provisions of this Bill of Sale shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.  This Bill of Sale may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Bill of Sale will be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to conflict of laws principles.  This Bill of Sale may be executed by electronic, facsimile or photocopied signatures (which may be delivered by facsimile or electronic mail), which signatures shall have the same force and effect as original signatures.

IN WITNESS WHEREOF, the parties have caused this Bill of Sale to be duly executed by their respective authorized officers as of the date first above written.

Seller

Advanced Mobile, LLC

By: ___________________________________________________________________
Bret Dunlap, President and Chief
  Executive Officer

Seller Parent

Advanced Mobile Solutions Worldwide, Inc.

By: ___________________________________________________________________
Bret Dunlap, President and Chief
Executive Officer

Purchaser

Autobytel Inc.

By: _________________________________________________________________
Glenn E. Fuller, Executive Vice
President, Chief Legal and
Administrative Officer and
Secretary

Exhibit H
Form of Intellectual Property Assignment

See attached

INTELLECTUAL PROPERTY ASSIGNMENT
This Intellectual Property Assignment ("Assignment") is made and entered into as of September 30, 2013 ("Effective Date") by and among Advanced Mobile, LLC, a Delaware limited liability company ("Seller"), and Advanced Mobile Solutions Worldwide, Inc., a Delaware corporation ("Seller Parent") (Seller and Seller Parent are collectively referred to herein as the "Assignors" and sometimes each individually as an "Assignor"), and Autobytel Inc., a Delaware corporation ("Assignee").  The Assignors and Assignee are hereinafter referred to collectively as the "Parties" and sometimes each individually as a "Party."
Background
This Assignment is made and given by Seller and Seller Parent pursuant to and in accordance with that certain Asset Purchase Agreement dated as of the Effective Date by and among the Assignee, Seller and Seller Parent ("Asset Purchase Agreement"), pursuant to which the Seller and Seller Parent have each agreed to sell and assign to Assignee, and Assignee has agreed to purchase  and acquire from Seller and Seller Parent, the Purchased Assets.  Capitalized terms used herein but not defined herein shall have the respective meanings given to them in the Asset Purchase Agreement.
Now, therefore, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:
1.            Assignment of Intellectual Property. Assignors, and each of them, irrevocably agree to assign and hereby assign, transfer, convey and deliver unto Assignee any and all right, title and interest held by or licensed to Assignors or either of them in and to the following, together with all goodwill associated with the following (all of the following and associated goodwill collectively referred to herein as the "Intellectual Property"):
(i)        all developments and inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, including all patents and patent applications in Appendix A;
(ii)        all trademarks, service marks, trade dress, logos, trade names and other indications of origin, and all corporate names, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith in any jurisdiction, including all registrations and applications in Appendix A;
(iii)        all copyrights and works of authorship (whether copyrightable or not), and all applications, registrations and renewals in connection therewith in any jurisdiction, including all registrations and applications in Appendix A;
(iv)        all mask works and all applications, registrations and renewals in connection therewith in any jurisdiction;
(v)        all Trade Secrets and Confidential Information (as that term is defined in the Asset Purchase Agreement);

(vi)        all Software (as that term is defined in the Asset Purchase Agreement);
(vii)              all websites, website content and domain names and all short codes (including registrations thereof), including all domain names and short codes in Appendix A;
(viii)              all other Intellectual Property (as that term is defined in the Asset Purchase Agreement);
(ix)        all tangible embodiments of any of the foregoing (in whatever form or medium), including all copies thereof; and
(x)        all claims and causes of action for infringement, misappropriation or dilution of any of the foregoing.
All rights in, to and under the Intellectual Property to be held and enjoyed by Assignee to the same extent as would have been held and enjoyed by such Assignors had this sale, assignment and transfer not been made; any and all rights to royalties, profits, compensations, license fees or other payments or remuneration of any kind relating to the Intellectual Property from the Effective Date; and all claims or causes of action such Assignors have or may have in connection with the Intellectual Property, including, but not limited to, the right to sue and recover damages for any and all past infringements of any of the Intellectual Property.
2.            Further Assurances and Powers of Attorney.
(a)            Each Assignor covenants and agrees that the Assignor shall, at the request of Assignee or its counsel, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, powers of attorney and assurances as may be required to carry out the intent of this Assignment, and to transfer and vest title in and to the Intellectual Property in and to Assignee and to procure, maintain, enforce and protect the right, title and interest in and enjoyment of all of the Intellectual Property in, by and for Assignee; provided, however, this Assignment shall be effective regardless of whether any such additional acts are taken or documents are executed.

(b)            Assignors covenant and agree to communicate to the Assignee, its successors, legal representatives and assigns, any facts known to Assignors respecting the Intellectual Property, and, as Assignee's expense, testify in any legal proceeding, assist in the preparation of any other provisional or non-provisional applications relating to the Intellectual Property or any improvements made thereto, sign all lawful papers, execute and make all rightful oaths and/or declarations in connection with the Intellectual Property including any improvements made thereto, any non-provisional application(s) filed therefrom, and any continuing application(s) filed from aforementioned non-provisional application(s), and generally do everything that is commercially reasonable to aid the Assignee, its successors, legal representatives and assigns, to obtain and enforce, at Assignee's expense, proper patent, trademark, trade secret and/or copyright protection for the Intellectual Property in all countries.

(c)            Each Assignor does hereby appoint Assignee as such Assignor's attorney-in-fact for the purpose of executing all documents and performing all other acts necessary to carry out the intent of this Assignment and the foregoing provisions of this Section 2. Each Assignor hereby declares that the foregoing powers are coupled with an interest and are and shall be irrevocable by the Assignor.
3.            Terms of the Asset Purchase Agreement.  The terms of the Asset Purchase Agreement are not in any way superseded, modified, replaced, amended, changed, rescinded or waived by this Assignment.  In the event of any conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall control.
4.            Successors and Assigns. This Assignment shall be binding upon and shall inure to the benefit of the Assignors and Assignee and their respective successors, legal representatives and assigns, and all others acting by, through, with or under the Assignors' direction and all those in privity therewith.
5.            Miscellaneous.    This Assignment may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Assignment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to conflict of laws principles.  This Assignment may be executed by electronic, facsimile or photocopied signatures (which may be delivered by facsimile or electronic mail), which signatures shall have the same force and effect as original signatures.
[Remainder of Page Intentionally Left Blank; Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Intellectual Property Assignment to be duly executed as of the Effective Date.

Advanced Mobile, LLC By:________________________ Bret Dunlap, President

Advanced Mobile Solutions Worldwide, Inc. By:________________________ Bret Dunlap, President

Autobytel Inc.

Autobytel Inc. By:_________________________ Glenn E. Fuller, Executive Vice President, Chief Legal and Administrative Officer and Secretary

STATE OF PENNSYLVANIA   ü
                          ý    ss.
COUNTY OF                                                                 þ

On September _____, 2013, before me, ____________________________, notary public, personally appeared Bret Dunlap who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.

[SEAL]                                                                                                                                                                                      ______________________________________________________________________________
Notary Signature

STATE OF CALIFORNIA  ü
ý    ss.
COUNTY OF ORANGE     þ

On September _____, 2013, before me, Lezli E. Beach, notary public, personally appeared Glenn E. Fuller who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.

[SEAL]                                                                                                                                                                                      ________________________________________________________________________________
Notary Signature

APPENDIX A

Patents and Patent Applications:

Title:  System and Method for Message Tethering and Tagging
Application #: 61/720,561

NOTE:  Provisional Application filed on 10/31/2012.  A "Non-Provisional" must be filed one year later.

Trademark Registrations and Applications:            None

Copyright Registrations and Applications:                  None

Domain Names:

ADVANCEDMOBILE.COM
AMSIMAGES.US
APOLLOPREOWNED.MOBI
BENNAFORD.MOBI
BETHESDAAUTO.MOBI
BUILDERTEXTCHAT.COM
C-ROCK.MOBI
CARS2GO.COM
CARS2GO.COM.BR
CARS2GO.COM.MX
CARS2GO.MOBI
CARS2GO.MX
CARS2GOMOBILE.COM
CARSTOGO.MOBI
COLUMBIACHEV.MOBI
COMPASSPOINTEHOMES.MOBI
DANAFLM.MOBI
DEALERTEXT2CHAT.COM
DEALERTEXTCHAT.COM
FORDTEXTCHAT.COM
GARNETFORD.MOBI
GETAHYUNDAI.MOBI
GETAMAZDA1.MOBI
HERITAGEWAKEFOREST.MOBI

HOMES2GO.US
KBHOME.MOBI
MACHAIKFL.MOBI
MACHAIKVICTORIA.MOBI
MAZDAGEORGETOWN.MOBI
MAZDAKILLEEN.MOBI
MCARS2GO.COM
MCCLUSKEYCHEVROLET.MOBI
MOBILEAPPLEAD.COM
MSOUTH.MOBI
MYHOMES2GO.MOBI
PCFORD.MOBI
PEACHTREECOMMUNITIES.MOBI
ROGERBEASLEY.MOBI
ROGERBEASLEYUSED.MOBI
SCOTTFELDER.MOBI
SFGATEREALESTATE.MOBI
TERRAMORHOMES.MOBI
TEXASUSEDONLINE.MOBI
TEXTCHAT.MOBI
TEXTUSNOW.COM
TMFORD.MOBI
TOMMASANO.MOBI
VILLAGEPARKHOMES.MOBI
CARS2GOCENTRAL.COM
CHRONMOBILE.COM
GETAMAZDA.MOBI
MYCARS2GO.COM
MYCLASSIFIEDS2GO.COM
NJ2GO.COM
SMSPROMOS.COM
SUITESMS.COM

Short Codes:
50123
45555
49469
35555

ASSIGNMENT

WHEREAS, Advanced Mobile, LLC, a Delaware corporation (hereinafter "ASSIGNOR"), represents and warrants that it is the sole owner of the entire right, title, and interest to certain new and useful improvements for which ASSIGNOR has filed the following United States applications for Letters Patents in the United States (hereinafter "the Patent Applications"):

Application No.	Filing Date	Title
61/720,561	October 31, 2012	SYSTEM AND METHOD FOR MESSAGE TETHERING AND TAGGING

WHEREAS, Autobytel Inc., a Delaware corporation (hereinafter "ASSIGNEE"), desires to purchase the entire right, title and interest in and to the inventions disclosed in the Patent Applications;

NOW, THEREFORE, in consideration of One Dollar ($1.00) paid to ASSIGNOR, and other good and valuable consideration, the receipt of which is hereby acknowledged, ASSIGNOR hereby further acknowledges that it has sold, assigned, and transferred, and by these presents does hereby sell, assign, and transfer, unto ASSIGNEE, its successors, legal representatives, and assigns, the entire right, title, and interest throughout the world in, to, and under the said improvements, and the said Patent Applications and all Patents that may be granted thereon, and all provisional applications relating thereto (including but not limited to U.S. Provisional Application No(s). 61/720,561, filed October 31, 2012 (respectively if plural applications)), and all divisions, continuations, reissues, reexaminations, renewals, and extensions thereof, and all rights of priority under International Conventions and applications for Letters Patent that may hereafter be filed for said improvements or for the said Patent Applications in any country or countries foreign to the United States; and ASSIGNOR hereby authorizes and requests the Commissioner of Patents of the United States, and any Official of any country foreign to the United States, whose duty it is to issue patents on applications as aforesaid, to issue all Letters Patent for said improvements and all Letters Patents resulting from the Patent Applications to ASSIGNEE, its successors, legal representatives, and assigns, in accordance with the terms of this Agreement.

ASSIGNOR does hereby sell, assign, transfer, and convey to ASSIGNEE, its successors, legal representatives, and assigns all claims for damages and all remedies arising out of any violation of the rights assigned hereby that may have accrued prior to the date of assignment to ASSIGNEE, or may accrue hereafter, including, but not limited to, the right to sue for, collect, and retain damages for past infringements of the said Patents before or after issuance;

ASSIGNOR hereby covenants and agrees that it will communicate to ASSIGNEE, its successors, legal representatives, and assigns any facts known to ASSIGNOR respecting the Patent Applications immediately upon becoming aware of those facts, and that it will testify in any legal proceeding involving any of the Patent Applications, will sign all lawful papers, execute all divisional, continuing, and reissue applications, make all rightful oaths, and will generally do everything possible to aid ASSIGNEE, its successors, legal representatives, and assigns to obtain and enforce the Patent Applications in all countries.

IN TESTIMONY WHEREOF, I hereunto set my hand and seal this 30th day of September, 2013.

Advanced Mobile, LLC, a Delaware limited
 liability company

By:______________________________

Name Printed:

Title:

Date:

STATE OF              ü
                         ý    ss.
COUNTY OF              þ

On ________________, before me, ____________________________, notary public, personally appeared _____________________[signor's name] who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument, and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.

[SEAL]                                                                                                                                                                                      ___________________________________________________________________________
    Notary Signature

Exhibit I
Transferred Business Employees

This Exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Exhibit J
Form of Transition Services and Space Sharing Arrangements Agreement

See attached

TRANSITION SERVICES AND
SPACE SHARING ARRANGEMENTS AGREEMENT

This Transition Services and Space Sharing Arrangements Agreement ("Agreement") is made and entered into effective as of September 30, 2013 ("Effective Date"), by and among Autobytel Inc., a Delaware corporation ("Purchaser"), Advanced Telecom Services, Inc., a Delaware corporation ("ATS"), Advanced Mobile, LLC, a Delaware limited liability company ("Seller"), and Advanced Mobile Solutions Worldwide, Inc., a Delaware corporation ("Seller Parent").

Background

Concurrently with the execution of this Agreement, Purchaser, Seller, and Seller Parent have entered into the Asset Purchase Agreement (the "Asset Purchase Agreement") pursuant to which Purchaser has purchased from Seller all or substantially all of the assets of Seller and Seller's business ("Purchased Assets and Business").

Prior to the closing of the foregoing acquisition, ATS and Seller and Seller's Parent, who are Affiliates, shared certain personnel, office space and other items on a cost-sharing basis, and on or about September 1, 2013 moved to the Purchaser Office Space.  Pursuant to the Asset Purchase Agreement, the lease for the Purchaser Office Space, which had been originally entered into by ATS and Seller, jointly, has been assigned to and assumed by Purchaser as of the Effective Date.  The parties desire to provide for certain transition services from ATS and certain of Seller's personnel who are not being employed by Purchaser as well as for space sharing arrangements for ATS to continue to share space with Purchaser in the Purchaser Office Space after the Closing.

In order to document the foregoing, and in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows.

ARTICLE I
DEFINITIONS

As used herein, the terms below shall have the following meanings:

"Affiliates" means, with reference to a specified Person, (i) a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person, (ii) any Person that is an officer, partner or trustee of, or serves in a similar capacity with respect to, the specified Person, or for which the specified Person is an officer, partner or trustee or serves in a similar capacity or (iii) any member of the Immediate Family of the specified Person.

"ATS, Seller and Seller Parent Transition Services and Arrangements" means the services and arrangements described on the ATS, Seller and Seller Parent Transition Services Schedule to be provided by ATS, Seller or Seller Parent, as the case may be, to Purchaser.

"ATS, Seller and Seller Parent Transition Services and Arrangements Schedule" means Exhibit A attached hereto.

"Confidential Information" means, with respect to a designated party hereto, all trade secrets and other proprietary and confidential information relating to the designated party, including, without limitation, data; existing and prospective customer, vendor and supplier lists and files; obligations; documents; financial and accounting statements and records, business plans, budgets and projections; prospective customer proposals; technical information; marketing materials; and employee related information of the designated party.  Confidential Information shall not include (i) any Confidential Information that subsequently becomes publicly available without breach of any obligation of confidentiality owing to the owner of the Confidential Information; (ii) Confidential Information that is independently derived or developed by a party without use of the Confidential Information of the other party; (iii) Confidential Information that becomes available on a non-confidential basis from a third party that is not bound by a confidentiality agreement with or subject to any obligation or duty of confidentiality to the owner of the Confidential Information or (iv) disclosure that is required by applicable Law, Rule, Regulation or Order, provided that the party required to disclose the Confidential Information shall provide the owner of the Confidential Information with prompt notice of any such order prior to disclosure so that appropriate protective orders may be sought.

"Damages" is as defined in Section 5.2 hereof.

"Electronic Transmission" means a communication (i) delivered by facsimile, telecommunication or electronic mail when directed to the facsimile number of record or electronic mail address of record, respectively, which the intended recipient has provided to the other party for sending notices pursuant to the Agreement and (ii) that creates a record of delivery and receipt that is capable of retention, retrieval, and review, and that may thereafter be rendered into clearly legible tangible form.

"Encumbrance" means any claim, lien, pledge, option, charge, license, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance, adverse claim or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

"Existing Cost Sharing Agreement" means that certain Premises, Administrative and Personnel Cost Sharing Agreement dated as of June 11, 2008 between Seller Parent and ATS.

"Law, Rule, Regulation or Order" means any statute, law, rule, regulation, notice or filing requirement, permit, ordinance, code, guideline, judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority or any arbitration authority that is binding on or applicable or related to specified party.

"Person" means and includes an individual and any corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, government or any department or agency thereof, or any other entity.

"Purchaser Office Space" means 1150 First Avenue; Suite 105; King of Prussia, PA 19406.

"Purchaser Transition Services and Arrangements" means the services and arrangements described on the Purchaser Transition Services Schedule to be provided by Purchaser to ATS.

"Purchaser Transition Services and Arrangements Schedule" means Exhibit B attached hereto.

"Transition Services and Arrangements" means the transition services and arrangements to be provided by the parties to each other under this Agreement.

"Transition Services and Arrangements Schedules" means the ATS, Seller and Seller Parent Transition Services and Arrangements Schedule and the Purchaser Transition Services and Arrangements Schedule.

ARTICLE II
TRANSITION SERVICES AND ARRANGEMENTS

2.1            Nature of Transition Services and Arrangements.  This Agreement is being entered into in order to allow each of the parties a reasonable period of time to transition the services and arrangements described herein and to their respective employees, and to share office space, during the term of this Agreement (or for such shorter time as may be set forth on the applicable Transition Services and Arrangements Schedule with respect to particular Transition Services and Arrangements).  The parties shall not have any duties or responsibilities under this Agreement other than those specifically set forth in the applicable Transition Services and Arrangements Schedule, and no additional duties or obligations shall be implied.  All Transition Services and Arrangements are furnished on a non-exclusive, non-priority basis.  The parties acknowledge that as reasonable as possible, the intent is for the parties to provide the applicable Transitions Services and Arrangements to the other party on substantially the same basis as provided or available to the recipient of the applicable Transition Services and Arrangements prior to the Effective Date unless otherwise provided in this Agreement.  All Transition Services and Arrangements will be provided solely with respect to the business of the respective parties as of the Effective Date and not with respect to any other business of the parties.

2.2            Performance of Transition Services and Arrangements.

(a)            THE TRANSITION SERVICES AND ARRANGEMENTS ARE TO BE PROVIDED TO THE EXTENT REASONABLY PRACTICABLE.  IN NO EVENT SHALL THE PARTY PROVIDING TRANSITION SERVICES AND ARRANGEMENTS BE LIABLE TO THE RECIPIENT OF THE TRANSITION SERVICES AND ARRANGEMENTS FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL

DAMAGES, INCLUDING LOST PROFITS OR REVENUES, FOR FAILURE TO PROVIDE TRANSITION SERVICES AND ARRANGEMENTS, EVEN IF THE PARTY PROVIDING TRANSITION SERVICES AND ARRANGEMENTS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THE TRANSITION SERVICES AND ARRANGEMENTS ARE PROVIDED ON AN "AS-IS" BASIS, WITHOUT REPRESENTATION OR WARRANTY OF ANY TYPE OR NATURE, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, INFORMATIONAL CONTENT, NON-INFRINGEMENT, INTERFERENCE WITH OR QUIET ENJOYMENT OR OTHERWISE.

                         (b)            Each party and its employees, agents and contractors shall comply with all Laws, Rules, Regulations and Orders and with all reasonable policies, procedures and rules of the other party regarding access to and use of the applicable Transition Services and Arrangements.  Each party and its employees, agents and contractors will company with all policies, procedures and rules of the landlord for the applicable transition office space to the same extent required of the lessee of such space and its employees, agents and contractors.  Neither party shall take any actions or omit to take any actions that would result in any damage to or the imposition of any lien or other encumbrance on the applicable transition office space or any assets or properties of the other party.

(c)            Nothing in this Agreement shall require a party to retain any leased facilities or equipment related to the Transition Services and Arrangements in order to provide the applicable Transition Services and Arrangements.  In the event a party intends to assign, sublease or terminate a lease prior to the expiration date of the particular Transition Services and Arrangements, that party shall provide the other party at least sixty (60) days' written notice of the first party's intent to terminate the lease.

(d)            Neither party shall be required to repair, service or maintain any equipment the use of which is furnished to the other party as part of the applicable Transition Services and Arrangements for use by the other party's employees.

(e)            Neither party shall have any liability under this Agreement (including any liability for its own negligence) for damages, losses or expenses suffered by the other party as a result of the performance or non-performance of the party's provision of Transition Services and Arrangements to the other, unless such damages, losses or expenses are caused by or arise out of the willful misconduct or gross negligence of such party or a breach by such party of any of the express provisions hereof.  Notwithstanding the foregoing, each party shall use its commercially reasonable best efforts to timely cure any defect in or failure of performance (whether as a result of negligence or otherwise).

2.2            Termination of Existing Cost Sharing Agreement.  Concurrently with the execution and delivery of this Agreement by the parties hereto, ATS, Seller and Seller Parent hereby terminate the Existing Cost Sharing Agreement.

ARTICLE III
INVOICING AND PAYMENT TERMS

3.1            Fees and Reimbursements.  For and in consideration of Purchaser providing the Purchaser Transition Services and Arrangements, ATS shall pay to Purchaser the monthly and other fees and costs set forth on the Purchaser Transition Services Schedule  in addition to the provision of the ATS, Seller and Seller Parent Transition Services and Arrangements to Purchaser. Specific fees, allocations or reimbursements for Transition Services and Arrangements may be set forth on the Transition Services and Arrangements Schedules.  Unless otherwise noted on a Transition Services and Arrangements Schedule, Transition Services and Arrangements are provided without cost.  The fees for Transition Services and Arrangements do not include any sales, use, services or similar taxes or assessments, and any such taxes or assessments will be the obligation of and paid by the party receiving the applicable Transition Services and Arrangements, or reimbursed to the provider of such Transition Services and Arrangements if paid by the provider of the applicable services or arrangements.

3.2            Invoicing.  Fees and reimbursements for Transition Services and Arrangements shall be invoiced by the provider of the services or arrangements to the recipient of the services with respect to services provided during the preceding month.  Invoices shall contain a reasonably detailed listing and explanation of the items being invoiced.

3.3            Payment Terms.

(a)            Invoices shall be due and payable within ten (10) days after the date of invoicing.  In the event the invoiced party fails to make payments when due, the amount of such unpaid payments shall accrue interest at a rate equal to ten percent (10%) per annum.  In addition, the invoicing party may (i) withhold further services and arrangements under this Agreement until such time as all payments are made; (ii) require that payments for subsequent services be paid in advance; and/or (iii) pursue any remedies available at law or equity.

(b)            Notwithstanding the provisions of Section 3.3(a), in the event an invoiced party notifies the invoicing party within seven (7) days after invoicing that the invoiced party has a reasonable and good faith dispute over the invoice and provides the invoicing party with a reasonably detailed listing of the disputed items, then the ten (10)-day payment period set forth in Section 3.3(a) shall be tolled from the date of the invoicing party's notice for a period not to exceed ten (10) days in order to afford the parties the opportunity to meet and confer in an attempt to resolve the dispute.  In the event an invoiced party only disputes a portion of an invoice, the invoiced party shall pay the undisputed invoice items within the ten (10)-day payment period set forth in Section 3.3(a).

ARTICLE IV
TERM AND TERMINATION

4.1            Term.  This Agreement shall commence as of the Effective Date and shall continue until such time as this Agreement is terminated pursuant to Section 4.2 hereof.

4.2            Termination.

(a)            The parties, by mutual consent, may terminate this Agreement.

(b)            Either party may terminate this Agreement upon one-hundred eighty (180) days' prior written notice for any reason, with or without cause or breach.

(c)            Either party may terminate this Agreement upon thirty (30) days' written notice to the other party in the event of any material breach of this Agreement by such other party and such breach is not cured within such thirty (30)-day notice period; provided, however, that in the case of breach related to payments due to a party, the foregoing notice and cure period shall be ten (10) days.  A notice of breach and intent to terminate shall include a description of the events giving rise to the breach in reasonable detail.  A material breach shall include the failure of a party to pay an invoice for services prior to such invoice becoming delinquent pursuant to Section 3.3.

(d)            Either party may terminate any Transition Services and Arrangements provided to such party for any reason, with or without cause, upon thirty (30) days written notice to the party providing such Transition Services and Arrangements.

4.3            Effect On Rights.  Termination of this Agreement shall not act as a waiver of any breach of this Agreement by any party and shall not act as a release of any party from any liability for a breach or default under this Agreement.

4.4            Survival of Provisions.  The provisions of Section 4.3 and of Articles V and VI shall survive any termination or expiration of this Agreement.

ARTICLE V
ADDITIONAL OBLIGATIONS OF PARTIES

5.1            Confidentiality.

(a)            The parties acknowledge that during the performance of this Agreement, either party may be required to disclose to the other party certain information, which such party, as the disclosing party, regards as proprietary or confidential.  Each party, as the receiving party of Confidential Information, agrees to keep confidential any Confidential Information in its possession as provided below. Each party, as the receiving party, further understands and agrees that misuse and/or disclosure of such Confidential Information could adversely affect the disclosing party's business.  Accordingly, each party, as the receiving party, agrees that, subject to the terms hereof, it shall use and reproduce such disclosed Confidential Information only for purposes of this Agreement and only to the extent necessary for such purpose and shall restrict disclosure of such Confidential Information to its officers, directors, employees, agents, consultants, attorneys, independent contractors, dealers or affiliates ("Representatives") with a need to know and shall not disclose such Information to any other third party without prior written approval of the disclosing party.  Each receiving party agrees that it will give notice of such covenant of confidentiality to its Representatives and require such Representatives to comply with such covenant.

(b)            The foregoing obligations shall not apply to the extent Confidential Information:  (i) must be disclosed by the receiving party to comply with any requirement of law or order of a court or administrative body (provided that the receiving party will endeavor to notify the disclosing party of the issuance of such order and cooperate in its efforts to convince the court or administrative body to restrict disclosure); or (ii) is known to or in the possession of the receiving party prior to the disclosure of such Confidential Information to the receiving party, as evidenced by the receiving party's written records; or (iii)  is known or generally available to the public through no act or omission of the receiving party or its Representatives in breach of this Agreement; or (iv) is made available free of any legal restriction to the receiving party by a third party not bound by confidentiality to the disclosing party.
(c)            The duties and requirements under this Section 5.1 will continue for Confidential Information that constitutes trade secrets under applicable law, for as long as such Confidential Information remains a trade secret, and for all other Confidential Information, for the term of this Agreement and two (2) years thereafter.

5.2            Indemnification.

(a)            (i)            ATS, Seller and Seller Parent, severally and not jointly, shall indemnify, save and hold harmless Purchaser and its officers, directors, shareholders, members, affiliates and representatives, from and against any and all costs, losses (including without limitation diminution in value), taxes, liabilities, obligations, damages, actions, deficiencies, claims, demands, costs and expenses (whether or not arising out of third-party claims) (collectively, "Damages"), incurred in connection with, arising out of, resulting from or incident to (1) any breach of any representation or warranty, or the inaccuracy of any representation, made by ATS, Seller or Seller Parent, as applicable, in or pursuant to this Agreement; (2) any breach of any covenant or agreement made by ATS, Seller or Seller Parent, as applicable, in or pursuant to this Agreement; and (3) any acts or omissions of ATS', Seller's or Seller Parent's employees, agents or contractors, as applicable, in connection with the Transition Services and Arrangements, including personal injury, damage to property, theft or other crimes, access to and use of the Purchaser Office Space and Purchaser's systems and data use.

(ii)            Purchaser shall indemnify, save and hold harmless and its officers, directors, shareholders, members, affiliates and representatives, from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (1) any breach of any representation or warranty, or the inaccuracy of any representation, made by Purchaser in or pursuant to this Agreement; (2) any breach of any covenant or agreement made  by Purchaser in or pursuant to this Agreement; and (3) any acts or omissions of Purchaser's employees, agents or contractors in connection with the Transition Services and Arrangements, including personal injury, damage to property, theft or other crimes, including relating to or arising from use of the Purchaser Office Space.

(b)            The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The parties shall cooperate with each other in any notifications to insurers.

(c)            If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 5.2.  If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons).  The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates that a material substantive or procedural right was materially impaired by such failure.  After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action or if the indemnifying party agrees to assume the full and complete obligation of a vigorous defense while reserving its rights to contest its obligations under the terms of the indemnity, then the indemnifying party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys reasonably acceptable to the indemnified party to handle and defend the same, at the indemnifying party's cost, risk and expense unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, and (iii) to compromise or settle such Claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld.  If the indemnifying party fails to assume the defense of such Claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such Claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the indemnifying party.  In the event the indemnified party assumes the defense of the Claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. In the event the indemnifying party assumes the defense of the Claim while reserving its rights to contest its obligations under the terms of the indemnity, the indemnifying party agrees to cooperate with the indemnified party in the defense.  The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 5.2 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

(d)            The term "Damages" as used in this Section 5.2 is not limited to matters asserted by third parties against the parties hereto, but includes Damages incurred or sustained by any such parties in the absence of third party claims.  Payments by an indemnified party of amounts for which such party is indemnified hereunder shall not be a condition precedent to recovery which shall be paid as such amounts are incurred.

(e)            The obligations of an indemnifying party under this Section 5.2 shall not limit any other rights, including without limitation rights of contribution which the indemnified party may have under statute or common law.

ARTICLE VI
GENERAL PROVISIONS

6.1            Entire Agreement.  This Agreement, including the Exhibits attached hereto, all of which are hereby incorporated by reference, constitutes the complete and exclusive statement of agreement between the parties and supersedes all prior agreements, understandings and communication of any kind by and between the parties, whether written or oral, with respect to the subject matter hereof.
6.2            Amendments and Waivers.  This Agreement may be amended, modified, superseded or cancelled, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party of any right hereunder, nor any single or partial exercise of any rights hereunder, preclude any other or further exercise thereof or the exercise of any other right hereunder.
6.3            Assignment.  Neither party may assign or otherwise transfer or delegate this Agreement or any of a party's rights, duties or obligations under this Agreement to another person or entity without the prior written consent of the other party.  Notwithstanding the foregoing, this Agreement may be assigned or transferred by a party to any person or entity that succeeds the party by operation of law or that controls, is controlled by or is under common control of the party without the consent of the other party.  Nothing herein will prohibit or restrict a change of control of either party or any party controlling, controlled by or under common control with such party or require the consent of the other party to any assignment or transfer of this Agreement in connection with any change of control.  This Agreement will be binding on and inure to the benefit of each party hereto and to each party's respective permitted successors and assigns.
6.4            Notices.  Any notice required or permitted under this Agreement will be considered to be effective in the case of (i) certified mail, when sent postage prepaid and addressed to the party for whom it is intended at its address of record, three (3) days after deposit in the mail; (ii) by courier or messenger service, upon receipt by recipient as indicated on the courier's receipt; or (iii) upon receipt of an Electronic Transmission by the party that is the intended recipient of the Electronic Transmission.  The record addresses, facsimile numbers of record and electronic mail addresses of record for the parties are set forth on the signature page to this Agreement and may be changed from time to time by notice from the changing party to the other party pursuant to the provisions of this Section 6.4.

6.5            Relationship of the Parties.  Nothing contained in this Agreement shall be construed to imply a joint venture, partnership, employment or agency relationship between the parties.  Neither party shall be liable for the debts, obligations or responsibilities of the other, and neither party shall have the right or authority to assume or create any obligation or responsibility, whether express or implied, on behalf of or in the name of the other party or to bind the other party in any manner.  No employee of either party shall be deemed to be an employee of the other party even though present on the other party's premises or acting pursuant to instructions of the other party.  Each party shall be responsible for the payment of all salaries, wages, other compensation, benefits and employment taxes of such party's employees.  Each party shall be responsible for the acts or omissions of such party's employees; provided, however, that any acts or omissions taken or made by an employee of a party providing services which are taken or made at the direction of the party receiving the services shall be the responsibility of the party receiving the services.
6.6            Force Majeure.  The obligations of a party to provide Transition Services and Arrangements to the other party shall be suspended with respect to any specified Transition Services and Arrangements during the period and to the extent the providing party is prevented or hindered from providing such Transition Services and Arrangements by any Law, Rule, Regulation or Order or by any cause beyond the control of such party, including acts of God, strikes, lockouts and other labor and industrial disputes and disturbances, unavailability of personnel, civil disturbances, accidents, acts of war or conditions arising out of or attributable to war (whether declared or undeclared),  terrorism, fires, flood, storm, explosions, earthquakes, Internet or telecommunication failures or outages, governmental action, or shortage or failure of necessary equipment, materials or labor.  In such event, the providing party shall give notice of suspension as soon as reasonably practicable to the other party stating the estimated date and extent of such suspension and the cause thereof, and the providing party shall resume the performance of its Transition Services and Arrangements as soon as reasonably practicable after the removal of the cause.  The parties acknowledge that a party providing the services of specified employees shall not be obligated to provide such services if the specified employee leaves the employment of the providing party or is not otherwise available (e.g., on disability or medical leave) to perform such employee's duties and responsibilities for the party providing the services.
6.7            Further Assurances.  Each party agrees to execute and deliver any and all further documents, and to perform such other acts, as may be reasonably necessary or expedient to carry out and make effective this Agreement.
6.8            Choice of Law.  This Agreement, its construction and the determination of any rights, duties or remedies of the parties arising out of or relating to this Agreement will be governed by, enforced under and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of such state.

6.9            Severability.  Each term, covenant, condition or provision of this Agreement will be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision will be deemed to be invalid or unenforceable, the arbitrator or court finding such invalidity or unenforceability will modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement.  Any term or provision which cannot be so modified or reformed will be deleted, and the remaining terms and provisions will continue in full force and effect.
6.10            Interpretation.  Every provision of this Agreement is the result of full negotiations between the parties, both of whom have either been represented by counsel throughout or otherwise been given an opportunity to seek the aid of counsel.  Each party hereto further agrees and acknowledges that it is sophisticated in legal affairs and has reviewed this Agreement in detail.  Accordingly, no provision of this Agreement shall be construed in favor of or against any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof.  Captions and headings of sections contained in this Agreement are for convenience only and shall not control the meaning, effect or construction of this Agreement.  Time periods used in this Agreement shall mean calendar periods unless otherwise expressly indicated.
6.11            Dispute Resolution, Forum.

(a)            The parties consent to and agree that any dispute or claim arising hereunder shall be submitted to binding arbitration in Orange County, California, and conducted in accordance with the Judicial Arbitration and Mediation Service ("JAMS") rules of practice then in effect or such other procedures as the parties may agree in writing, and the parties expressly waive any right they may otherwise have to cause any such action or preceding to be brought or tried elsewhere.  The parties hereunder further agree that (i) any request for arbitration shall be made in writing and must be made within a reasonable time after the claim, dispute or other matter in question has arisen; provided however, that in no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based on such claim, dispute or other matter would be barred by the applicable statue(s) of limitations; (ii) the appointed arbitrator must be a former or retired judge or attorney at law with at least ten (10) years' experience in commercial matters; (iii) costs and fees of the arbitrator shall be borne by both parties equally, unless the arbitrator or arbitrators determine otherwise; (iv) depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings; and (v) the award or decision of the arbitrator, which may include equitable relief, shall be final and judgment may be entered on such award in accordance with applicable law in any court having jurisdiction over the matter.

(b)            The parties acknowledge and agree that money damages may not be a sufficient remedy for a breach of certain provisions of this Agreement, including but not limited to Article V, and accordingly, a non-breaching party may be entitled to specific performance and injunctive relief as remedies for such violation.  Accordingly, notwithstanding the other provisions of this Section 6.11, the parties agree that a non-breaching party may seek relief in a court of competent jurisdiction for the purposes of seeking equitable relief hereunder, and that such remedies shall not be deemed to be exclusive remedies for a violation of the terms of this Agreement but shall be in addition to all other remedies available to the non-breaching party at law or in equity.

(c)            In any action, arbitration or other proceeding by which one party either seeks to enforce its rights under this Agreement, or seeks a declaration of any rights or obligations under this Agreement, the prevailing party will be entitled to reasonable attorneys fees, and subject to Section 6.11(a), reasonable costs and expenses incurred to resolve such dispute and to enforce any final judgment.

(d)            No remedy conferred on either party by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.  The election of one or more remedies by a party will not constitute a waiver of the right to pursue other available remedies.

(e)            Each party hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the Central District of California or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Orange County, California; (ii) consents to the jurisdiction or any such court in any such suit, action or proceeding; and (iii) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

(f)            TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.12            Counterparts; Facsimile or PDF Signature.  This Agreement may be executed in counterparts, each of which will be deemed an original hereof and all of which together will constitute one and the same instrument.  This Agreement may be executed by facsimile or PDF signature by either party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ATS

Advanced Telecom Services, Inc.

By: ________________________________________________________________
Robert J. Bentz, President

Contact Name:  Robert Bentz

Contact Address:
1150 First Avenue, Suite 105
King of Prussia, PA  19406

Contact Telephone No.:  610.254.7191

Contact Facsimile No.:  215.392.5813

Contact Email Address:
bobb@atsmobile.com

With copy to:
ATS Mobile
1150 First Avenue, Suite 105
King of Prussia, PA  19406

Seller

Advanced Mobile, LLC

By: ___________________________________________________________________
Bret Dunlap, Chief Executive
 Officer

Purchaser

Autobytel Inc.

By:  ___________________________________________________________
Glenn E. Fuller, Executive Vice
  President, Chief Legal and
  Administrative Officer and
  Secretary

Contact Name:  John Skocilic

Contact Address:
Autobytel Inc.
18872 MacArthur Blvd., Suite 200
 Irvine, CA  92612-1400

Contact Telephone No.:  949.757.8926

Contact Facsimile No.:  949. 797.0416

Contact Email Address:
johns@autobytel.com

With copy to:
Autobytel Inc.
Legal Department
18872 MacArthur Blvd., Suite 200
Irvine, CA  92612-1400
Facsimile No.: 949.862.1323
 Attention:  Chief Legal Officer

Contact Name: Bret Dunlap

Contact Address:
1150 First Avenue, Suite 105
King of Prussia, PA 19406

Contact Telephone No.: 610.254.7190

Contact Facsimile No.: 215.392.5813

Contact Email Address:
bretd@advancedmobile.com

With copy to:
Advanced Mobile, LLC
1150 First Avenue, Suite 105
King of Prussia, PA 19406

Seller Parent

Advanced Mobile Worldwide Solutions, Inc.

By: _________________________________________________________________
Bret Dunlap, CEO

Contact Name:  Bret Dunlap

Contact Address:
Advanced Mobile Solutions Worldwide, Inc.
1150 First Avenue, Suite 105
King of Prussia, PA  19406

Contact Telephone No.:  610.254.7190

Contact Facsimile No.:  215.392.5813

Contact Email Address:
 bretd@advancedmobile.com

With copy to:
Advanced Mobile Solutions Worldwide, Inc.
1150 First Avenue, Suite 105
King of Prussia, PA  19406

EXHIBIT A

ATS, SELLER AND SELLER PARENT TRANSITION SERVICES SCHEDULE

The following Transition Services shall be provided by ATS, Seller or Seller Parent, as applicable, to Purchaser:

Networking and Server Equipment and Services

For a period of up to four (4) months after the Effective Date, ATS shall provide the following with regard to ATS' servers and related services:
•	File services
•	Data backup
•	Local network connectivity
•	Power for Purchaser servers
•	Rack space for Purchaser servers
Purchaser intends to terminate these transition services within four (4) months after the Effective Date.

Office Cable Television Service

Until such time as Purchaser transfers the cable TV service for the office to a Purchaser account, ATS shall provide Purchaser with access to the Office Cable Television Service.

Office Telephones and Service

For a period of up to four (4) months after the Effective Date, ATS shall continue to provide Office Telephone Services to Purchaser. Purchaser intends to terminate this transition service within four (4) months after the Effective Date.

Office Copier

The current Cannon copier used by Seller and ATS is owned by ATS.  As long as Purchaser continues to use the copier, use of the copier shall continue to be provided to Purchaser.

Office Computers and Printers

For a period of up to four (4) months after the Effective Date, ATS shall continue to provide Office Computers and Printers to Purchaser. Purchaser intends to terminate this transition service within four (4) months after the Effective Date.

Office Furniture (excluding Office Cubicles)

ATS shall provide the use of the office furniture from the office that had been leased by ATS and shared by Seller and Seller Parent prior to the move to the Purchaser Office Space Purchaser may terminate this transition service at any time upon thirty (30) days prior written notice to ATS.

Administrative Services

For a period of up to three (3) months after the Effective Date, Seller shall use its commercially reasonable efforts to make available the services of Margie Varallo (customer contract transition, customer invoicing, support and transition and changes to merchant account processing for customers paying by credit card) and Paul Hehn (services of a chief financial officer nature) to Purchaser on a part time basis (with the understanding that Mr. Hehn's services shall be primarily on nights and weekends due to his other job commitments) at $50 and $150 per hour, respectively. Purchaser intends to terminate this transition service within three (3) months after the Effective Date.

Access to Bank Account

Seller and Seller Parent shall arrange to provide Purchaser full access to account number 367965860, ABA # 031101266, Swift Code CBNAUS33 at Toronto Dominion bank for purpose of obtaining payments made to such account on Purchased Accounts Receivable.

EXHIBIT B

PURCHASER TRANSITION SERVICES SCHEDULE

Continuing as long as ATS occupies the ATS Transition Office Space, Purchaser will provide ATS the following Transition Services and Arrangements:

Purchaser Office Space.

1.            ATS will be provided access to and use of the portion of the Purchaser Office Space identified on Schedule B-1 ("ATS Transition Office Space") on a nonexclusive basis for use by the ATS employees identified on Schedule B-1.  The Purchaser Office Space will not be physically separated or walled from Purchaser's space.  Common areas in the entire office space leased by Purchaser, such as the pantry area, shall be available for use by ATS' employees on a non-exclusive basis.  Purchaser and its Affiliates will continue to have full access to the ATS Transition Office Space.

2.            ATS' use of the ATS Transition Office Space shall be for business office use consistent with the use of the space by Purchaser and with the lease governing the lease of the entire office space to Purchaser ("Lease").  ATS has been provided a copy of the Lease. and ATS agrees to comply with the terms and provisions of the Lease with respect to its access and use of the ATS Transition Office Space.  ATS hereby agrees not to take any action or fail to take any action in connection with its use of the ATS Transition Office Space which would result in a violation of the terms and conditions of the Lease.  ATS agrees to comply with the terms and provisions of the Lease and with all office rules and procedures established by Purchaser or the landlord under the Lease with respect to access and use of the office space covered by the Lease.  ATS acknowledges and agrees that Purchaser has the right to modify or otherwise amend the Lease without the consent of ATS and that ATS is under no obligation to renew the Lease upon its expiration.

3.            So long as ATS uses the ATS Transition Office Space, ATS shall maintain and provide Purchaser with proof of coverage for the following insurances:
•	General Liability: $1,000,000 per occurrence/$2,000,000 aggregate
•	Employers Liability: $500,000 Employers Liability (part B of workers compensation coverage).
Purchaser shall be named as additional insured on the General Liability policy, subrogation shall be waived, and policies shall be primary and non-contributory to Purchaser's policies.

Networking Services

Purchaser shall provide the following networking services to ATS (based on level of services existing as of the Effective Date):
•	Local network connectivity
•	Power for ATS servers
•	Rack space for ATS servers

Office Telephones and Service

Once Purchaser takes over the Office Telephones and Service, which is anticipated to be within four (4) months after the Effective Date, upon request by ATS, Purchaser shall provide ATS with Office Telephones and Services.

Office Cable Television Service

Once Purchaser transfers the Office Cable Television Service to Purchaser's account, Purchaser will provide ATS with access to the Office Cable Television Service.

Office Cubicles

Purchaser shall provide the office cubicles for the cubicle areas located in the ATS Transition Office Space.

Fees and Costs

ATS will pay to Purchaser a monthly fee of Two Thousand Six Hundred Seventy-Four Dollars and Fifty-Four Cents ($2,674.54), which represents a 50/50 sharing of the following lease and office expenses: rent, telephones, internet and CATV, and webhosting.  In addition, the parties will share 50/50 the monthly utility costs for the entire office space, with ATS paying to Purchaser such amount each month. This allocation is based on the relative headcount of ATS, Seller and Seller Parent on the one hand and Purchaser on the other. This amount is subject to change based on changes in relative headcount. The monthly fee is also subject to adjustment for increases in rent, telephones, internet and CATV, and webhosting.

SCHEDULE B-1
ATS TRANSITION OFFICE SPACE

This Schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Exhibit K
Form of Individual Beneficial Owners Indemnification, Noncompetition and Confidentiality Agreement

See attached

Indemnification, Noncompetition and Confidentiality Agreement
This Indemnification, Noncompetition and Confidentiality Agreement ("Agreement") is made and entered into effective as of September 30, 2013 ("Effective Date"), by and among Autobytel Inc., a Delaware corporation ("Purchaser"), and the individual named on the signature page to this Agreement ("Beneficial Owner").

Background

Concurrently with the execution of this Agreement, Purchaser, Advanced Mobile, LLC, a Delaware limited liability company ("Seller"), Advanced Mobile Solutions Worldwide, Inc., a Delaware corporation ("Seller Parent") have entered into the Asset Purchase Agreement pursuant to which Purchaser has purchased from Seller and Seller Parent all or substantially all of their assets and the business and goodwill associated with such assets ("Purchased Assets"). Beneficial Owner is a beneficial owner of equity interests in Seller or Seller Parent and will be entitled to receive a portion of the acquisition consideration for the sale of the Purchased Assets to Purchaser.

It is recognized and understood by the parties hereto that the Purchased Assets and the goodwill associated with the Purchased Assets are extremely valuable to Purchaser and that Beneficial Owner's entering into this Agreement constitutes a material inducement to Purchaser to enter into the Asset Purchase Agreement and consummate the Transactions.

In order to document the foregoing, and in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows.

ARTICLE I
DEFINITIONS

Capitalized terms used herein but not defined herein shall have the same meaning for such terms as set forth in the Asset Purchase Agreement. As used herein, the terms below shall have the following meanings:

"Affiliates" means, with reference to a specified Person, (i) a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person, (ii) any Person that is an officer, partner or trustee of, or serves in a similar capacity with respect to, the specified Person, or for which the specified Person is an officer, partner or trustee or serves in a similar capacity or (iii) any member of the immediate family of the specified Person.

"Asset Purchase Agreement" means that certain Asset Purchase Agreement dated as of the Effective Date by and among Purchaser, Seller and Seller Parent.

"Business" means the provision of mobile marketing solutions (e.g., mobile applications, mobile portals, mobile websites, text-chat, mobile text marketing, self-service mobile messaging, quick response codes, text messaging, short message service and multimedia message service)

for the automotive industry and related products and services (including without limitation, manufacturing, sales and distribution (including automotive manufacturers and dealers) of automobiles, marketing and advertising (including purchase request or leads referral), financing, warranties, insurance, parts and accessories, and service and repairs); homebuilding industry and related products and services (including without limitation, construction, manufacturing, sales and distribution (including builders and developers) of new homes (including manufactured homes), marketing and advertising (including purchase request or leads referral)); newspapers and their online properties and affiliates, and all other media (excluding other media unrelated to the automotive industry and homebuilding industry), as conducted by Seller or Seller Parent prior to the Effective Date.

"Electronic Transmission" means a communication (i) delivered by facsimile, telecommunication or electronic mail when directed to the facsimile number of record or electronic mail address of record, respectively, which the intended recipient has provided to the other party for sending notices pursuant to this Agreement and (ii) that creates a record of delivery and receipt that is capable of retention, retrieval, and review, and that may thereafter be rendered into clearly legible tangible form.

"Knowledge" (and any derivations thereof), with respect to Beneficial Owner, means the actual knowledge of Beneficial Owner and the knowledge that Beneficial Owner would reasonably be expected to have, given Beneficial Owner's role and responsibilities with Seller and/or Seller Parent, after due inquiry.

"Restricted Period" means the period commencing on the Effective Date and ending on the fifth anniversary of the Closing Date.

"Restricted Territory" means the United States of America.

ARTICLE II
RESTRICTIVE COVENANTS

2.1            Noncompetition.  During the Restricted Period, Beneficial Owner shall not, directly or indirectly, alone or with others, for Beneficial Owner or for another Person: (i) operate or engage in, or establish or acquire, or have any interest whatsoever in, or provide any services, assistance, financing, investment, consultation or advice to (or to any Person who operates or engages in), or participate in the management or control of, be associated with or be employed or engaged by any business that operates or is engaged in, anywhere in the Restricted Territory, any aspect of the Business; or (ii) sell or otherwise transfer or dispose of, or agree to sell or otherwise transfer or dispose of, any of the Excluded Assets to any Person that (A) is a direct or indirect competitor of the Business, or (B), to the Knowledge of Beneficial Owner, intends to use or permit to be used the Excluded Assets in connection with a business that competes directly or indirectly with the Business.  Notwithstanding the foregoing, Beneficial Owner may own, directly or indirectly, solely as an investment, securities of any corporation traded on any national securities exchange if none of Beneficial Owner or Beneficial Owner's Affiliates is a controlling Person of, or a member of a group which controls, such corporation and Beneficial Owner and Beneficial Owner's Affiliates do not, directly or indirectly, collectively own 5% or more of any class of securities of such corporation.

2.2            Confidentiality.  From and after the Closing, Beneficial Owner shall keep confidential and shall not directly or indirectly disclose to any third party or use, any Trade Secrets and Confidential Information of Seller, Seller Parent (with respect to the Business) or the Business (it being understood that from and after the Closing, all Trade Secrets and Confidential Information relating to the Seller, Seller Parent (with respect to the Business) or the Business, other than any that relate to Excluded Assets or Excluded Liabilities, is included in the Purchased Assets and shall constitute confidential or proprietary information or trade secrets of Purchaser), except with the prior written consent of Purchaser, or to the extent that Beneficial Owner becomes a Transferred Business Employee and uses such Confidential Information on behalf of Purchaser after the Closing; provided, however, that Trade Secrets and Confidential Information shall not include any of the foregoing that is or becomes generally available to the public without breach of any obligation of confidentiality owed by Beneficial Owner to Purchaser or information that is disclosed to a third party by a Person ,other than Beneficial Owner or Beneficial Owner's Affiliates, that is not bound by separate confidentiality obligations to Purchaser. Notwithstanding the foregoing, if Beneficial Owner is required in the course of judicial or administrative Action or governmental inquiries to disclose any Trade Secrets and Confidential Information, Beneficial Owner shall give Purchaser prompt written notice thereof so that Purchaser may seek an appropriate protective order and/or waive Beneficial Owner's compliance with the confidentiality provisions of this Section 2.2.

                2.3            Prohibition on Interference with Business Relationships.  During the Restricted Period, Beneficial Owner shall not, directly or indirectly, without Purchaser's prior written consent, solicit any person or entity having contractual or other business relationships with Purchaser, including without limitation any customer or client, lessee, supplier, business partner, or independent contractor, for the purpose of having such person or entity terminate or modify such person's or entity's contractual and/or business relationship with Purchaser, nor shall Beneficial Owner interfere with any of such contractual or business relationships.

2.4            Prohibition on Interference with Employee and Consulting Relationships.  During the Restricted Period, without the prior written consent of Purchaser, Beneficial Owner will not, directly or indirectly (i) solicit for employment or hire, or cause, induce, influence or encourage to terminate, reduce or modify its relationship with Purchaser or any of Purchaser's Affiliates, any Transferred Business Employee, or (ii) solicit for employment, or cause, induce, influence or encourage to terminate, reduce or modify its relationship with Purchaser or any of Purchaser's Affiliates any other Person who is or was during the previous twelve (12) months an employee or consultant of Purchaser or any of Purchaser's Affiliates.

2.5            Restrictions Reasonable.  The parties acknowledge that the restrictions contained in this Article II are reasonable and necessary to protect the legitimate interests of Purchaser and Purchaser's Affiliates and constitute a material inducement to Purchaser to enter into the Asset Purchase Agreement and to consummate the Transactions.  In the event that any covenant contained in this Article II should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Laws in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Laws.  The covenants contained in this Article II and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

ARTICLE III
INDEMNIFICATION

For purposes of Article VI of the Asset Purchase Agreement, the terms of which are incorporated herein by reference, Beneficial Owner shall be deemed a Selling Group Member as if Beneficial Owner was a party to the Asset Purchase Agreement and included in the definition of Selling Group Members and shall be bound by the provisions of Article VI of the Asset Purchase Agreement as if Beneficial Owner were a Selling Group Member, but only with respect to any Damages resulting from fraud, willful misconduct or intentional misrepresentation on the part of Beneficial Owner or to which Beneficial Owner had Knowledge.

ARTICLE IV
TERM AND TERMINATION

4.1            Term.  This Agreement shall commence as of the Effective Date and shall continue until the end of the Restriction Period.

4.2            Effect On Rights.  Expiration of the term of this Agreement shall not act as a waiver of any breach of this Agreement by any party and shall not act as a release of any party from any liability for a breach or default under this Agreement.

4.3            Survival of Provisions. The provisions of Section 4.2, this Section 4.3 and of Articles III and V shall survive any expiration of this Agreement.

ARTICLE V
GENERAL PROVISIONS

5.1            Entire Agreement.  This Agreement, including the Exhibits attached hereto, all of which are hereby incorporated by reference, constitutes the complete and exclusive statement of agreement between the parties and supersedes all prior agreements, understandings and communication of any kind by and between the parties, whether written or oral, with respect to the subject matter hereof; provided, however, that if Beneficial Owner is also a Transferred Business Employee, then this Agreement is in addition to, and does not supersede any agreements entered into by Beneficial Owner and Purchaser in connection with Beneficial Owner's employment by Purchaser.
5.2            Amendments and Waivers.  This Agreement may be amended, modified, superseded or cancelled, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party of any right hereunder, nor any single or partial exercise of any rights hereunder, preclude any other or further exercise thereof or the exercise of any other right hereunder.
5.3            Assignment.  Neither party may assign or otherwise transfer or delegate this Agreement or any of a party's rights, duties or obligations under this Agreement to another person or entity without the prior written consent of the other party.  Notwithstanding the foregoing, this Agreement may be assigned or transferred by Purchaser to any person or entity that succeeds Purchaser by operation of law or that controls, is controlled by or is under common control of Purchaser without the consent of Beneficial Owner.  Nothing herein will prohibit or restrict a change of control of Purchaser or any party controlling, controlled by or under common control with Purchaser or require the consent of Beneficial Owner to any assignment or transfer of this Agreement in connection with any change of control.  This Agreement will be binding on and inure to the benefit of each party hereto and to each party's respective permitted successors and assigns.
5.4            Notices.  Any notice required or permitted under this Agreement will be considered to be effective in the case of (i) certified mail, when sent postage prepaid and addressed to the party for whom it is intended at its address of record, three (3) days after deposit in the mail; (ii) by courier or messenger service, upon receipt by recipient as indicated on the courier's receipt; or (iii) upon receipt of an Electronic Transmission by the party that is the intended recipient of the Electronic Transmission.  The record addresses, facsimile numbers of record and electronic mail addresses of record for the parties are set forth on the signature page to this Agreement and may be changed from time to time by notice from the changing party to the other party pursuant to the provisions of this Section 5.4.
5.5            Further Assurances.  Each party agrees to execute and deliver any and all further documents, and to perform such other acts, as may be reasonably necessary or expedient to carry out and make effective this Agreement.
5.6            Choice of Law.  This Agreement, its construction and the determination of any rights, duties or remedies of the parties arising out of or relating to this Agreement will be governed by, enforced under and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of such state.

5.7            Severability.  Each term, covenant, condition or provision of this Agreement will be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision will be deemed to be invalid or unenforceable, the arbitrator or court finding such invalidity or unenforceability will modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement.  Any term or provision which cannot be so modified or reformed will be deleted, and the remaining terms and provisions will continue in full force and effect.
5.8            Interpretation.  Every provision of this Agreement is the result of full negotiations between the parties, both of whom have either been represented by counsel throughout or otherwise been given an opportunity to seek the aid of counsel.  Each party hereto further agrees and acknowledges that it is sophisticated in legal affairs and has reviewed this Agreement in detail.  Accordingly, no provision of this Agreement shall be construed in favor of or against any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof.  Captions and headings of sections contained in this Agreement are for convenience only and shall not control the meaning, effect or construction of this Agreement.  Time periods used in this Agreement shall mean calendar periods unless otherwise expressly indicated.
5.9            Dispute Resolution, Forum.

(a)            The parties consent to and agree that any dispute or claim arising hereunder shall be submitted to binding arbitration in Orange County, California, and conducted in accordance with the Judicial Arbitration and Mediation Service ("JAMS") rules of practice then in effect or such other procedures as the parties may agree in writing, and the parties expressly waive any right they may otherwise have to cause any such action or preceding to be brought or tried elsewhere.  The parties hereunder further agree that (i) any request for arbitration shall be made in writing and must be made within a reasonable time after the claim, dispute or other matter in question has arisen; provided however, that in no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based on such claim, dispute or other matter would be barred by the applicable statue(s) of limitations; (ii) the appointed arbitrator must be a former or retired judge or attorney at law with at least ten (10) years' experience  in commercial matters; (iii) costs and fees of the arbitrator shall be borne by  both parties equally, unless the arbitrator or arbitrators determine otherwise; (iv) depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings; and (v) the award or decision of the arbitrator, which may include equitable relief, shall be final and judgment may be entered on such award in accordance with applicable law in any court having jurisdiction over the matter.

(b)            The parties acknowledge and agree that money damages may not be a sufficient remedy for a breach of certain provisions of this Agreement, including but not limited to Article II, and accordingly, a non-breaching party may be entitled to specific performance and injunctive relief as remedies for such violation.  Accordingly, notwithstanding the other provisions of this Section 5.9, the parties agree that a non-breaching party may seek relief in a court of competent jurisdiction for the purposes of seeking equitable relief hereunder, and that such remedies shall not be deemed to be exclusive remedies for a violation of the terms of this Agreement but shall be in addition to all other remedies available to the non-breaching party at law or in equity.

(c)            In any action, arbitration or other proceeding by which one party either seeks to enforce its rights under this Agreement, or seeks a declaration of any rights or obligations under this Agreement, the prevailing party will be entitled to reasonable attorney's fees, and subject to Section 5.9(a), reasonable costs and expenses incurred to resolve such dispute and to enforce any final judgment.

(d)            No remedy conferred on either party by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.  The election of one or more remedies by a party will not constitute a waiver of the right to pursue other available remedies.

(e)            Each party hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the Central District of California or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Orange County, California; (ii) consents to the jurisdiction or any such court in any such suit, action or proceeding; and (iii) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

(f)            TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.10            Counterparts; Facsimile or PDF Signature.  This Agreement may be executed in counterparts, each of which will be deemed an original hereof and all of which together will constitute one and the same instrument.  This Agreement may be executed by facsimile or PDF signature by either party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Beneficial Owner

____________________________

Contact Name:

Contact Address:

Contact Telephone Number:

Contact Facsimile Number:

Contact Email Address:

With copy to:
Advanced Mobile, LLC
Parkview Tower
1150 First Avenue, Suite 105
King of Prussia, PA 19406

Purchaser

Autobytel Inc.

By:____________________________
Glenn E. Fuller, Executive Vice
 President, Chief Legal and
 Administrative Officer and
 Secretary

Contact Name: Glenn E. Fuller

Contact Address:
Autobytel Inc.
18872 MacArthur Blvd., Suite 200
 Irvine, CA  92612-1400

Contact Telephone Number:
 949.862.1392

Contact Facsimile Number:
949. 862.1323

Contact Email Address:
 ABTLLegal@autobytel.com

With copy to:
Autobytel Inc.
Legal Department
18872 MacArthur Blvd., Suite 200
Irvine, CA   92612-1400
 Facsimile No.: 949.862.1323

(Signature Page to Indemnification, Noncompetition and Confidentiality Agreement)

Exhibit L
Disclosure Schedule

This Exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.